Exhibit 10.9

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

COLLABORATION, OPTION AND LICENSE AGREEMENT

by and between

NURIX THERAPEUTICS, INC.

and

GILEAD SCIENCES, INC.

dated as of June 10, 2019

(continued)

(continued)

SCHEDULES

Schedule 1.79:	Final Data Package
Schedule 1.108:	Interim Data Package
Schedule 1.118:	Knowledge
Schedule 1.147:	Nurix Patents
Schedule 1.236:	Existing Upstream License Agreements
Schedule 2.2.1:	Initial Collaboration Targets

(continued)

Schedule 2.2.2:	Exclusive Third Party Targets and Nurix Internal Targets
Schedule 2.3.1	Initial Reserved Targets
Schedule 10.2:	Technology Transfer Documentation
Schedule 11.6:	Criteria for Pre-Clinical Milestone Events
Schedule 14.2:	Exceptions to Representations and Warranties of Nurix

EXHIBITS

Exhibit A:	Form of Research Plan
Exhibit A.1:	Initial Research Plans
Exhibit B:	Profit-Share Exhibit
Exhibit C:	Form of Press Release

COLLABORATION, OPTION AND LICENSE AGREEMENT

This COLLABORATION, OPTION AND LICENSE AGREEMENT (this “Agreement”) is entered into as of June 10, 2019 (the “Effective Date”) by and between Nurix Therapeutics, Inc., a Delaware corporation (“Nurix”) and Gilead Sciences, Inc., a Delaware corporation (“Gilead”). Nurix and Gilead are each referred to herein by name or as a “Party” or, collectively, as the “Parties.”

RECITALS

WHEREAS, Nurix is a biotechnology company developing therapies that control ubiquitin E3 ligases, the key enzymes responsible for protein breakdown in human cells, which have applications in the treatment of various diseases.

WHEREAS, Gilead is a pharmaceutical company with expertise in the development and commercialization of pharmaceutical products.

WHEREAS, Gilead is interested in accessing Nurix’s DNA-encoded libraries and working with Nurix to identify Target Binders (as defined below) that are Directed To Targets (as defined below) of interest, with the goal of identifying and developing drug candidates to treat oncological diseases.

WHEREAS, Nurix will screen its DELs (as defined below) against Targets of interest, identify Target Binders that are Directed To such Targets and conduct other research activities with respect to Degrader Compounds and Degrader Products (each as defined below), subject to the terms and conditions set forth herein.

WHEREAS, Gilead will have an option to take an exclusive license to up to five (5) Research Programs (as defined below) and, following the exercise by Gilead of such option, perform further development, manufacturing and commercialization of such drug products, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms will have the respective meanings set forth below.

1.1    “Accounting Standard” means U.S. generally accepted accounting principles, consistently applied.

1.2    “Acquired Person” is defined in Section 1.24 (Change of Control).

1.3    “Acquiring Person” means, collectively, the Person or group of Persons referenced in the definition of Change of Control (and such Person’s Affiliates), that are not (a) the Acquired Person in the definition of Change of Control, or (b) such Acquired Person’s Affiliates, in each case as determined immediately prior to the closing of such Change of Control.

1.4    “Action” means any claim, action, suit, arbitration, inquiry, audit, proceeding or investigation by or before, or otherwise involving, any Governmental Authority.

1.5    “Additional Active” is defined in Section 1.34 (Combination Product).

1.6    “Advancement Criteria” means, with respect to any Research Program, the criteria set forth in the Research Plan for such Research Program, which criteria are intended to provide guidance to the JRC for advancing a Target Binder, Degrader Compound or Degrader Product (as applicable) to the next Research Phase of such Research Program.

1.7    “Affiliate” means any Person which, directly or indirectly through one (1) or more intermediaries, controls, is controlled by or is under common control with a Party. For purposes of this Section 1.7 (Affiliate) only, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person means: (a) direct or indirect ownership of fifty percent (50%) or more of the voting securities or other voting interest of any Person (including attribution from related parties); or (b) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of such Person, whether through ownership of voting securities, by contract, as a general partner, as a manager or otherwise.

1.8    “Agreement” is defined in the preamble set forth above.

1.9    “Agreement Payment” means any payment made by a Payor to a Payee under this Agreement.

1.10    “Alliance Manager” is defined in Section 9.1 (Alliance Manager).

1.11    “Annual Net Sales” means, on a Licensed Product-by-Licensed Product basis, [*], calculated in accordance with the Accounting Standard.

1.12    “[*] Reservation Fee Per Target” is defined in Section 11.3 ([*] Reservation Fee Per Target).

1.13    “Antitrust Filing” is defined in Section 3.2.1 (License Option Exercise).

1.14    “Antitrust Law” means any Applicable Law that is designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade, including the HSR Act.

1.15    “Applicable Law” means all applicable laws, statutes, rules, regulations, treaties (including tax treaties), orders, judgments or ordinances having the effect of law of any national, multinational, federal, state, provincial, county, city or other political subdivision, including, to the extent applicable, GCP, GLP and GMP, as well as all applicable data protection and privacy laws, rules and regulations, including, to the extent applicable, the United States Department of Health and Human Services privacy rules under the Health Insurance Portability and Accountability Act and the Health Information Technology for Economic and Clinical Health Act and the EU Data Protection Directive (Council Directive 95/46/EC) and applicable laws implementing the EU Data Protection Directive and the General Data Protection Regulation (2016/679).

1.16    “Audited Party” is defined in Section 11.11.2 (Audit Rights).

1.17    “Auditing Party” is defined in Section 11.11.2 (Audit Rights).

1.18    “Auditor” is defined in Section 11.11.2 (Audit Rights).

1.19    “Background IP” is defined in Section 12.5 (Ownership).

1.20    “Business Day” means any day other than: (a) a Saturday or Sunday or any day on which commercial banks in San Francisco, California, are authorized or required by Applicable Law to remain closed; or (b) December 26 through December 31.

1.21    “Calendar Quarter” means each of the three (3) month periods ending March 31, June 30, September 30 and December 31; provided that the first Calendar Quarter of the Term extends from the Effective Date to the end of the then-current Calendar Quarter, and the last Calendar Quarter extends from the first day of such Calendar Quarter until the effective date of the termination or expiration of this Agreement.

1.22    “Calendar Year” means each period beginning on January 1 and ending on December 31; provided that the first Calendar Year of the Term extends from the Effective Date to December 31 of the then-current Calendar Year, and the last Calendar Year extends from January 1 of such Calendar Year until the effective date of the termination or expiration of this Agreement.

1.23    “CAPA” is defined in Section 2.8 (Audits).

1.24    “Change of Control” means, with respect to a Person (an “Acquired Person”), from and after the Effective Date, a transaction involving such Acquired Person in which: (a) any Person or group of Persons becomes the beneficial owner (directly or indirectly) of more than fifty percent (50%) of the voting shares of such Acquired Person, (b) such Acquired Person consolidates with or merges into or with another Person pursuant to a transaction in which more than fifty percent (50%) of the voting shares of the acquiring or resulting entity outstanding immediately after such consolidation or merger is not held by the holders of the outstanding voting shares of such Acquired Person immediately preceding such consolidation or merger, or (c) that Acquired Person sells or transfers to another Person all or substantially all of its assets (such transaction described in sub-clause (c), a “Sale Transaction”). Notwithstanding the foregoing, the following shall not constitute a Change of Control: (i) a sale of capital stock to underwriters in an underwritten public offering of a Party’s capital stock solely for the purpose of financing, (ii) the acquisition of securities of the Acquired Person by any Person or group of Persons that acquires the Acquired Person’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Acquired Person through the issuance of equity securities, or (iii) a transaction solely to change the domicile of a Party.

1.25    “Clinical Milestone Event” is defined in Section 11.6.2 (Clinical and Development Milestones).

1.26    “Clinical Milestone Payment” is defined in Section 11.6.2 (Clinical and Development Milestones).

1.27    “Clinical Trial” means any human clinical trial of a pharmaceutical or biological product.

1.28    “Co-Detail Option” is defined in Section 8.2 (Co-Detail Option).

1.29    “Code” is defined in Section 16.4.2 (Section 365(n) Rights).

1.30    “Collaboration Target” means (a) any Initial Collaboration Target that has not been replaced by a Replacement Collaboration Target or (b) any Replacement Collaboration Target. For clarity, a Target will be a Collaboration Target for so long as it (or a protein that is a non-synonymous mutation of, or splice variation on, the protein in such Collaboration Target) remains the subject of an active Research Program as set forth herein (including Section 2.2.1 (Initial and Replacement Targets)).

1.31    “Collaboration Target Replacement Notice” is defined in Section 2.2.1(b) (Initial and Replacement Targets).

1.32    “Collaboration Target Replacement Period” is defined in Section 2.2.1(b) (Initial and Replacement Targets).

1.33    “Collaboration Term” means such period beginning on the Effective Date and ending on the expiration of the last-to-expire Research Term.

1.34    “Combination Product” means: (a) a Licensed Product that contains one (1) of the compounds or products described in Section 1.125(a)-(d) (Licensed Product) and one (1) or more active pharmaceutical or biological ingredients for which no royalty would be due hereunder if such ingredients were sold separately (each, an “Additional Active”); or (b) a Licensed Product that consists of one (1) of the compounds or products described in Section 1.125(a)-(d) (Licensed Product) and is co-packaged or combined with one (1) or more Additional Actives for which no royalty would be due hereunder if such item(s) were sold separately, and such compounds or product described in Section 1.125(a)-(d) (Licensed Product) and Additional Active(s) are sold for a single price.

1.35    “Combined Degrader Compound IP” is defined in Section 12.5 (Ownership).

1.36    “Commercialization” means any and all activities directed to the commercialization of a product, including marketing; Detailing; promotion; market research; distributing; order processing; handling returns and recalls; booking sales; customer service; administering and commercially selling such product; importing, exporting and transporting such product for commercial sale; and seeking Pricing Approval of a product (if applicable), whether before or after Regulatory Approval has been obtained, as well all regulatory compliance with respect to the foregoing. For clarity, “Commercialization” does not include: (a) Manufacturing or (b) any Clinical Trials and other trials commenced after Regulatory Approval. When used as a verb, “Commercialize” means to engage in Commercialization.

1.37    “Commercially Reasonable Efforts” means, with respect to a particular activity, Degrader Product and Party, [*].

1.38    “Committee” is defined in Section 9.3.1 (JSC Membership).

1.39    “Competing Product” means, at any given time, any product that is Directed To a Restricted Target at such time. For clarity, a product that contains a Competing Product and one (1) or more active pharmaceutical or biological ingredients or is co-packaged or combined with one (1) or more active pharmaceutical or biological ingredients will constitute a Competing Product.

1.40    “Compulsory License” means, with respect to a Licensed Product in a country or territory, rights (including a license) granted to a Third Party by a governmental agency within such country or territory to sell or offer for sale such Licensed Product in such country or territory under any Patents or Know-How owned or controlled by either Party or its Affiliates, without direct or indirect authorization from such Party or its Affiliates.

1.41    “Compulsory Licensee” means a Third Party granted a Compulsory License.

1.42    “Confidential Information” means, with respect to a Party, all confidential and proprietary information Controlled by such Party, including chemical or biological materials, chemical structures, Commercialization plans, correspondence, customer lists, data, Development plans, formulae, improvements, Inventions, Know-How, processes, regulatory filings, reports, strategies, techniques or other information, in each case, that are disclosed or made available by or on behalf of such Party to the other Party pursuant to this Agreement, regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other Party by or on behalf of the disclosing Party in oral, written, visual, graphic or electronic form.

1.43    “Control,” “Controls” or “Controlled” means, subject to Section 10.5 (Upstream License Agreements) and Section 17.4.2 (Change of Control), with respect to any material, Patent, Know-How, other intellectual property right or Confidential Information, the ability of a Party or its Affiliates, as applicable (whether through ownership or license (other than a license granted in this Agreement)) to grant to the other Party the licenses or sublicenses as provided herein, to otherwise disclose such Know-How, intellectual property right or Confidential Information to the other Party, or to grant access to such material to the extent not in violation of the terms of any then-existing agreement with any Third Party at the time such Party or its Affiliates, as applicable, would be required hereunder to grant the other Party such license or sublicenses as provided herein or to otherwise disclose such Know-How, intellectual property right or Confidential Information to the other Party.

1.44    “Cover” means, with reference to a Valid Claim and a product, that the Development, Manufacture, Commercialization, making, using, offering to sell, selling, importing or exporting of such product would infringe such Valid Claim in the country in which such activity occurs without a license thereto (or ownership thereof).

1.45    “Cure Period” is defined in Section 16.2.1 (Material Breach).

1.46    “Damages” means all losses, costs, claims, damages, judgments, liabilities and expenses (including reasonable attorneys’ fees and other reasonable out-of-pocket costs in connection therewith).

1.47    “Deadlocked Matter” is defined in Section 9.5 (Committee Decisions).

1.48    “Default” means: (a) any material breach, violation or default; (b) the existence of circumstances or the occurrence of an event that with the passage of time or the giving of notice or both would constitute a material breach, violation or default or (c) the existence of circumstances or the occurrence of an event that, with or without the passage of time or the giving of notice or both, would give rise to a right of termination, renegotiation, acceleration or material change of terms.

1.49    “Degrader Compound” means, with respect to a Collaboration Target, (a) any compound that (i) is conceived of or reduced to practice prior to the expiration of the applicable Research Term or Target Exclusivity Period, whichever is later, (ii) consists of a Selected Target Binder, Linker and Ligase Binder and (iii) is Directed To and leads to degradation of such Collaboration Target, or (b) any Selected Target Binder (other than a Gilead Target Binder) that (x) the JRC elects to Develop as a Degrader Compound in and of itself (without a Linker or Ligase Binder) and (y) is Directed To and is either an inhibitor or leads to the degradation of such Collaboration Target.

1.50    “Degrader Compound Selection Milestone” is defined in sub-section (b) in the table in Section 11.6.1 (Pre-Clinical Milestones).

1.51    “Degrader Product” means any product that constitutes, incorporates, comprises or contains a Degrader Compound, whether or not as the sole active ingredient, and in all forms, presentations and formulations including manner of delivery and dosage.

1.52    “Degrader Product Patent” means, subject to Section 12.6.1(b) (Before Exercise of License Option), any Nurix Patent that: (a) includes at least one (1) claim that Covers the composition of matter for an entire Degrader Compound of a Licensed Product; or (b) if such Nurix Patent does not include a claim that Covers the composition of matter for an entire Degrader Compound of a Licensed Product, solely claims an entire Licensed Product (or Degrader Compound incorporated therein), including formulations thereof, methods of use for such Licensed Product or Degrader Compound, or methods of manufacture for such Licensed Product or Degrader Compound. For clarity, any Nurix Patent that claims a portion of a Degrader Compound, such as a Ligase Binder on its own or a combination of a Ligase Binder and a Linker, is not a Degrader Product Patent even if such Ligase Binder or Linker are components of a Degrader Compound that is a Licensed Product, provided that such Nurix Patent does not also claim the composition of the entire Degrader Compound of a Licensed Product.

1.53    “DEL” means the DNA-encoded libraries and related technology Controlled by Nurix, as may be modified from time to time during the Term.

1.54    “Development” means clinical drug development activities and other development activities with respect to a product, including Clinical Trials (and other trials commenced after Regulatory Approval), test method development and stability testing; toxicology; formulation; process development; qualification; validation; quality assurance and quality control; statistical analysis and report writing; the preparation and submission of INDs and MAAs; regulatory affairs with respect to the foregoing and all other activities necessary or useful or otherwise requested or required by a Regulatory Authority or as a condition or in support of obtaining or maintaining a Regulatory Approval. For clarity, “Development” does not include Research or Manufacturing. When used as a verb, “Develop” means to engage in Development.

1.55    “Development Candidate” means any Degrader Product selected and approved by the JRC to be advanced to Development.

1.56    “Development Milestone Event” is defined in Section 11.6.2 (Clinical and Development Milestones).

1.57    “Development Milestone Payment” is defined in Section 11.6.2 (Clinical and Development Milestones).

1.58    “Directed To” means, with regard to a particular Target, that the compound, molecule or product at issue binds directly to such Target. When required grammatically, the defined term “Directed To” may be separated and will have the same meaning set forth above; e.g., when discussing Targets To which a compound, molecule or product is Directed.

1.59    “Disclosing Party” is defined in Section 13.1 (Nondisclosure).

1.60    “Disclosure Letter” is defined in Section 14.2 (Representations and Warranties of Nurix).

1.61    “Dispute” is defined in Section 17.6.2 (Dispute Escalation).

1.62    “DOJ” is defined in Section 3.3.1 (Antitrust Filings: Filings)

1.63    “Dollars” or “$” means the legal tender of the United States.

1.64    “Effective Date” is defined in the preamble to this Agreement.

1.65    “Electronic Delivery” is defined in Section 17.11 (Counterparts).

1.66    “EMA” is defined in Section 1.179 (Regulatory Authority).

1.67    “Encumbered Licensed Product” means any Licensed Product with respect to which Gilead or one of its Affiliates [*].

1.68    “Enforcing Party” is defined in Section 12.7.2(c) (Right to Enforce).

1.69    “EU” means all countries that are officially recognized as member states of the European Union at any particular time; except that, for purposes of this Agreement, the EU will be deemed to include France, Germany, Italy, Spain and the United Kingdom, irrespective of whether any such country leaves the European Union.

1.70    “EU Regulatory Approval” means Regulatory Approval (excluding Pricing Approvals) of a Licensed Product by EMA or the relevant Regulatory Authority in one (1) Major European Market.

1.71    “Excluded Target” means any Target that is (a) an Exclusive Third Party Target, (b) a Nurix Internal Target, or (c) a Reverted Target.

1.72    “Exclusive Third Party Target” is defined in Section 2.2.1(c) (Initial and Replacement Targets).

1.73    “Executive Officer” means: (a) with respect to Nurix, the Chief Executive Officer of Nurix or his/her designee or successor with appropriate decision-making authority; and (b) with respect to Gilead, the Head of Research of Gilead or his/her designee or successor with appropriate decision-making authority.

1.74    “Existing Regulatory Materials” is defined in Section 5.2.1 (Existing Regulatory Materials).

1.75    “Existing Upstream License Agreement” is defined in Section 1.236 (Upstream License Agreement).

1.76    “Extended Research Term” is defined in Section 2.1.2 (Research Term).

1.77    “FDA” is defined in Section 1.179 (Regulatory Authority).

1.78    “Field” means any and all uses or purposes, including the treatment, prophylaxis, palliation, diagnosis or prevention of any human or animal disease, disorder or condition.

1.79    “Final Data Package” means, with respect to any Development Candidate, an information package relating to the Collaboration Target of such Development Candidate and the Development Candidate, Degrader Products, Degrader Compounds and Selected Target Binders in each case Directed To such Collaboration Target, containing such items set forth in Schedule 1.79 (Final Data Package).

1.80    “First Commercial Sale” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the first sale of such Licensed Product in such country for use or consumption by the general public (following receipt of all Regulatory Approvals that are required in order to sell such Licensed Product in such country) and for which any of Gilead or its Affiliates or Sublicensees has invoiced sales of Licensed Products in the Territory; provided, however, that the following will not constitute a First Commercial Sale: (a) any sale to an Affiliate or Sublicensee, unless such Affiliate or Sublicensee is the last Person in the distribution chain of the Licensed Product; (b) any use of such Licensed Product in Clinical Trials or non-clinical development activities with respect to such Licensed Product by or on behalf of a Party; or (c) any disposal or transfer of such Licensed Product for a bona fide charitable purpose, compassionate use or samples.

1.81    “FTC” is defined in Section 3.3.1 (Filings).

1.82    “GCP” means the applicable then-current ethical and scientific quality standards for designing, conducting, recording and reporting Clinical Trials as are required by applicable Regulatory Authorities or Applicable Law in the relevant jurisdiction, including, in the United States, Good Clinical Practices established through FDA guidances, and, outside the United States, Guidelines for Good Clinical Practice – ICH Harmonized Tripartite Guideline (ICH E6).

1.83    “Generic Competition” means, with respect to a Licensed Product in a country in the Territory, the sale of [*] or more Generic Product(s) for an approved Indication of such Licensed Product in such country in a given Calendar Quarter.

1.84    “Generic Product” means, with respect to a given Licensed Product in a particular country in the Territory, a pharmaceutical product that (a) is approved for use in such country pursuant to a Regulatory Approval process governing approval of a generic or interchangeable product of such Licensed Product based on the then-current standards for Regulatory Approval in such country, whether or not such Regulatory Approval was based upon clinical data generated by the Parties pursuant to this Agreement or was obtained using an abbreviated, expedited or other process, and (b) is sold in the same country as such Licensed Product by any Third Party that is not a Sublicensee (other than a Sublicensee that has been granted a sublicense to any Nurix IP by Gilead solely in connection with any settlement) and did not purchase such pharmaceutical product in a chain of distribution that included any of Gilead, its Affiliates or its or their Sublicensees.

1.85    “Gilead” is defined in the preamble to this Agreement.

1.86    “Gilead Documentation” is defined in Section 2.6.1 (Provision of Gilead Materials).

1.87    “Gilead Indemnitee” is defined in Section 15.1.2 (Indemnification by Nurix).

1.88    “Gilead Materials” means any Gilead Target Binder or other materials, in each case developed outside of this Agreement and Controlled by Gilead or its Affiliates provided by Gilead in accordance with Section 2.6.1 (Provision of Gilead Materials) for use in a Research Program.

1.89    “Gilead Provided Property” means, on a Collaboration Target-by-Collaboration Target basis, the Gilead Materials and the Gilead Documentation related to such Collaboration Target provided by Gilead to Nurix in accordance with Section 2.6.1 (Provision of Gilead Materials).

1.90    “Gilead Target Binder” is defined in Section 1.221 (Target Binder).

1.91    “GLP” means the applicable then-current good laboratory practice standards as are required by applicable Regulatory Authorities or Applicable Law in the relevant jurisdiction, including, in the United States, those promulgated or endorsed by the FDA in U.S. 21 C.F.R. Part 58, or the equivalent thereof as promulgated or endorsed by the applicable Regulatory Authorities outside of the United States.

1.92    “GMP” means all applicable then-current good manufacturing practice standards relating for fine chemicals, intermediates, bulk products or finished pharmaceutical or biological products, as are required by applicable Regulatory Authorities or Applicable Law in the relevant jurisdiction, including, as applicable: (a) all applicable requirements detailed in the FDA’s current Good Manufacturing Practices regulations, U.S. 21 C.F.R. Parts 210 and 211; (b) all applicable requirements detailed in the EMA’s “The Rules Governing Medicinal Products in the European Community, Volume IV, Good Manufacturing Practice for Medicinal Products” and (c) all Applicable Law promulgated by any Governmental Authority having jurisdiction over the Manufacture of the applicable compound or pharmaceutical or biological product, as applicable.

1.93    “Governmental Authority” means any: (a) federal, state, local, municipal, foreign, or other government; (b) governmental or quasi-governmental authority of any nature (including any agency, board, body, branch, bureau, commission, council, department, entity, governmental division, instrumentality, office, officer, official, organization, representative, subdivision, unit, and any court or other tribunal); (c) multinational governmental organization or body; or (d) entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature (including any arbiter).

1.94    “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (15 U.S.C. § 18a).

1.95    “IND” means an investigational new drug application (including any amendment or supplement thereto) submitted to the FDA pursuant to U.S. 21 C.F.R. Part 312, including any amendments thereto. References herein to IND will include, to the extent applicable, any comparable filing(s) outside the U.S. for the investigation of any product in any other country or group of countries (such as a Clinical Trial Application in the EU).

1.96    “IND Acceptance” means, with respect to an IND, the earlier of: (a) receipt by a Party, its Affiliate or a Sublicensee of written confirmation from a Regulatory Authority or other applicable Person that Clinical Trials may proceed under such IND or (b) expiration of the applicable waiting period under Applicable Law after which Clinical Trials may proceed under such IND.

1.97    “Indemnification Claim Notice” is defined in Section 15.2.1 (Notice).

1.98    “Indemnitee” is defined in Section 15.2.1 (Notice).

1.99    “Indemnitor” is defined in Section 15.2.1 (Notice).

1.100    “Indication” means an entirely separate and distinct disease or medical condition in humans which a pharmaceutical or biological product: (a) that is in Clinical Trials is intended to treat in such Clinical Trials; or (b) has received a separate and distinct Regulatory Approval with an approved label claim to treat such disease or condition, as applicable. For clarity: (i) moving from one line of therapy to another within an Indication (e.g., moving from second-line therapy to first-line therapy) will not be considered to be a new Indication; (ii) a single Indication would include the primary disease and all variants or sub-divisions or sub-classifications within such primary disease, and regardless of prophylactic or therapeutic use, pediatric or adult use and irrespective of different formulation(s), dosage forms, dosage strengths or delivery system(s) used; (iii) initiating a Clinical Trial or obtaining Regulatory Approval for use of a pharmaceutical or biological product in combination with another pharmaceutical or biological product, where a Clinical Trial had been initiated or Regulatory Approval obtained for such first pharmaceutical or biological product for use as monotherapy or in combination with a different pharmaceutical or biological product, will not be considered to be a new Indication; and (iv) initiating a Clinical Trial or obtaining Regulatory Approval for use of a pharmaceutical or biological product in a specific patient population where a Clinical Trial had been initiated or Regulatory Approval obtained for such pharmaceutical or biological product without reference to a specific patient population or for a different patient population, will not be considered a new Indication.

1.101    “Information Request Notice” is defined in Section 2.7.4 (Additional Information).

1.102    “Infringement” is defined in Section 12.7.1 (Notification).

1.103    “Initial Collaboration Target” is defined in Section 2.2.1(a) (Initial and Replacement Targets).

1.104    “Initial Outside Date” is defined in Section 3.3.3 (Outside Date).

1.105    “Initial Research Term” is defined in Section 2.1.2 (Research Term).

1.106    “Initial Reserved Target” is defined in Section 2.3.1 (Reserved Target).

1.107    “Initiation” means (a) with respect to a Phase 1 Clinical Trial (or the Phase 1 Clinical Trial portion of a combined Phase 1 Clinical Trial/Phase 2 Clinical Trial), the administration of the first dose of a Licensed Product to the third patient (or volunteer, as relevant) participating in such Clinical Trial or (b) with respect to any Clinical Trial other than as set forth in sub-clause (a), the administration of the first dose of a Licensed Product or placebo to the first patient (or volunteer, as relevant) participating in such Clinical Trial.

1.108    “Interim Data Package” means, with respect to any Collaboration Target or Tabled Target (as applicable), an information package relating to the Degrader Products, Degrader Compounds and Target Binders that meet the criteria for achievement of the Target Binder Selection Milestone, in each case Directed To such Collaboration Target or Tabled Target, containing such items set forth in Schedule 1.108 (Interim Data Package), to the extent in existence and in the Control of Nurix or its Affiliates at the time that such information package is delivered to Gilead in accordance with Section 2.7.2 (Interim Data Package), and including such other information that the JRC may agree upon depending on the stage of Development of such Degrader Compounds Directed To the applicable Collaboration Target or Tabled Target.

1.109    “Invention” means any process, method, composition of matter, article of manufacture, discovery or finding that is conceived or reduced to practice.

1.110    “JAMS” is defined in Section 17.6.3 (Baseball Arbitration).

1.111    “Joint IP” is defined in Section 12.5 (Ownership).

1.112    “Joint Patent” is defined in Section 12.6.1(a) (Before Exercise of License Option).

1.113    “JRC” is defined in Section 9.4.1 (Joint Research Committee).

1.114    “JRC Chair” is defined Section 9.4.2 (Joint Research Committee).

1.115    “JSC” is defined in Section 9.3.1 (JSC Membership).

1.116    “JSC Chair” is defined in Section 9.3.1 (JSC Membership).

1.117    “Know-How” means algorithms, data, information, Inventions, knowledge, methods (including methods of use or administration or dosing), practices, results, software, techniques, technology and trade secrets, including analytical and quality control data, analytical methods (including applicable reference standards), assays, batch records, chemical structures and formulations, compositions of matter, formulae, manufacturing data, pharmacological, toxicological and clinical test data and results, processes, reports, research data, research tools, sequences, standard operating procedures and techniques, in each case, whether patentable or not, and, in each case, tangible manifestations thereof.

1.118    “Knowledge” means, with respect to a Party, the actual knowledge of those persons listed for such Party on Schedule 1.118 (Knowledge) after due inquiry.

1.119    “License Option” is defined in Section 3.1 (General).

1.120    “License Option Effective Date” is defined in Section 3.3.2 (Effectiveness).

1.121    “License Option Exercise” is defined in Section 3.2.1 (License Option Exercise).

1.122    “License Option Exercise Date” is defined in Section 3.3.1 (Filings).

1.123    “License Option Exercise Notice” is defined in Section 3.2.1 (License Option Exercise).

1.124    “License Option Period” means:

1.124.1 with respect to any Collaboration Target, the period of time commencing on (a) in the case of an Initial Collaboration Target, the Effective Date or (b) in the case of a Replacement Collaboration Target, such date that such Target becomes a Collaboration Target, and ending (i) in the event that a Final Data Package is delivered to Gilead with respect to such Collaboration Target, [*] following receipt of such Final Data Package for such Collaboration Target or (ii) in the event that a Final Data Package is not delivered to Gilead with respect to such Collaboration Target, [*] following expiration of the applicable Research Term for such Collaboration Target; and

1.124.2 with respect to any Tabled Target, the period of time commencing on such date that such Target becomes a Tabled Target and ending [*] following the end of the Initial Research Term;

provided, however, that in each case (Section 1.124.1 and Section 1.124.2 (License Option Period)), such period may be extended by an additional sixty (60) days in accordance with Section 3.2.3 (License Option Period Extension) and such other period of time described in Section 2.7.4 (Additional Information). For clarity, if any License Option Period under Section 1.124.1 (License Option Period) expires, but upon expiration of such License Option Period, a Target is subject to the License Option Period under Section 1.124.2 (License Option Period), then the License Option Period under Section 1.124.2 (License Option Period) will apply upon such expiration.

1.125    “Licensed Product” means (a) any Optioned Product, (b) any Degrader Compound Directed To the same Target as such Optioned Product, which Degrader Compound was identified, synthesized and Researched by or on behalf of Nurix or its Affiliates prior to the expiration of the applicable Research Term or Target Exclusivity Period, whichever is longer and has achieved the Degrader Compound Selection Milestone (or was otherwise selected by the JSC as a Selected Degrader Compound), (c) any Degrader Compound Directed To the same Target as such Optioned Product and which Degrader Compound was identified, synthesized and Researched by or behalf of Nurix or its Affiliates prior to the expiration of the applicable Research Term or Target Exclusivity Period, whichever is longer and is disclosed in any Patent Controlled by Nurix or any of its Affiliates as of the Effective Date or thereafter during the Term that claims any Invention developed, conceived or reduced to practice in the course of performing Research activities prior to the expiration of the applicable Research Term or Target Exclusivity Period, whichever is longer, or (d) any other product that constitutes, incorporates, comprises or contains the entirety of such compound described in sub-clause (b) or (c) (whether or not as the sole active ingredient, and in all forms, presentations and formulations including manner of delivery and dosage).

1.126    “Licensed Product Mark” is defined in Section 12.10 (Trademarks).

1.127    “Licensed Product Transition Agreement” is defined in Section 16.5.1(c) (Termination by Gilead at Will or by Nurix for Material Breach or Bankruptcy).

1.128    “Ligase Binder” means any small molecule compound that (a) binds with an E3 ligase and [*].

1.129    “Linker” means any small molecule compound that is covalently bound to a Target Binder and a Ligase Binder.

1.130    “MAA” [*].

1.131    “Major European Market” [*].

1.132    “Major Market Country” [*].

1.133    “Manufacture” means all activities related to the manufacturing of a product or any component or ingredient thereof, including the production, manufacture, having manufactured, processing, filling, finishing, packaging, labeling, shipping and holding of product or any intermediate thereof, including process development, process qualification and validation, scale-up, commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control.

1.134    “Material Breach” means a breach of this Agreement that is material to the rights and obligations of the Parties and the transactions contemplated by this Agreement, taken as a whole.

1.135    “Milestone Event” means any Pre-Clinical Milestone Event, Clinical Milestone Event or Development Milestone Event.

1.136    “Milestone Payment” means any Pre-Clinical Milestone Payment, Clinical Milestone Payment or Development Milestone Payment.

1.137    “NDA” means, with respect to a pharmaceutical product, a New Drug Application submitted to the FDA in accordance with the United States Federal Food, Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.), as amended, and the rules and regulations promulgated thereunder, or any analogous application or submission with any Regulatory Authority outside of the United States.

1.138    “Net Sales” [*]

1.139    “Non-Enforcing Party” is defined in Section 12.7.2(c) (Right of Enforcement).

1.140    “Non-Prosecuting Party” is defined in Section 12.6.3 (Cooperation).

1.141    “Nurix” is defined in the preamble to this Agreement.

1.142    “Nurix Claim Scope Discussion” is defined in Section 12.6.1(b) (Before Exercise of License Option).

1.143    “Nurix Indemnitee” is defined in Section 15.1.1 (Indemnification by Gilead).

1.144    “Nurix Internal Target” means a Target (other than a Collaboration Target, Tabled Target or Reserved Target) that is subject to a bona fide internal Nurix research program and is not conducted for a Third Party, where Nurix is conducting active drug discovery activities (including activities related to compound structure discovery, drug discovery screening, compound chemistry, structure-activity relationships and manufacturing) with respect to a compound, molecule or product that is Directed To such Target, provided that such compound, molecule or product [*].

1.145    “Nurix IP” means the Nurix Patents and the Nurix Know-How, but excluding any Joint IP.

1.146    “Nurix Know-How” means, subject to Section 17.4.2 (Change of Control), any and all Know-How Controlled by Nurix or any of its Affiliates as of the Effective Date or thereafter during the Term which is necessary or reasonably useful for the Development, Manufacture or Commercialization of the Licensed Products in the Field in the Territory.

1.147    “Nurix Patent” means, subject to Section 17.4.2 (Change of Control), any Patent Controlled by Nurix or any of its Affiliates as of the Effective Date or thereafter during the Term which is necessary or reasonably useful for the Development, Manufacture or Commercialization of a Licensed Product in the Field in the Territory. Without limiting the foregoing, Schedule 1.147 (Nurix Patents) sets forth a complete and accurate list of Nurix Patents (if any) as of the Effective Date.

1.148    “Nurix Proposed Claim Scope” is defined in Section 12.6.1(b) (Before Exercise of License Option).

1.149    “Nurix-Third Party Agreement” means any contract or agreement, other than any Upstream License Agreement, between Nurix (or any of its Affiliates, as applicable) and any Third Party that is related to the Research, Development or Manufacture of any Licensed Product.

1.150    “Option Fee” is defined in Section 11.5 (Option Fee).

1.151     “Optioned Product” means, with respect to any Research Program, any Degrader Product that Gilead identifies in a License Option Exercise Notice for such Research Program.

1.152    “Outside Date” is defined in Section 3.3.3 (Outside Date).

1.153    “Parenteral In Vivo Activity Milestone” is defined in sub-section (c) in the table in Section 11.6.1 (Pre-Clinical Milestones).

1.154    “Party” is defined in the preamble to this Agreement.

1.155    “Patent” means: (a) any patent or patent application in any country or supranational jurisdiction worldwide; (b) any substitution, divisional, continuation, continuation-in-part, reissue, renewal, registration, confirmation or the like of any such patent or patent application or (c) any extension or restoration by existing or future extension or restoration mechanism, including revalidation, reissue, re-examination or extension, including any supplementary protection certificate of any of the foregoing.

1.156    “Payee” means a Party receiving a payment under this Agreement.

1.157    “Payor” means a Party owing or making a payment under this Agreement.

1.158    “Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, Governmental Authority or any other entity not specifically listed herein.

1.159    “Phase 1 Clinical Trial” means a Clinical Trial which provides for the first introduction into humans of a product, conducted in normal volunteers or patients to get information on product safety, tolerability, immunogenicity, pharmacological activity or pharmacokinetics, as more fully defined in 21 C.F.R. § 312.21(a) (or the foreign equivalent thereof).

1.160    “Phase 2 Clinical Trial” means a single randomized, placebo or active controlled Clinical Trial, the principal purposes of which are the evaluation of the efficacy of such product for a particular Indication in the target patient population and a determination of the common side-effects and risks associated with the product in the dosage range to be prescribed and to obtain sufficient information about the efficacy for such pharmaceutical or biological product in the disease or condition being studied to permit the design and dose of such product in a Pivotal Trial, and otherwise consistent with 21 C.F.R. §312.21(b) or its foreign equivalents. “Phase 2 Clinical Trial” will exclude in all cases any combined Phase 1 Clinical Trial/Phase 2 Clinical Trial.

1.161    “Phase 3 Clinical Trial” means a controlled Clinical Trial of the efficacy and safety of a product, which is prospectively designed to demonstrate statistically whether such product is effective and safe for use in a particular Indication in a manner sufficient to file for an MAA, and otherwise consistent with the requirements of US 21 C.F.R. § 312.21(c) or its foreign equivalents.

1.162    “Pivotal Trial” means a single randomized, controlled (e.g., compared against SOC (standard of care), e.g., against a checkpoint inhibitor alone) Clinical Trial of a Licensed Product that: (a) (i) would satisfy the requirements of 21 C.F.R. 312.21(c) or corresponding foreign regulations or (ii) is intended to provide sufficient efficacy data to support the filing of a MAA for such Licensed Product without the need for additional Clinical Trials; and (b) which, at the time of Initiation of such Clinical Trial, is expected to be the basis for EU Regulatory Approval or Regulatory Approval by the FDA of such Licensed Product based on discussions with the relevant Regulatory Authority.

1.163    “PK/PD Milestone” is defined in sub-section (d) in the table in Section 11.6.1 (Pre-Clinical Milestones).

1.164    “Pre-Clinical Milestone Event” is defined in Section 11.6.1 (Pre-Clinical Milestones).

1.165    “Pre-Clinical Milestone Payment” is defined in Section 11.6.1 (Pre-Clinical Milestones).

1.166    “Pricing Approval” means any approval, agreement, determination or decision establishing prices that can be charged to consumers for a pharmaceutical or biological product or that will be reimbursed by Governmental Authorities for a pharmaceutical or biological product, in each case, in a country where Governmental Authorities approve or determine pricing for pharmaceutical or biological products for reimbursement or otherwise.

1.167    “Prior CDA” means that certain Amended and Restated Mutual Confidential Disclosure Agreement, dated October 31, 2018, by and between Nurix, Inc. and Gilead.

1.168    “Profit-Share Data Package” is defined in Section 8.1.2 (Exercise of Profit-Share Options).

1.169    “Profit-Share Option” is defined in Section 8.1.2 (Exercise of Profit-Share Options).

1.170    “Profit-Share Option Exercise Notice” is defined in Section 8.1.2 (Profit-Share Options).

1.171    “Profit-Share Product” means a Licensed Product where the Parties have entered into a Profit-Share Agreement in accordance with Exhibit B (Profit-Share Exhibit) governing such Licensed Product, but only for so long as the applicable Profit-Share Term (as defined in Exhibit B (Profit-Share Exhibit)) for such Licensed Product remains in effect.

1.172    “Progressed Collaboration Target” means any Collaboration Target with respect to which the Parenteral In Vivo Activity Milestone has been achieved.

1.173    “Prosecuting Party” is defined in Section 12.6.3 (Cooperation).

1.174    “Prosecution and Maintenance” or “Prosecute and Maintain” means, with regard to a Patent, the preparation, filing, prosecution and maintenance of such Patent, as well as re-examinations, reissues and appeals with respect to such Patent, together with the initiation or defense of interferences, oppositions, inter partes review, derivations, re-examinations, post-grant proceedings and other similar proceedings (or other defense proceedings with respect to such Patent, but excluding the defense of challenges to such Patent as a counterclaim in an infringement proceeding) with respect to the particular Patent, and any appeals therefrom, and actions to obtain patent term extensions and supplementary protection certificates with respect to such Patent and the like. For clarification, “Prosecution and Maintenance” or “Prosecute and Maintain” will not include any other enforcement actions taken with respect to a Patent.

1.175    “Publication” is defined in Section 13.7 (Publications)

1.176    “Publishing Party” is defined in Section 13.7 (Publications).

1.177    “Receiving Party” is defined in Section 13.1 (Nondisclosure).

1.178    “Regulatory Approval” means all approvals, licenses and authorizations of the applicable Regulatory Authority necessary for the marketing and sale of a pharmaceutical or biological product for a particular Indication in a country or region (including separate Pricing Approvals, as necessary), and including the approvals by the applicable Regulatory Authority of any expansion or modification of the label for such Indication.

1.179    “Regulatory Authority” means any national or supranational Governmental Authority, including the U.S. Food and Drug Administration (and any successor entity thereto) (the “FDA”) in the U.S., the European Medicines Agency (and any successor entity thereto) (the “EMA”) in the EU or any health regulatory authority in any country or region that is a counterpart to the foregoing agencies, in each case, that holds responsibility for development and commercialization of, and the granting of Regulatory Approval for, a pharmaceutical or biological product in such country or region.

1.180    “Regulatory Exclusivity” means, with respect to a Licensed Product, any exclusive rights or protection which are recognized, afforded or granted by any Regulatory Authority in any country or region with respect to the Licensed Product other than through Patents.

1.181    “Regulatory Materials” means the regulatory registrations, applications, authorizations and approvals (including approvals of MAAs, supplements and amendments, pre- and post-approvals, Pricing Approvals and labeling approvals), Regulatory Approvals and other submissions made to or with any Regulatory Authority, including drug master files, for Research, Development (including the conduct of Clinical Trials), Manufacture or Commercialization of a pharmaceutical or biological product in a regulatory jurisdiction, together with all related correspondence to or from any Regulatory Authority and all documents referenced in the complete regulatory chronology for each NDA, MAA, IND and foreign equivalents of any of the foregoing.

1.182    “Rejection Event” is defined in Section 16.4.1 (Reject Events).

1.183    “Replacement Collaboration Target” means any Target selected to replace a Collaboration Target in accordance with and as set forth in Section 2.2.1 (Initial and Replacement Targets).

1.184    “Replacement Collaboration Target Objection Period” is defined in Section 2.2.1(c) (Initial and Replacement Targets).

1.185    “Replacement Right” is defined in Section 2.2.1(b) (Initial and Replacement Targets).

1.186    “Research” means any pre-clinical research activities (including Target validation, drug discovery, identification or synthesis) with respect to a Collaboration Target, Tabled Target, Target Binder, Degrader Compound or Degrader Product. When used as a verb, “Research” means to engage in Research.

1.187    “Research Extension” is defined in Section 2.1.2 (Research Term).

1.188    “Research Extension Fee” is defined in Section 11.2 (Research Term Extension Fee).

1.189    “Research Phase” means, with respect to any Research Program, the following series of related Research activities, each of which is identified as a distinct Research phase under the applicable Research Plan and is further described in such Research Plan: [*].

1.190    “Research Plan” means, on a Target-by-Target basis, the plan governing the Research activities under a Research Program, as such plan may be created and amended from time to time in accordance with this Agreement. Each Research Plan will be substantially consistent with the form attached hereto as Exhibit A.

1.191    “Research Program” means, on a Collaboration Target-by-Collaboration Target basis, all Research activities undertaken under the Research Plan for such Collaboration Target, to identify compounds that are Target Binders, Degrader Compounds and Degrader Products, in each case that are Directed To such Collaboration Target.

1.192    “Research Results” means any Research data, material, results or other information related to or otherwise arising under or out of a Research Program, including (a) Selection Campaign Results, (b) such information provided to the JRC under Section 2.7.1 (Information Sharing) and Section 9.2 (Working Group), and (c) the contents of any Interim Data Package or Final Data Package.

1.193    “Research Term” is defined in Section 2.1.2 (Research Term).

1.194    “Reserved Target” is defined in Section 2.3.1 (Reserved Targets)

1.195    “Reserved Target Objection Period” is defined in Section 2.3.1 (Reserved Targets).

1.196    “Reserved Target Period” means, with respect to any Target, the period of time with respect to which Gilead has paid an [*] Reservation Fee Per Target to keep such Target as a Reserved Target in accordance with Section 11.3 ([*] Reservation Fee Per Target).

1.197    “Restricted Target” means (a) at any given time during the applicable License Option Period, any Target that is a Collaboration Target at such time, (b) at any given time during the applicable License Option Period, any Target that is a Tabled Target at such time, (c) at any given time during the Reserved Target Period, any Target that is a Reserved Target at such time or (d) for a period of [*] following the applicable License Option Effective Date, any Collaboration Target with respect to which Gilead exercised such License Option.

1.198    “Reverted Target” is defined in Section 3.2.2 (License Option Exercise).

1.199    “Reviewing Party” is defined in Section 13.7 (Publications).

1.200    “ROW” means all of the countries in the Territory other than the United States.

1.201    “Royalty Term” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the period of time commencing on the First Commercial Sale of any Licensed Product in such country and expiring upon the latest of: (a) the date on which there is no Valid Claim of an issued Patent within the Nurix Patents or Joint Patents which Covers such Licensed Product in such country; (b) the expiration of any Regulatory Exclusivity with respect to such Licensed Product in the relevant country; or (c) the tenth (10th) anniversary of the date of First Commercial Sale of such Licensed Product in such country.

1.202    “Royalty Territory” means: (a) the Territory, with respect to Royalty-Bearing Products; and (b) the ROW, with respect to Profit-Share Products.

1.203    “Royalty-Bearing Product” means any Licensed Product other than a Profit-Share Product.

1.204    “Sale Transaction” is defined in Section 1.24 (Change of Control).

1.205    “Sales Milestone Event” is defined in Section 11.7.1 (Sales Milestones).

1.206    “Sales Milestone Payment” is defined in Section 11.7.1 (Sales Milestones).

1.207    “Securities Regulator” is defined in Section 13.3.1(a) (Disclosure).

1.208    “Segregate” means, with respect to a Competing Product, to segregate the Research, Development, Manufacture and Commercialization activities relating to such

Competing Product from the Research, Development, Manufacture or Commercialization activities with respect to the Licensed Products or any products Directed To a Restricted Target under this Agreement, including ensuring that: (a) no personnel involved in performing the Research, Development, Manufacture or Commercialization, as applicable, of such Competing Product have access to non-public plans or non-public information relating to the Research, Development, Manufacture or Commercialization of Licensed Products or products Directed To any Restricted Target or any other relevant Confidential Information of the applicable Party; and (b) no personnel involved in performing the Research, Development, Manufacture or Commercialization of Licensed Products or products Directed To any Restricted Target have access to non-public plans or information relating to the Research, Development, Manufacture or Commercialization of such Competing Product; provided that, in either case ((a) or (b)), senior management personnel may review and evaluate plans and information regarding the Research, Development, Manufacture or Commercialization of such Competing Product solely in connection with monitoring the progress of products, including portfolio decision-making among product opportunities.

1.209    “Selected Degrader Compound” means, with respect to a particular Collaboration Target, a Degrader Compound Directed To such Collaboration Target approved by the JRC (or otherwise in accordance with Section 9.5 (Committee Decisions)) to be a “Selected Degrader Compound.”

1.210    “Selected Target Binder” means, with respect to a particular Collaboration Target, a Target Binder Directed To such Collaboration Target approved by the JRC (or otherwise in accordance with Section 9.5 (Committee Decisions)) to be a “Selected Target Binder.”

1.211    “Selection Campaign” means, for a particular Collaboration Target, the selection experiments, including DEL screens, conducted by Nurix against such Collaboration Target to identify Target Binder Hits Directed To such Collaboration Target described in the Research Plan for such Collaboration Target.

1.212    “Selection Campaign Fee” is defined in Section 11.4 (Selection Campaign Fee).

1.213    “Selection Campaign Results” means, for each Selection Campaign for a Collaboration Target, a written summary of the Target Binders and the relevant experimental data (including enrichment data and any structure-activity relationship(s) with respect to the applicable Target Binders) from each Selection Campaign for such Collaboration Target. For clarity, the Selection Campaign Results includes any list of Target Binder Hits for the respective Selection Campaign.

1.214    “Settlement Sublicensee” means a Third Party that is granted a license or sublicense under a settlement agreement between such Third Party and a Party, any of its Affiliates, or any of its or their respective licensees or sublicensees, which agreement was entered into in connection with any settlement or similar agreement.

1.215    “Short-Form Dispute” is defined in Section 17.6.3 (Baseball Arbitration).

1.216    “Sole IP” is defined in Section 12.5 (Ownership).

1.217    “Subcommittee” is defined in Section 9.3.1 (JSC Membership).

1.218    “Sublicensee” means, with respect to Gilead, a Third Party to whom Gilead has granted a sublicense or license in accordance with Section 12.3 (Sublicensing), either directly or indirectly, under the Nurix IP, in each case licensed to Gilead by Nurix pursuant to this Agreement, to Develop, Manufacture or Commercialize a Licensed Product in the Field in the Territory, but excluding: (a) any Third Party acting as a distributor and (b) Nurix and any of its Affiliates.

1.219    “Tabled Target” is defined in Section 2.2.1(b) (Initial and Replacement Targets).

1.220    “Target” means (a) a specific protein that is (i) identified by a GenBank protein accession number or by its amino acid sequence and (ii) coded by a genetic locus or (b) any non-synonymous mutation or splice variation of such protein described in sub-clause (a) of this Section 1.220 (Target).

1.221    “Target Binder” means, with respect to a Collaboration Target, any compound that is: (a) discovered or derived from a DEL screen for such Collaboration Target (without any corresponding deoxyribonucleic acid tag), (b) based upon a molecule that has been publicly disclosed, or (c) provided by Gilead as Gilead Materials for use in such Research Program and is Directed To the Collaboration Target of such Research Program (sub-clause (c), a “Gilead Target Binder”).

1.222    “Target Binder Hit” means, with respect to a particular Collaboration Target, any Target Binder Controlled by Nurix Directed To such Collaboration Target that is identified by the Working Group.

1.223    “Target Binder Selection Milestone” is defined in sub-section (a) in the table in Section 11.6.1 (Pre-Clinical Milestones).

1.224    “Target Exclusivity Period” means:

1.224.1     with respect to any Collaboration Target, the period commencing on (a) the Effective Date (with respect to any Initial Collaboration Target) or (b) such day that a Target becomes a Collaboration Target in accordance with Section 2.2.1 (Initial and Replacement Targets) (with respect to any Replacement Collaboration Target) and ending on (i) [*] of the applicable License Option Effective Date (if a License Option is exercised on any Degrader Product Directed To such Collaboration Target in accordance with Section 3.2 (License Option)) or (ii) the earlier of (x) the last day of the applicable License Option Period or (y) such day that such Collaboration Target becomes a Tabled Target (in the case of sub-clause (ii), if no License Option is exercised on any Degrader Product Directed To such Collaboration Target in accordance with Section 3.2 (License Option));

1.224.2     with respect to any Tabled Target, the period commencing on such day that a Collaboration Target becomes a Tabled Target and ending on the earlier of (a) the last day of the applicable License Option Period or (b) such day that such Target becomes a Collaboration Target; and

1.224.3     with respect to any Reserved Target, the period commencing on such day that a Target becomes a Reserved Target and ending on the earlier of (a) the last day of the applicable Reserved Target Period or (b) such day that such Target becomes a Collaboration Target or ceases to be a Reserved Target.

For clarity, if any Target Exclusivity Period under Section 1.224.1 (Target Exclusivity Period), Section 1.224.2 (Target Exclusivity Period) or Section 1.224.3 (Target Exclusivity Period), as may be applicable, ends, but upon the expiration of such Target Exclusivity Period a Target is subject to another Target Exclusivity Period under this Section 1.224 (Target Exclusivity Period), such other Target Exclusivity Period will apply upon such expiration.

1.225    “Taxes” is defined in Section 11.10.3 (Generally).

1.226    “Term” is defined in Section 16.1.1 (Term).

1.227    “Terminated Licensed Product” means: (a) in the case of the termination of this Agreement with respect to a Licensed Product pursuant to Section 16.2 (Termination for Material Breach) or Section 16.3 (Termination at Will), the Licensed Product subject to such termination; (b) in the case of the termination of this Agreement with respect to a country pursuant to Section 16.2 (Termination for Material Breach) or Section 16.3 (Termination at Will), all Licensed Products with respect to such country; and (c) in the case of termination of this Agreement in its entirety pursuant to Section 16.2 (Termination for Material Breach) or Section 16.4 (Termination for Bankruptcy), all Licensed Products in all countries in the Territory.

1.228    “Territory” means worldwide.

1.229    “Third Party” means any Person other than Nurix or Gilead that is not an Affiliate of Nurix or of Gilead.

1.230    “Third Party Claim” means any and all suits, claims, actions, proceedings or demands brought by a Third Party.

1.231    “Third Party Infringement” is defined in Section 12.8.1 (Notification).

1.232    “Third Party Target Restriction” is defined in Section 2.2.1(c) (Initial and Replacement Targets).

1.233    “Top-Line Data” is defined in Section 8.1.2 (Exercise of Profit-Share Options).

1.234    “Transferred Inventory” is defined in Section 10.3 (Licensed Products Inventory Transfer).

1.235    “United States” or “U.S.” means the United States of America and all of its territories and possessions.

1.236    “Upstream License Agreement” means any contract or agreement with a Third Party pursuant to which Nurix in-licenses or otherwise acquires Control of Patents, Know-How or other intellectual property rights that constitute Nurix IP for purposes of this Agreement, including such Upstream License Agreements set forth on Schedule 1.236 (each, an “Existing Upstream License Agreement”) and any agreements which become Upstream License Agreements pursuant to Section 10.5 (Upstream License Agreements).

1.237    “Valid Claim” means a claim of a Patent that: (a) has issued and (b) has not expired, lapsed, been cancelled or abandoned, or been dedicated to the public, disclaimed or held unenforceable, invalid, revoked or cancelled by a court or administrative agency of competent jurisdiction in an order or decision from which no appeal has been or can be taken, including through opposition, reexamination, reissue, disclaimer, inter partes review, post grant procedures or similar proceedings.

1.238    “VAT” means value added tax.

1.239    “Wire Instructions” is defined in Section 11.1 (Upfront Payment).

1.240    “Working Group” is defined in Section 9.2 (Working Group).

ARTICLE 2

RESEARCH

2.1    Research Programs.

2.1.1    Research Programs. Subject to the terms and conditions herein, during each applicable Research Term, on a Collaboration Target-by-Collaboration Target basis, Nurix will conduct the Research activities in the applicable Research Plan (other than those activities expressly allocated to Gilead thereunder) and will use Commercially Reasonable Efforts to identify a Target Binder, Degrader Compound or Degrader Product (as applicable), in each case (a) that is Directed To such Collaboration Target and (b) that meets the applicable Advancement Criteria for each Research Phase. Each Research Program will be subject to the oversight of the JRC and the JSC. As between the Parties and subject to Section 11.4 (Selection Campaign Fee), each Party will bear its own costs and expenses incurred by or on behalf of it or its respective Affiliates in the performance of such Party’s respective Research activities under this Agreement.

2.1.2    Research Term. The Research activities hereunder will commence, on a Research Program-by-Research Program basis, on: (a) with respect to each Research Program for an Initial Collaboration Target, the Effective Date; and (b) with respect to each Research Program for a Replacement Collaboration Target, such date that a Target replaces the Collaboration Target of such Research Program in accordance with Section 2.2.1 (Initial and Replacement Targets), and, unless terminated earlier, will conclude on the [*] of the Effective Date (such period, the “Initial Research Term”). Gilead will have the right to extend, on a Collaboration Target-by-Collaboration Target basis, each Initial Research Term with respect to any Research Program for such Collaboration Target then active at the end of such Initial Research Term, for an additional [*] period (each, an “Extended Research Term” and, together with the Initial Research Term, subject to extension in accordance with this Section 2.1.2 (Research Term) and Section 11.2 (Research Term Extension Fee), a “Research Term”) by providing written notice to Nurix at least [*] prior to the expiration of such Initial Research Term and paying the applicable fee set forth in Section 11.2 (Research Term Extension Fee) (each such extension, a “Research Extension”). In the event that the Collaboration Target of any Research Program has become a Tabled Target and is not active at the end of the Initial Research Term, the Parties may, upon mutual written agreement, agree to extend such period of time in accordance with and subject to the terms and conditions of this Section 2.1.2 (Research Term), including payment of the applicable fee set forth in Section 11.2 (Research Term Extension Fee).

2.1.3    Initial and Replacement Research Plans. The initial Research Plan for each of the Initial Collaboration Targets is attached hereto as a sequentially numbered part of Exhibit A.1 (e.g., Exhibit A.1-(i), Exhibit A.1-(ii)). Within [*] following receipt by Nurix’s Alliance Manager of a Collaboration Target Replacement Notice and subject to Section 2.2.1(c) (Initial and Replacement Targets), the JRC will discuss, prepare and approve a Research Plan for the respective Replacement Collaboration Targets. Each Research Plan will be substantially consistent with the form of Research Plan attached hereto as Exhibit A and will include: (a) an identification of the Collaboration Target, (b) the specific activities for each Research Phase to be performed by a Party with respect to such Collaboration Target, (c) an estimated timeline for the conduct of specific Research activities under the applicable Research Program, (d) the deliverables under such Research Program, (e) a description of any Gilead Provided Property that will be provided for such Research Program, (f) the Advancement Criteria for each Research Phase under such Research Program, (g) the terms of supply of Degrader Products and Degrader Compounds by Nurix to Gilead and any activities that may be performed by Gilead with respect to such Degrader Products and Degrader Compounds (including to validate the results included in any Interim Data Package or Final Data Package) and (h) any other terms applicable to such Research Program. In addition, each Research Plan will provide, unless otherwise agreed by the JRC, that Gilead will control and perform (i) all pilot toxicology studies for any non-oncology Selected Degrader Compound that is Directed To a Progressed Collaboration Target under the applicable Research Program and (ii) in vivo efficacy studies for any non-oncology Selected Degrader Compound nominated for such activities by the JRC under the applicable Research Program, in each case ((i) and (ii)) at Gilead’s cost and as further described in the applicable Research Plan. From time to time (at least on an annual basis), the JRC will discuss, prepare and approve amendments, as appropriate, to each then-current Research Plan. Each amended Research Plan will become effective and supersede the previous Research Plan as of the date of approval by the JRC. In addition, no later than [*] following receipt of a notice for a Research Extension with respect to any Research Program, the JRC will discuss, prepare and approve an amended Research Plan for the Collaboration Target subject to such Research Extension.

2.2    Collaboration Targets.

2.2.1    Initial and Replacement Targets.

(a)     The five (5) Targets listed in Schedule 2.2.1 (Initial Collaboration Targets) are each Collaboration Targets on the Effective Date (each, an “Initial Collaboration Target”).

(b)    With respect to each Collaboration Target, and subject to this Section 2.2.1 (Initial and Replacement Targets), Gilead will have the right beginning on the Effective Date and ending on the [*] of the Effective Date (the “Collaboration Target Replacement Period”) upon written notice to Nurix’s Alliance Manager (each, a “Collaboration Target Replacement Notice”) to select a Target (other than a Target deemed to be an Excluded Target at such time) to replace such Collaboration Target (“Replacement Right”) (such replaced Collaboration Target thereafter, a “Tabled Target”), provided, however, that (i) there will be in no event more than five (5) Collaboration Targets in total under this Agreement at any time during the Research Term, (ii) at any given time during the Research Term, there will be no more than five (5) Research Programs with Collaboration Targets then ongoing, (iii) Gilead may not exercise its Replacement Right to replace any Progressed Collaboration Target or any Collaboration Target for which Gilead has exercised its License Option, (iv) Gilead shall have the right to exercise its Replacement Right for the [*] under this Section 2.2.1(b) (Initial and Replacement Targets) without paying the Selection Campaign Fee, (v) for each of the [*] that Gilead exercises its Replacement Right under this Section 2.2.1(b) (Initial and Replacement Targets), Gilead shall pay the Selection Campaign Fee in accordance with Section 11.4 (Selection Campaign Fee), and (vi) Gilead shall only have the right to exercise its Replacement Right a maximum of [*], after which Gilead shall no longer have the right to exercise its Replacement Right. Additionally, with prior mutual written agreement of both Parties, the Parties may (x) replace any Collaboration Target after the Collaboration Target Replacement Period, (y) perform more than [*] in total or (z) replace any Progressed Collaboration Target.

(c)     In the event that Gilead wishes to replace a Collaboration Target, Gilead will provide a Collaboration Target Replacement Notice to Nurix’s Alliance Manager identifying (i) the Collaboration Target to be replaced and (ii) the Target to replace such Collaboration Target. Nurix will provide written notice to Gilead’s Alliance Manager no later than [*] following the receipt by Nurix’s Alliance Manager of the applicable Collaboration Target Replacement Notice (each, a “Replacement Collaboration Target Objection Period”) as to whether (x) Nurix or one of its Affiliates has entered into a written agreement with a Third Party to undertake DEL screening or other Research activities with respect to such replacement Target exclusively in collaboration with or on behalf of such Third Party, which agreement is then in effect (each such restriction, a “Third Party Target Restriction,” and each such proposed replacement Target, an “Exclusive Third Party Target” for so long as such Target is subject to such a Third Party Target Restriction) or (y) such Target is a Nurix Internal Target (provided that Nurix provides Gilead at such time with documentation reasonably evidencing that such Target is a Nurix Internal Target). If Nurix notifies Gilead’s Alliance Manager that such proposed replacement Target is an Exclusive Third Party Target or Nurix Internal Target within the applicable Replacement Collaboration Target Objection Period and timely provides Gilead with any required written evidence described in this Section 2.2.1(c) (Initial and Replacement Targets) (as applicable), then such replacement Target will be deemed to be included in Schedule 2.2.2 (Exclusive Third Party Targets and Nurix Internal Targets) and will not become a Collaboration Target hereunder. If Nurix notifies Gilead’s Alliance Manager that such Target is neither an Exclusive Third Party Target nor a Nurix Internal Target, or if Nurix fails to provide any notice regarding whether such Target is an Exclusive Third Party Target or Nurix Internal Target within the Replacement Collaboration Target Objection Period, then Gilead’s Alliance Manager will so notify the JRC and the JRC will discuss, prepare and approve a Research Plan for such replacement Target in accordance with Section 2.1.3 (Research Plans). Upon the JRC’s approval of a Research Plan for such replacement Target in accordance with Section 2.1.3 (Research

Plans), each such replacement Target will be deemed to be a Collaboration Target hereunder, and the replaced Collaboration Target will no longer be deemed to be a Collaboration Target hereunder and shall thereafter be a Tabled Target.

(d)    Nurix may propose to Gilead Targets to replace Collaboration Targets, but, subject to this Section 2.2.1 (Initial and Replacement Targets), Gilead will have sole discretion as to whether to replace any Collaboration Target with any Target proposed by Nurix.

(e)     Subject to this Section 2.2.1 (Initial and Replacement Targets), Gilead will have the right to exercise its Replacement Right by replacing a Collaboration Target with a Tabled Target at any time during the Collaboration Target Replacement Period. Each such reselected Tabled Target will be deemed to be a new Replacement Collaboration Target for purposes of calculating the number of Collaboration Target replacements under this Section 2.2.1 (Initial and Replacement Targets) subject to the maximum number of replacements described therein. For clarity, with mutual written agreement of both Parties, the Parties may reselect a Tabled Target to replace a Collaboration Target after the Collaboration Target Replacement Period.

(f)     With respect to any Excluded Target set forth in Schedule 2.2.2 (Exclusive Third Party Targets and Nurix Internal Targets) or any Target that becomes an Excluded Target under Section 2.2.1(c) (Initial and Replacement Targets) due to such Target being either an Exclusive Third Party Target or Nurix Internal Target, Nurix will promptly inform Gilead’s Alliance Manager of [*] or (ii) such Target ceasing to be a Nurix Internal Target. Upon such Alliance Manager’s receipt of such notice, such Target will no longer be deemed to be an Exclusive Third Party Target or Nurix Internal Target (as applicable) hereunder, and Gilead will be free to nominate such Target again to be a Collaboration Target in accordance with Section 2.2.1(c) (Initial and Replacement Targets), provided such Target is not otherwise an Excluded Target at such time of nomination.

2.2.2    Excluded Targets. Schedule 2.2.2 (Exclusive Third Party Targets and Nurix Internal Targets) sets forth a complete and accurate list of all Exclusive Third Party Targets and Nurix Internal Targets as of the Effective Date.

2.2.3    Tabled Targets. Subject to Section 2.9.1 (Exclusivity Period), Nurix shall have the right, but not the obligation, to perform Research on any Collaboration Target that becomes a Tabled Target. For clarity, all such Research by Nurix on a Tabled Target shall be deemed as being performed outside of a Research Program.

2.3    Reserved Targets.

2.3.1    Reserved Targets. Subject to the terms and conditions of this Section 2.3.1 (Reserved Targets) and Section 11.3 ([*] Reservation Fee Per Target), at any given time during the Collaboration Term, Gilead may designate up to three (3) Targets in total (other than any Target that is deemed to be a Collaboration Target, Tabled Target or Excluded Target at such time) that will be subject to the exclusivity obligations set forth in Section 2.9 (Exclusivity) (each, a

“Reserved Target”). The three (3) Reserved Targets as of the Effective Date (each, an “Initial Reserved Target”) are set forth in Schedule 2.3.1 (Initial Reserved Targets). In the event that Gilead wishes to replace a Reserved Target that (a) has become a Collaboration Target in accordance with the process set forth in Section 2.2.1 (Initial and Replacement Targets) or (b) is no longer a Reserved Target because the applicable [*] period described in Section 11.3 has expired with respect to such Reserved Target, Gilead will provide a notice to Nurix’s Alliance Manager identifying the Target to replace such former Reserved Target, provided that there will be no more than three (3) Reserved Targets at any given time; provided, further, that if, for any reason, a Target is not held as a Reserved Target for the entire [*] period described in Section 11.3, then Gilead may elect to designate a replacement Reserved Target to fill such spot for the remainder of such [*] period without payment of an additional [*] Reservation Fee Per Target. Nurix will provide written notice to Gilead’s Alliance Manager no later than [*] following the receipt by Nurix’s Alliance Manager of such notice (each, a “Reserved Target Objection Period”) as to whether such Target is an Exclusive Third Party Target or Nurix Internal Target. If Nurix notifies Gilead’s Alliance Manager that such Target is an Exclusive Third Party Target or Nurix Internal Target within the applicable Reserved Target Objection Period, then such replacement Target will be deemed to be included in Schedule 2.2.2 (Exclusive Third Party Targets and Nurix Internal Targets) and will not become a Reserved Target hereunder. If Nurix notifies Gilead’s Alliance Manager that such Target is neither an Exclusive Third Party Target nor Nurix Internal Target, or if Nurix fails to provide any notice regarding whether such Target is an Exclusive Third Party Target or Nurix Internal Target within the applicable Reserved Target Objection Period, then upon such notice or expiration of the applicable Reserved Target Objection Period (as applicable) such replacement Target will immediately become a Reserved Target. If, prior to the expiration of any [*] period described in this Section 2.3.1 (Reserved Targets), Gilead elects to keep a Target as a Reserved Target for the immediately subsequent [*], Gilead may keep such Target as a Reserved Target for such subsequent period without Nurix objecting to such extension as set forth above, so long as Gilead timely pays the [*] Reservation Fee Per Target for such subsequent period. For clarity, except as expressly set forth in this Section 2.3.1, Gilead’s right to reserve any Reserved Target is subject to Gilead’s payment of the [*] Reservation Fee Per Target for such Reserved Target as set forth in Section 11.3 ([*] Reservation Fee Per Target).

2.3.2    Expiration of Third Party Target Restriction. With respect to any Target that becomes an Excluded Target under Section 2.3.1 (Reserved Targets) due to such Target being an Exclusive Third Party Target or Nurix Internal Target, Nurix will promptly inform Gilead’s Alliance Manager of any Target ceasing to be an Exclusive Third Party Target or Nurix Internal Target (as applicable). Upon such Alliance Manager’s receipt of such notice, such Target will no longer be deemed to be an Excluded Target hereunder, and Gilead will be free to nominate such Target again to be a Reserved Target in accordance with Section 2.3.1 (Reserved Targets).

2.4    Selection Campaigns. Nurix will conduct a Selection Campaign on each Collaboration Target in accordance with the applicable Research Plan. For clarity, Nurix may perform Selection Campaigns in parallel for more than one Collaboration Target at any given time while Research activities are ongoing hereunder. If Nurix has performed Selection Campaigns on [*] Collaboration Targets, Gilead will pay the fee set forth in Section 11.4 (Selection Campaign Fee) for each Selection Campaign performed on any additional Target in excess of [*].

2.5    Research Activities. Nurix will use Commercially Reasonable Efforts to identify Target Binders, Degrader Compounds and Degrader Products (as applicable) in each case Directed To the respective Collaboration Target that meet the applicable Advancement Criteria. Nurix will disclose all results from each Research Phase for such Collaboration Target to the Working Group, and the Working Group shall share such Research Results with the JRC. The JRC will (a) review such results, (b) determine whether any Target Binder, Degrader Compound or Degrader Product (as applicable) meets the applicable Advancement Criteria, for purposes of guiding the JRC’s decision of whether to advance such Target Binder, Degrader Compound or Degrader Product (as applicable) to the next Research Phase, (c) decide whether any Target Binder or Degrader Compound will be a Selected Target Binder or Selected Degrader Compound, respectively, and (d) decide whether such Target Binder, Degrader Compound or Degrader Product (as applicable) will be the subject of further Research activities. If the JRC elects to advance any such Target Binder, Degrader Compound or Degrader Product (as applicable) to the next Research Phase, Nurix may elect to continue conducting Research regarding the suitability and feasibility of other Target Binders to function as part of Degrader Compounds for such Research Program for the remainder of the applicable Research Term. In addition, the JRC will identify any Degrader Product that meets all applicable Advancement Criteria, and will decide whether to advance any Degrader Product to Development.

2.6    Gilead Provided Property.

2.6.1    Provision of Gilead Materials. Gilead will provide Nurix with (a) the Gilead Materials (including any Gilead Target Binder) set forth in the applicable Research Plan and (b) any other data or written materials and information that relate to such Gilead Materials set forth in the applicable Research Plan (“Gilead Documentation”). Nurix will have a period of thirty (30) days after Nurix’s receipt thereof, or such longer period of time as may be determined by the JRC, during which Nurix may validate the Gilead Materials and Gilead Documentation provided by Gilead for a Collaboration Target, in each case, for the purpose of quality control, which may include ensuring the suitability of the Gilead Materials and Gilead Documentation provided by Gilead to be used as part of a Research Program. Nurix may develop or generate any materials or assays that are necessary to perform any Research activities set forth under a Research Plan for a Collaboration Target if the Parties agree in writing that the Gilead Provided Property with respect to a Collaboration Target are not available or are insufficient for use in the performance of such Research activities.

2.6.2    Property of Gilead. All Gilead Provided Property will remain at all times the property of Gilead. No Gilead Provided Property, or any derivatives, analogs, modifications or components thereof, may be transferred, delivered or disclosed (subject to exceptions to Confidential Information as set forth in Section 13.2 (Exceptions)) to any Third Party without the prior written approval of Gilead. Nurix and its Affiliates may only use the Gilead Provided Property related to a particular Collaboration Target for the applicable Research Program and for no other purpose. Nurix will not, and Nurix will cause its Affiliates to not, distribute or release the Gilead Provided Property to any Person other than Nurix’s or Nurix Affiliate’s laboratory personnel under the direct supervision of Nurix or a Nurix Affiliate. Gilead will have no obligation to provide to Nurix additional Gilead Provided Property related to any Collaboration Target beyond those described in the applicable Research Plan for such Collaboration Target. Nurix will not use, and will ensure that its Affiliates (as applicable) do not use, the Gilead Provided Property in connection with any Research or other activities that are subject to consulting or licensing obligations to any Third Party. Nurix will use, and will ensure that its Affiliates (as applicable) use, the Gilead Provided Property in compliance with all Applicable Law.

2.6.3    No Warranties. NURIX UNDERSTANDS THAT ALL GILEAD PROVIDED PROPERTY ARE SUPPLIED ON AN “AS IS” AND “WHERE IS” BASIS. NURIX ACKNOWLEDGES THAT GILEAD MATERIALS ARE EXPERIMENTAL IN NATURE AND MAY HAVE UNKNOWN HAZARDOUS CHARACTERISTICS, THAT NURIX IS AWARE OF THE RISKS OF WORKING WITH EXPERIMENTAL MATERIAL AND THAT NURIX WILL STRICTLY ADHERE TO PROPER LABORATORY PROCEDURES FOR HANDLING MATERIAL WITH UNKNOWN HAZARDS AND ANY OTHER INSTRUCTIONS PROVIDED BY GILEAD WITH RESPECT TO SUCH GILEAD MATERIALS. THE GILEAD MATERIALS WILL NOT BE USED IN HUMANS BY OR ON BEHALF OF NURIX OR ITS AFFILIATES.

2.7    Information Sharing; Records Retention

2.7.1    Information Sharing. During the applicable Research Term at each meeting of the JRC or as otherwise agreed by the Parties, the Working Group will provide the JRC with written reports or presentations regarding the respective Selection Campaign Results (including Target Binder Hits) and each Party’s activities (as applicable) with respect to the Research of respective Degrader Compounds and Degrader Products. In addition, during the Initial Research Term, Nurix will keep the Working Group reasonably informed of any Research activities conducted by Nurix or its Affiliates outside of this Agreement on any Tabled Target (including by promptly notifying the Working Group of the discovery by Nurix or one (1) of its Affiliates of any Target Binder Directed To such Tabled Target). Each report or presentation under this Section 2.7.1 (Information Sharing) will cover such activities since the previous JRC meeting, including a summary of results, information and data with respect to such Target Binders, Degrader Compounds and Degrader Products. Upon request by the JRC or by the other Party, a Party will provide the JRC with such other information and such additional access to records with respect to Target Binders, Degrader Compounds and Degrader Products as the JRC or such other Party may reasonably request for the conduct or evaluation of the respective Research Programs, including the underlying information used to create such summaries, such as data listings, data sets and programs used for the analyses collected by a Party in the course of conducting its activities with respect to the respective Target Binders, Degrader Compounds and Degrader Products.

2.7.2    Interim Data Package. With respect to each Collaboration Target and Tabled Target, [*] prior to the expiration of the Initial Research Term, Nurix will provide Gilead with an Interim Data Package for each such Collaboration Target or Tabled Target. With respect to each Collaboration Target, [*] prior to the expiration of the applicable Extended Research Term, Nurix will provide Gilead with an Interim Data Package for each such Collaboration Target. Notwithstanding the foregoing, with respect to any Collaboration Target, Nurix shall have no obligation to deliver an Interim Data Package for such Collaboration Target if Nurix previously provided a Final Data Package for such Collaboration Target in accordance with Section 2.7.3 (Final Data Package). For clarity, one (1) Interim Data Package will cover one (1) Collaboration Target or Tabled Target (as applicable).

2.7.3    Final Data Package. With respect to each Collaboration Target, within [*] following the day that the JRC approves of a Development Candidate Directed To such Collaboration Target, Nurix will provide Gilead with the Final Data Package for such Collaboration Target.

2.7.4    Additional Information. At any time during the License Option Period for a Collaboration Target or Tabled Target following Gilead’s receipt of an Interim Data Package or Final Data Package for such Target, Gilead may provide Nurix with written notice requesting additional information with respect to such Target and the Degrader Products and Degrader Compounds in each case Directed To such Target, or a discussion with Nurix representative(s) who have the relevant knowledge and information regarding such Target, Degrader Products and Degrader Compounds (each, an “Information Request Notice”). Nurix will provide such information or hold such discussion as promptly as practicable, provided that (a) Nurix will provide any information reasonably accessible to or Controlled by Nurix and hold any such discussion regarding such information described in this sub-clause (a) no later than [*] following receipt of such Information Request Notice and (b) to the extent that such information is consistent with the Research Plan but not reasonably accessible to or Controlled by Nurix, or such discussion regards such information described in this sub-clause (b), Nurix will use commercially reasonable efforts to perform any additional Research activities and obtain such information or hold such discussion, no later than [*] following receipt of such Information Request Notice. To the extent that Gilead reasonably and in good faith determines that Nurix has not materially complied with the previous sentence of this Section 2.7.4 (Additional Information), Gilead will notify Nurix thereof and the applicable License Option Period will be extended by a period corresponding to the number of days between (i) the expiration of such [*] or [*] period (as applicable) following Nurix’s receipt of such Information Request Notice and (ii) the date such requested information is provided to Gilead or such discussion is held between Nurix and Gilead, provided, however, that: (x) Gilead submitted such Information Request Notice at least [*] prior to the expiration of the applicable License Option Period with respect to the information and discussions described in sub-clause (a) above and Gilead submitted such Information Request Notice at least [*] prior to the expiration of the applicable License Option Period with respect to the information and discussions described in sub-clause (b) above; and (y) in no event will such extension period exceed [*]. Notwithstanding anything to the contrary in this Agreement, Nurix’s obligations under this Section 2.7.4 (Additional Information) with respect to any Target shall expire upon the expiration of the applicable License Option Period for such Target.

2.7.5    Research Review. No later than [*] months prior to the expiration of the Initial Research Term, the Parties shall conduct a review of the status of all Research activities with respect to Collaboration Targets and Tabled Targets (including data related to achievement of, or progression towards achievement of, Pre-Clinical Milestone Events).

2.7.6    Records Retention. On a Research Program-by-Research Program basis, each Party will retain, and cause its Affiliates and its and their permitted subcontractors to retain, all records, accounts, notes, reports, data and laboratory notebooks with respect to the Research activities performed under such Research Program until the third (3rd) anniversary of the expiration of the Research Term for such Research Program or such longer period as may be required by Applicable Law.

2.8    Audits. With respect to any facility or site at which Nurix conducts any Research activities hereunder, Gilead will have the right, at its own expense, upon reasonable written notice to Nurix, and during normal business hours, to inspect such site and facility of Nurix and to accompany Nurix to inspect any subcontractor site, in each case, no more than once per Calendar Year and also for cause, to verify Nurix’s compliance with Applicable Law in carrying out its obligations under this Agreement, including those relating to GMP, GLP and GCP. In the event that any such facility or site is found to be non-compliant with GMP, GLP or GCP during such an audit, and such non-compliance relates to or impacts any Research activities hereunder, Nurix will submit to Gilead proposed corrective and preventative actions (“CAPA”) within thirty (30) days after Gilead provides notice of such non-compliance to Nurix. Gilead will have the right to review and comment on such CAPA, which comments Nurix will consider in good faith. Nurix will implement such CAPA promptly after review and comment by Gilead. If any Governmental Authority conducts or gives notice of its intent to conduct any audit or inspection at any offices or facilities (including Research facilities) of Nurix or its Affiliates or any applicable permitted subcontractor where such audit or inspection relates to any Degrader Product or Licensed Product, then Nurix will promptly notify Gilead and, to the extent such audit or inspection relates to a Degrader Product or Licensed Product and to the extent practicable and not prohibited by Applicable Law, secure for Gilead the right to participate in any such audit or inspection.

2.9    Exclusivity.

2.9.1    Exclusivity Period. On a Restricted Target-by-Restricted Target basis, during the applicable Target Exclusivity Period, Nurix will not conduct, and will cause its Affiliates to not conduct, in collaboration with or on behalf of any Third Party any Research, Development, Manufacture or Commercialization activities with respect to any Restricted Target (including conducting any DEL screening on any Restricted Target, or directly or indirectly Researching, Developing, Manufacturing or Commercializing any Competing Product of any product Directed To such Restricted Target, in each case in collaboration with or on behalf of any Third Party), other than such Research activities expressly contemplated herein. In addition, and without limiting the foregoing, on a Collaboration Target-by-Collaboration Target basis, during the applicable Target Exclusivity Period, Nurix will not conduct, and will cause its Affiliates to not conduct, on behalf of itself or themselves any Research, Development, Manufacture or Commercialization activities with respect to any Collaboration Target (including conducting any DEL screening on any Collaboration Target, or directly or indirectly Researching, Developing, Manufacturing or Commercializing any Competing Product of any product Directed To such Collaboration Target in each case on behalf of itself or themselves), other than such Research activities expressly contemplated herein.

2.9.2    Make Unavailable from DEL Library. With respect to any Collaboration Target, immediately following the delivery of the Selection Campaign Results for such Collaboration Target to the JRC and identification of Target Binder Hits Directed To such Collaboration Target, Nurix will promptly mark and identify all [*] from its DELs by electronic means so as to prevent such [*] Nurix may unmark and restore [*].

2.9.3    Exceptions for Change of Control. Notwithstanding anything in Section 2.9.1 (Exclusivity Period) to the contrary, if Nurix undergoes a Change of Control and, on the date of the closing of such Change of Control, the Acquiring Person is Researching,

Developing, Manufacturing or Commercializing a Competing Product for use in the Field (based on the applicable Regulatory Approval), then Nurix will not be in breach of Section 2.9.1 (Exclusivity Period) as a result of such Change of Control or the continuation of such activities by such Acquiring Person thereafter; provided that such Acquiring Person: (a) provides written notice to the Party which is not subject to such Change of Control no later than sixty (60) days following the closing of such Change of Control which identifies such Competing Product and (b) Segregates such Competing Product.

2.9.4    Research Results. All Research Results will be deemed the Confidential Information of both Parties; provided, however, that (a) upon the expiration of a Target Exclusivity Period for any Collaboration Target or Tabled Target for which no License Option is exercised on a Degrader Product Directed To such Target, all Research Results related to such Target will be deemed the Confidential Information of Nurix (and not Gilead), provided that Gilead and its Affiliates [*] and (b) all Research Results related to any Collaboration Target or Tabled Target for which Gilead has exercised a License Option on a Degrader Product Directed To such Target will be deemed the Confidential Information of Gilead (and not Nurix) upon the exercise of such License Option.

ARTICLE 3

LICENSE OPTION

3.1    General. Subject to the terms of this Agreement, including this Section 3.1 (General) and Section 3.2 (License Option), Nurix hereby grants to Gilead an exclusive option, on a Collaboration Target-by-Collaboration Target and Tabled Target-by-Tabled Target basis, during the applicable License Option Period for such Target, to obtain the exclusive license described in Section 12.1.2 (License to Gilead), under the Nurix IP and Nurix’s interest in the Joint IP, to Develop, Manufacture and Commercialize Licensed Products Directed To such Target in the Field in the Territory (each, a “License Option”) on the terms and conditions set forth in this Agreement; provided, however, that Gilead may exercise no more than five (5) License Options hereunder. For clarity, any such exercise will be determined by Gilead in its sole discretion.

3.2    License Option.

3.2.1    License Option Exercise. Gilead may exercise each License Option (each, a “License Option Exercise”) at any time during the applicable License Option Period by providing written notice thereof (each, a “License Option Exercise Notice”) to Nurix, which notice will (a) identify the Degrader Product(s) subject to such License Option Exercise, and (b) include Gilead’s determination as to whether any filings, notices, applications or other submissions under Antitrust Law are necessary or advisable in connection with such License Option Exercise (each such filing, notice, application or other submission, an “Antitrust Filing”). In the event that Gilead does not provide a License Option Exercise Notice to Nurix with respect to a Collaboration Target within the applicable License Option Period, then (a) if the Initial Research Term has not yet expired at such time, such Target shall become a Tabled Target upon the expiration of the applicable License Option Period (and Gilead may exercise a License Option again with respect to such Tabled Target in accordance with the terms and conditions contained herein), and (b) if the Initial Research Term has expired at such time, Nurix’s exclusivity obligations under Section 2.9 (Exclusivity) and the license grant under Section 12.1.2 (License to Gilead) will terminate in each case with respect to such Collaboration Target.

3.2.2    Tabled Targets. For clarity, and subject to Section 3.1 (General) and this Section 3.2 (License Option) (including with respect to the limit on the number of License Option Exercises by Gilead as described therein), Gilead shall have the right to exercise its License Option with respect to Degrader Products and Degrader Compounds in each case Directed To Tabled Targets as if such Tabled Target were a Collaboration Target, in which case such Tabled Target will be deemed a Collaboration Target for all purposes under this Agreement. If Gilead does not exercise its License Option with respect to such Tabled Target prior to the expiration of the applicable License Option Period for such Tabled Target, then such Tabled Target shall be deemed a “Reverted Target.”

3.2.3    License Option Period Extension. Upon written notice by Gilead to Nurix prior to the expiration of the applicable License Option Period (which notice may be delivered by Gilead to Nurix in Gilead’s sole discretion and for any reason), Gilead may extend such License Option Period for an additional [*] days.

3.3    Antitrust Filings.

3.3.1    Filings. As soon as reasonably practicable following the date on which Gilead provides a License Option Exercise Notice to Nurix in accordance with Section 3.2.1 (License Option Exercise) (the “License Option Exercise Date”) and in any event within ten (10) Business Days following the applicable License Option Exercise Date, each of Nurix and Gilead will prepare and submit any Antitrust Filings, including any such required filings under the HSR Act and the rules promulgated thereunder, with respect to the relevant License Option Exercise. In connection with any such Antitrust Filings, the Parties will furnish promptly to the United States Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “DOJ”) and any other applicable Governmental Authority any additional information requested within their authority under the HSR Act or other Antitrust Law, use reasonable efforts to obtain antitrust clearance for the transactions contemplated hereunder as soon as practicable with respect to the applicable License Option Exercise and otherwise cooperate with each other in the governmental antitrust clearance process. Gilead will bear all fees in connection with any filings under this Section 3.3 (Antitrust Filings), and each Party will bear its respective attorneys’ fees and other expenses in connection therewith.

3.3.2    Effectiveness. Following a License Option Exercise, Gilead’s rights and obligations hereunder in connection with such License Option Exercise (including any licenses to be granted in connection therewith) will not become effective unless and until: (a) (i) the applicable waiting period provided by the HSR Act, if any, will have expired or been terminated and all other required antitrust clearances under Antitrust Law have been obtained (solely to the extent applicable to any Antitrust Filings) or (ii) where Gilead determines that no Antitrust Filings are required under Antitrust Law and (b) Nurix shall have delivered to Gilead a written document, signed by a duly authorized officer of Nurix, certifying that each of the representations and warranties set forth in Section 14.2 (Representations and Warranties of Nurix) have not materially changed since the last Disclosure Letter was provided to Gilead (provided that Nurix shall provide such Disclosure Letter to Gilead within ten (10) days following the occurrence of sub-clause (i) or

(ii), as applicable) (the occurrence of (a) and (b)), with respect to such License Option Exercise, the “License Option Effective Date.” In addition, Nurix shall provide a Disclosure Letter to Gilead at such time as it provides an Interim Data Package or Final Data Package to Nurix for purposes of Section 14.2 (Representations and Warranties of Nurix).

3.3.3    Outside Date. If (a) Gilead identifies any Antitrust Filings in a License Option Exercise Notice in accordance with Section 3.2.1 (License Option Exercise) and (b) the applicable License Option Effective Date does not occur on or before [*] after the applicable License Option Exercise Date (each, an “Initial Outside Date”), then Gilead may, in its sole discretion, provide written notice to Nurix on or prior to the applicable Initial Outside Date to extend such Initial Outside Date by [*] (an Initial Outside Date, as it may be extended, if applicable, an “Outside Date”).

3.4    Treatment of Compounds Incorporating Gilead Target Binders. In the event that no License Option is exercised by the last day of the applicable License Option Period with respect to a Collaboration Target or Tabled Target for which Gilead has provided a Gilead Target Binder to Nurix for the performance of Research activities with respect to such Target, and such Gilead Target Binder has been incorporated into a Degrader Product or Degrader Compound in each case Directed To such Target and such Degrader Product or Degrader Compound has achieved [*], the Parties will negotiate with one another in good faith to reach a written agreement pursuant to which Gilead would grant Nurix a license under any and all Gilead Sole IP or Gilead Background IP in each case that is reasonably necessary for the Manufacture, use or sale of such Degrader Product or Degrader Compound.

ARTICLE 4

DEVELOPMENT

From and after the applicable License Option Effective Date:

4.1    Responsibility. Subject to the terms and conditions of this Agreement, Gilead will have the sole right to Develop (and will solely control, at its discretion, the Development of), itself or with or through its Affiliates, Sublicensees or other Third Parties, the respective Licensed Products in the Field in the Territory. Subject to Section 8.1.2 (Exercise of Profit-Share Options), all such Development will be at Gilead’s sole cost and expense.

4.2    Development Diligence. Subject to the terms and conditions of this Agreement, with respect to any Collaboration Target for which Gilead has exercised a License Option, Gilead itself or with or through its Affiliates or Sublicensees or other Third Parties will use Commercially Reasonable Efforts to Develop, for purposes of seeking Regulatory Approval of, at least one (1) Licensed Product in the United States and at least one (1) Licensed Product in a Major European Market.

4.3    Development Updates. With respect to any Licensed Product, until the date on which Gilead has submitted an MAA to the applicable Regulatory Authority for at least one (1) Licensed Product Directed To such Collaboration Target in the United States, Gilead will submit to Nurix, one (1) time per Calendar Year, a written report summarizing Gilead’s material Development activities with respect to the Licensed Products Directed To such Collaboration Target pursuant to this Agreement since Gilead’s delivery of the prior report.

ARTICLE 5

REGULATORY

From and after the applicable License Option Effective Date:

5.1    Regulatory Matters.

5.1.1    Responsibility. Subject to the terms and conditions of this Agreement, Gilead will have the sole right (and will solely control, at its discretion), itself or with or through its Affiliates, Sublicensees or other Third Parties, to: (a) prepare and submit to applicable Regulatory Authorities all Regulatory Materials, including NDAs and INDs, for the respective Licensed Products and (b) obtain and maintain all Regulatory Approvals for the respective Licensed Products.

5.1.2    Communications with Regulatory Authorities. For clarity and without limiting Section 5.1.1 (Responsibility), Gilead will have the exclusive right to correspond or communicate with Regulatory Authorities regarding the respective Licensed Products. Unless required by Applicable Law, Nurix, its Affiliates and its permitted subcontractors will not correspond or communicate with Regulatory Authorities regarding any respective Licensed Product without first obtaining Gilead’s prior written consent. If Nurix, its Affiliates or its permitted subcontractors receive any correspondence or other communication from a Regulatory Authority regarding a Licensed Product, Nurix will provide Gilead with access to or copies of all such material written or electronic correspondence promptly after its receipt.

5.1.3    Nurix Support. Nurix will support Gilead as may be reasonably requested by Gilead from time to time in connection with Gilead’s preparation, submission to Regulatory Authorities and maintenance of Regulatory Materials for respective Licensed Products, including, upon Gilead’s reasonable request, attending meetings with Regulatory Authorities regarding any respective Licensed Product. Nurix will bear all costs of the first [*] of such support per Collaboration Target under this Agreement; thereafter, Gilead will reimburse Nurix for the costs of its support at the rate of [*].

5.2    Regulatory Materials.

5.2.1    Existing Regulatory Materials. Except to the extent notified otherwise in writing by Gilead, on a Licensed Product-by-Licensed Product basis, Nurix will assign and transfer (and hereby does assign and transfer as of the applicable License Option Effective Date), or cause to be assigned and transferred to the extent not owned by Nurix, to Gilead (or its designee), no later than ten (10) days after the applicable License Option Effective Date any and all Regulatory Materials for the applicable Licensed Products Controlled by or on behalf of Nurix, its Affiliates or contractors as of or prior to the applicable License Option Effective Date (the “Existing Regulatory Materials”), including by providing true, accurate and complete hard and electronic copies thereof to Gilead. From and after such assignment and transfer, Gilead (or its designee) will have the sole right, in its sole discretion, to file, maintain and hold title to all such Existing Regulatory Materials.

5.2.2    New Regulatory Materials. All Regulatory Materials generated or arising from or in connection with activities under this Agreement with respect to Licensed Products after the License Option Effective Date for such Licensed Product will be owned by and held in the name of Gilead or its designee, and, except for Existing Regulatory Materials (which are addressed in Section 5.2.1 (Existing Regulatory Materials)), any such Regulatory Materials issued in the name of Nurix, its Affiliates or contractors will, promptly following the applicable License Option Effective Date, be assigned by Nurix to Gilead or its designee to the extent permitted by Applicable Law or, in the event assignment is not permitted under Applicable Law, held in trust for, or for the sole benefit of, Gilead or its designee.

5.3    Right of Reference; Access to Data. In the event of failure to transfer and assign any Regulatory Materials to Gilead or its designee, as required by Section 5.2.1 (Existing Regulatory Materials) or Section 5.2.2 (New Regulatory Materials), Gilead and its designees will have, and Nurix (on behalf of itself and its Affiliates) hereby grants to Gilead and its designees, access (as described in Section 5.2.1 (Existing Regulatory Materials) or Section 5.2.2 (New Regulatory Materials)) and a right of reference (without any further action required on the part of Nurix, its Affiliates or contractors, whose authorization to file this consent with any Regulatory Authority is hereby granted) to all Existing Regulatory Materials and Regulatory Materials described in Section 5.2.2 (New Regulatory Materials) and all data contained or referenced therein for Gilead and its designees to exercise its rights and perform its obligations under this Agreement with respect to the applicable Licensed Products. In all cases, Gilead and its designees will have access to all data contained or referenced in all such Regulatory Materials Section 5.2.1 (Existing Regulatory Materials) or Section 5.2.2 (New Regulatory Materials), and Nurix will ensure that Gilead and its designees are afforded such access by fulfilling its obligations thereunder.

ARTICLE 6

COMMERCIALIZATION

From and after the applicable License Option Effective Date, and subject to the terms and conditions of this Agreement including Section 8.2 (Co-Detail Option), Gilead will have the sole right to Commercialize (and will solely control, at its discretion, the Commercialization of), itself or with or through its Affiliates, Sublicensees or other Third Parties, the applicable Licensed Products in the Field in the Territory. Gilead will use Commercially Reasonable Efforts to Commercialize at least one (1) Licensed Product in each Major Market Country in which Gilead achieves Regulatory Approval for a Licensed Product. Subject to Section 8.1.2 (Exercise of Profit-Share Options) and Section 8.2 (Co-Detail Option), all such Commercialization will be at Gilead’s sole cost and expense.

ARTICLE 7

MANUFACTURING; PHARMACOVIGILANCE

From and after the applicable License Option Effective Date, and subject to the terms and conditions of this Agreement, Gilead will have the sole right to Manufacture (and will solely control, at its discretion, the Manufacture of), itself or with or through its Affiliates, Sublicensees or other Third Parties, the respective Licensed Products in the Field in the Territory. Subject to Section 8.1.2 (Exercise of Profit-Share Options), all such Manufacturing will be at Gilead’s sole cost and expense.

ARTICLE 8

NURIX OPTIONS

8.1    Profit-Share Options.

8.1.1    Encumbered Licensed Products. Upon the replacement of any Collaboration Target in accordance with Section 2.2.1 (Initial and Collaboration Targets), Gilead will notify Nurix in writing if a product that is Directed To such Collaboration Target would be an Encumbered Licensed Product if Gilead were to exercise its License Option with respect to such Collaboration Target, and will provide Nurix with such documentation reasonably evidencing that such product would be an Encumbered Licensed Product if Gilead were to exercise its License Option with respect to such Collaboration Target. The Parties acknowledge and agree that (a) no Encumbered Licensed Product will be subject to a Profit-Share Option and (b) at no point, if Gilead were to exercise its License Option with respect to all Collaboration Targets, may there be Encumbered Licensed Products to more than two (2) Collaboration Targets.

8.1.2    Exercise of Profit-Share Options. Within [*] after Gilead’s filing of a complete clinical study report to the FDA for the applicable Phase 1 Clinical Trial (or the applicable Phase 1 Clinical Trial portion of a combined Phase 1 Clinical Trial/Phase 2 Clinical Trial) for a Licensed Product other than (a) a Combination Product or (b) an Encumbered Licensed Product, Gilead will deliver to Nurix a top-line data package from such Phase 1 Clinical Trial (or such Phase 1 Clinical Trial portion of a combined Phase 1 Clinical Trial/Phase 2 Clinical Trial) (such package, a “Profit-Share Data Package”). Beginning on Gilead’s delivery of a Profit-Share Data Package and ending [*] after delivery of such Profit-Share Data Package, Nurix will have the option, exercisable by written notice provided to Gilead (such option, a “Profit-Share Option,” and such notice, a “Profit-Share Option Exercise Notice”), to negotiate the terms of an agreement with respect to such Licensed Product that are the subject of such Profit-Share Data Package as further described in Exhibit B (Profit-Share Exhibit). In the event that the Parties are unable to reach agreement on and execute such agreement within the applicable Profit-Share Negotiation Period as defined in and described in Exhibit B (Profit-Share Exhibit), then either Party may submit such matter to baseball arbitration for resolution in accordance with Section 17.6.3 (Baseball Arbitration). Nurix may only exercise a Profit-Share Option once per Licensed Product on up to two (2) Licensed Products, provided, however, that Gilead will have the right to veto the exercise of one (1) (and only one (1)) Profit-Share Option by providing written notice to Nurix of such veto within [*] of Gilead’s receipt of the applicable Profit-Share Option Notice. In the event that Gilead vetoes Nurix’s exercise of a Profit-Share Option for any Licensed Product, Nurix will be deemed as not having exercised its Profit-Share Option with respect to such Licensed Product, and Nurix will be allowed to exercise another Profit-Share Option on another Licensed Product (for example, if Gilead vetoed Nurix’s exercise of a Profit-Share Option for the first Licensed Product for which Nurix sought to exercise a Profit-Share Option, Nurix will be allowed to exercise its Profit-Share Option on another two (2) Licensed Products). Once Nurix exercises the Profit-Share Option on two (2) Licensed Products (without any veto thereof by Gilead), Nurix’s right to exercise the Profit-Share Options under this Agreement will irrevocably terminate. Each Profit-Share Data Package shall include: (a) a top-line data summary, including with respect to primary and secondary endpoints, and a summary of safety data, in each case from the Phase 1 Clinical Trial (or the Phase 1 Clinical Trial portion of a combined Phase 1 Clinical Trial/Phase 2 Clinical Trial) (“Top-Line Data”), (b) all data generated with respect to any IND-enabling toxicity study for such Licensed Product and (c) all material correspondence to and from any Regulatory Authority regarding such Licensed Product. For clarity, the information contained in each Profit-Share Data Package will be deemed the Confidential Information of Gilead.

8.2    Co-Detail Option. If Nurix exercises a Profit-Share Option under Section 8.1.2 (Exercise of Profit-Share Options), it will have the option (a “Co-Detail Option”), exercisable by providing written notice to Gilead in the applicable Profit-Share Option Exercise Notice, to negotiate the terms of certain Detailing-related activities with respect to the applicable Profit-Share Product as set forth in Exhibit B (Profit-Share Exhibit). In the event that the Parties are unable to reach agreement on and execute an agreement containing such terms, within the applicable Profit-Share Negotiation Period as defined in and described in Exhibit B (Profit-Share Exhibit) either Party may submit such matter to baseball arbitration for resolution in accordance with Section 17.6.3 (Baseball Arbitration). If Nurix does not exercise the Co-Detail Option in accordance with this Section 8.2 (Co-Detail Option) with respect to such Profit-Share Product, then such option will be deemed to be irrevocably waived with respect to such Profit-Share Product. Notwithstanding the foregoing in this Section 8.2 (Co-Detail Option), with respect to any Collaboration Target, Nurix’s right to exercise any Co-Detail Option hereunder will terminate upon (a) the closing of a Change of Control of Nurix or (b) Nurix or one of its Affiliates initiating a program to Research, Develop or Commercialize any product Directed To such Collaboration Target, whether internally or together with a Third Party.

ARTICLE 9

GOVERNANCE

9.1    Alliance Manager. Within thirty (30) days following the Effective Date, each Party will appoint an individual to act as the alliance manager for such Party (each, an “Alliance Manager”). Each Alliance Manager will thereafter be permitted to attend meetings of the JSC and any Subcommittee as a nonvoting observer. The Alliance Managers will be the primary point of contact for the Parties regarding the activities contemplated by this Agreement and will help facilitate all such activities hereunder. At any given time, the Alliance Managers will be responsible for keeping a then-current list of with respect to each Research Program (a) Selected Target Binders, Selected Degrader Compounds and all Degrader Compounds and Degrader Products that are being Researched under such Research Program, (b) Pre-Clinical Milestone Events that have been achieved and (c) Collaboration Targets, Excluded Targets, Reserved Targets and Tabled Targets under such Research Program. The Alliance Managers will also keep the JSC reasonably informed of any changes to the items identified in the immediately previous sentence.

9.2    Working Group. Within thirty (30) days after the Effective Date, the Parties shall establish a working group (the “Working Group”) consisting of such number of employee representatives of a Party as such Party determines in its sole discretion, provided that such Party shall provide written notice from time to time to the other Party of the names of its representatives to the Working Group. The Working Group shall review and coordinate the responsibilities of the Parties under the Research Plan(s), oversee the implementation of Research Plans and review and provide the Research Results to the JRC. The Working Group shall meet as mutually agreed by the Parties.

9.3    Joint Steering Committee.

9.3.1    JSC Membership. Promptly, and in any event within thirty (30) days following the Effective Date, the Parties will establish a joint steering committee (the “JSC”) to oversee and coordinate the activities of the Parties under this Agreement with respect to the Research Programs. The JSC will be comprised of three (3) employee representatives of Gilead and three (3) employee representatives of Nurix (or such other equal number of representatives as the Parties may agree), and the Alliance Managers will also attend JSC meetings in a non-voting capacity. Subject to the foregoing, each Party will appoint its respective representatives to the JSC from time to time, and may change its representatives, in its sole discretion, effective upon notice to the other Party designating such change. One (1) of the members of the JSC appointed by Gilead will be designated the JSC chairperson (the “JSC Chair”). The JSC Chair will be responsible for calling meetings of the JSC, circulating agenda and performing administrative tasks required to assure efficient operation of the JSC. The JSC may from time to time establish one (1) or more subcommittees (each, a “Subcommittee”), to perform certain duties and exercise certain powers of the JSC as expressly set forth in this Agreement as delegated by the JSC to such Subcommittee (the JSC and any Subcommittee, including the JRC, are each referred to herein as a “Committee”). The JSC, each Subcommittee and the Working Group will be promptly disbanded following the end of the last-to-expire Research Term.

9.3.2    JSC Meetings. The JSC will meet once every year or as otherwise mutually agreed by the Parties. The location for meetings will alternate between Nurix and Gilead facilities (or such other location as is determined by the JSC). Alternatively, the JSC may meet by means of teleconference, videoconference or other similar means. As appropriate, additional employees or consultants of each Party may from time to time attend the JSC meetings as nonvoting observers; provided that any such consultant will agree in writing to comply with the confidentiality obligations substantially similar to those under this Agreement; and provided further that no Third Party personnel may attend unless otherwise agreed by both Parties. Each Party will bear its own expenses related to the attendance of the JSC meetings by its representatives. Each Party may also call for special meetings to resolve particular matters requested by such Party upon ten (10) Business Days’ prior written notice to the other Party. The JSC Chair or his/her designee will keep minutes of each JSC meeting that record in writing all decisions made, action items assigned or completed and other appropriate matters. The JSC Chair or his/her designee will send meeting minutes to all members of the JSC promptly after a meeting for review. Each member will have five (5) Business Days from receipt in which to comment on and to approve or provide comments to the minutes (such approval not to be unreasonably withheld, conditioned or delayed). If a member, within such time period, does not notify the JSC Chair that he/she does not approve of the minutes, the minutes will be deemed to have been approved by such member. Each Party’s JSC members may designate another staff member of such Party, which could be the Alliance Manager, who will coordinate the administrative work surrounding JSC, including sending the notice of holding JSC meetings, creating the draft of minutes or distributing the minutes.

9.3.3    JSC Functions. The JSC’s responsibilities are as follows:

(a)     Overseeing the performance of the Research Programs hereunder;

(b)    Resolving matters presented to it by any Subcommittee that are within the scope of responsibilities delegated to such Subcommittee by the JSC or otherwise pursuant to this Agreement; and

(c)     Fulfilling such other responsibilities as may be allocated to the JSC under this Agreement or by mutual written agreement of the Parties.

9.4    Joint Research Committee.

9.4.1    JRC Membership. Promptly, and in any event within thirty (30) days following the Effective Date, the Parties will establish a joint research committee (the “JRC”) to oversee and coordinate the activities of the Parties under this Agreement with respect to the Research Programs. The JRC will be comprised of three (3) employee representatives of Gilead and three (3) employee representatives of Nurix (or such other equal number of representatives as the JRC may determine), and the Alliance Managers will also attend JRC meetings in a non-voting capacity. Subject to the foregoing, each Party will appoint its respective representatives to the JRC from time to time, and may change its representatives, in its sole discretion, effective upon notice to the other Party designating such change. Representatives from each Party will have appropriate technical credentials, experience and knowledge pertaining to and ongoing familiarity with the Research activities hereunder.

9.4.2    JRC Chair. One (1) of the members of the JRC appointed by Nurix will be designated solely by Nurix the JRC chairperson (the “JRC Chair”). The JRC Chair will be responsible for calling meetings of the JRC, circulating agenda and performing administrative tasks required to assure efficient operation of the JRC. The JRC Chair or his/her designee will send meeting minutes to all members of the JRC promptly after a meeting for review. Each member will have five (5) Business Days from receipt in which to comment on and to approve or provide comments to the minutes (such approval not to be unreasonably withheld, conditioned or delayed). If a member, within such time period, does not notify the JRC Chair that he/she does not approve of the minutes, the minutes will be deemed to have been approved by such member.

9.4.3    JRC Meetings. The JRC will meet by mutual written agreement of the Parties no less frequently than once every three (3) months. The location for meetings will alternate between Nurix and Gilead facilities (or such other location as is determined by the JRC). Alternatively, the JRC may meet by means of teleconference, videoconference or other similar means. Each Party may also call for special meetings to discuss particular matters requested by such Party upon ten (10) Business Days’ prior written notice to the other Party.

9.4.4    Other Members; Expenses. As appropriate, additional employees or consultants of each Party may from time to time attend the JRC meetings as nonvoting observers; provided that any such consultant will agree in writing to comply with the confidentiality obligations substantially similar to those under this Agreement; and provided further that no Third Party personnel may attend unless otherwise agreed by both Parties. Each Party will bear its own expenses related to the attendance of the JRC meetings by its representatives.

9.4.5    JRC Functions. The purpose of the JRC will be to oversee and coordinate the conduct of the Research Programs. The JRC’s specific responsibilities are as follows:

(a)     Overseeing and coordinating the activities of each Party (including those of any of its Affiliates and Third Parties acting under its authority) under each Research Program, including the conduct of Selection Campaigns and the performance of Research activities as set forth in the applicable Research Plan;

(b)    Preparing and approving Research Plans and amendments to Research Plans;

(c)     Deciding whether to designate any Target Binder Hit as a Selected Target Binder;

(d)    Deciding whether to designate any Degrader Compound as a Selected Degrader Compound;

(e)     Identifying any Target Binder, Degrader Compound or Degrader Product that meets the applicable Advancement Criteria for a Research Phase and deciding whether to advance such Target Binder, Degrader Compound or Degrader Product (as applicable) to the next Research Phase;

(f)     Identifying any Degrader Product that meets all applicable Advancement Criteria and deciding whether to advance such Degrader Product to Development;

(g)    Determining whether any Pre-Clinical Milestone Event has been achieved;

(h)    Receiving and reviewing Research Results provided by the Working Group to the JRC;

(i)     Reviewing progress reports from the Working Group with respect to Selection Campaigns and performance of Research activities under any Research Plan, and requesting such additional information as set forth in Section 2.7.4 (Additional Information);

(j)     Providing to the JSC such information necessary or reasonably useful for the JSC to carry out its responsibilities; and

(k)    Fulfilling such other responsibilities as may be allocated to the JRC under this Agreement or by mutual written agreement of the Parties.

9.5    Committee Decisions. The JRC will endeavor to make decisions by consensus, with each of Gilead’s and Nurix’s representatives having, collectively, one (1) vote. If, despite using reasonable efforts, the JRC does not reach consensus on any matter within its decision-making authority (each, a “Deadlocked Matter”) within a period of fourteen (14) days (or such other period as the Parties may agree in writing) after it has met and attempted to reach such consensus, then either Party may, by written notice to the other Party, refer the Deadlocked Matter to the JSC. If, despite using reasonable efforts, the JSC does not reach consensus on any Deadlocked Matter within a period of thirty (30) days (or such other period as the Parties may agree in writing) after it has met and attempted to reach such consensus, then either Party may, by written notice to the other Party, refer the Deadlocked Matter to the Executive Officers; provided, however, that, if such Executive Officers do not reach agreement on such Deadlocked Matter within thirty (30) days after such Deadlocked Matter is referred to the Executive Officers, then on a Research Program-by-Research Program basis, (a) Nurix will have the right to make the final decision with respect to such Deadlocked Matter to the extent involving the implementation of any Research activity that is set forth in a Research Plan and (b) Gilead will have the right to make the final decision with respect to such Deadlocked Matter to the extent involving (i) the occurrence of a Pre-Clinical Milestone Event, (ii) the content of any Research Plan, including any amendment thereto or (iii) the decision of whether to advance any Target Binder, Degrader Compound or Degrader Product, irrespective of whether or not the applicable Advancement Criteria have been met.

9.6    Scope of Committee Authority. For clarity and notwithstanding the creation of the JSC, JRC or any Subcommittee, each Party will retain the rights, powers and discretion granted to it hereunder, and none of the JSC, JRC or any Subcommittee will be delegated or vested with such rights, powers or discretion unless such delegation or vesting is expressly provided herein, or the Parties expressly so agree in writing. None of the JSC, JRC, any Subcommittee or a Party via exercise of its final decision-making authority will have the power to (a) resolve any Dispute regarding the existence or amount of any payment owed under this Agreement or (b) amend, waive or modify any term of this Agreement, and no decision of the JSC, JRC or any Subcommittee will be in contravention of any terms and conditions of this Agreement. It is understood and agreed that issues to be formally decided by the JSC are limited to those specific issues that are expressly provided in Section 9.3.3 (JSC Functions) of this Agreement and the Disputes which relate to subjects other than those set forth in Section 9.3.3 (JSC Functions) will be handled according to Section 17.6 (Choice of Law; Dispute Resolution; Jurisdiction). It is further understood and agreed that issues to be formally decided by the JRC are limited to those specific issues that are expressly provided in Section 9.4.5 (JRC Functions) of this Agreement. Once a Committee is disbanded, such Committee will have no further obligations under this Agreement and, thereafter, each Party will designate a contact person for the exchange of information under this Agreement or such exchange of information will be made through the Alliance Managers. In the event a Committee is disbanded, any decisions that are designated under this Agreement as being subject to the review or approval of such Committee will be made by the Parties directly, subject to the other terms and conditions of this Agreement.

9.7    Day-to-Day Responsibilities. Each Party will be responsible for day-to-day implementation and operations of the activities for which it has or is otherwise assigned responsibility under this Agreement; provided that such implementation is not inconsistent with the express terms of this Agreement or the decisions of the JSC or the JRC within the scope of its authority specified herein.

ARTICLE 10

ASSISTANCE; TRANSITION; UPSTREAM LICENSE AGREEMENTS

From and after the applicable License Option Effective Date and, with respect solely to the Degrader Products identified in the applicable License Option Exercise Notice (which, for clarity, become Licensed Products upon the License Option Effective Date):

10.1    Assistance. At no cost to Gilead, Nurix will, and will cause its Affiliates to, reasonably cooperate with Gilead and its designees and provide reasonable assistance to Gilead and its designees to transition to Gilead and its designees the Development, Manufacture and Commercialization such Licensed Products after License Option exercise, as and to the extent reasonably requested by Gilead, including by: (a) providing Gilead and its designees reasonable assistance with respect to Development, regulatory and Manufacturing transition matters related to such Licensed Products; and (b) providing Gilead and its designees with reasonable access by teleconference or in-person (as requested by Gilead) to Nurix personnel (and personnel of its Affiliates and Third Party contractors) involved in Development, regulatory or Manufacturing matters related to such Licensed Products to assist with the transition and answer questions related to such Licensed Products.

10.2    Know-How Transfer. Without limiting the provisions of Section 10.1 (Assistance), as soon as reasonably practicable following the applicable License Option Effective Date (but in no event later than thirty (30) days after the applicable License Option Effective Date), and thereafter during the Term as may be reasonably requested by Gilead from time to time, Nurix will during such initial period disclose to Gilead and its designees in English, including by providing hard and electronic copies thereof: (a) all data, information, regulatory filings, assets, DNA, protein sequences, constructs, synthesis routes and cell lines, and materials included therein and any other physical embodiments thereof, in each case relating to such Licensed Products or such Research Program and (b) copies of the documents set forth on Schedule 10.2 (Technology Transfer Documentation), as applicable. Nurix will bear all costs of the first [*] of such assistance per Collaboration Target under this Agreement; thereafter, Gilead will reimburse Nurix for the costs of its assistance at the rate of [*].

10.3    Licensed Products Inventory Transfer. Without limiting the provisions of Section 10.1 (Assistance), upon Gilead’s written request and at no cost to Gilead, Nurix will promptly following the applicable License Option Effective Date assign and transfer to Gilead or its designee and deliver to Gilead or its designee, at a location to be specified by Gilead, any or all (as and to the extent requested by Gilead) inventory of such Licensed Products held at such time by or on behalf of Nurix or its Affiliates (including any such inventory held at any contract manufacturer or any other location) (the “Transferred Inventory”), along with all applicable Manufacturing, GMP and shelf-life information. All Transferred Inventory will be manufactured, packaged, labeled, tested, stored and handled in accordance with Applicable Law and applicable specifications, if any. In addition, all Transferred Inventory will be delivered free and clear of any encumbrances (including liens, charges, securities, mortgages or otherwise) to Gilead.

10.4    Assignment of Agreements. Nurix will, or will cause its Affiliates to, as applicable, to the extent legally permissible (provided that to the extent consent is required from the relevant counterparty, Nurix will, or will cause its Affiliates to, as applicable, use reasonable efforts to obtain such consent): (a) assign to Gilead or its designee any or all (as designated by Gilead) Nurix-Third Party Agreements pertaining solely to such Licensed Products; or (b) assist Gilead or one of its Affiliates in entering into new agreements directly with the counterparties to any or all Nurix-Third Party Agreements to cover the subject matter of such Nurix-Third Party Agreements as it relates to Licensed Products, as applicable, in each case ((a) and (b)), to the extent requested by Gilead in writing. If any such Nurix-Third Party Agreement is assigned to Gilead, Nurix will be solely responsible for, and will indemnify and hold harmless Gilead and all other Gilead Indemnitees from and against any costs and other Damages arising from, or relating to, any such Nurix-Third Party Agreement as a result of, or in connection with, events or occurrences prior to the date of such assignment (including any payments that accrued prior to the date of such assignment but which do not become payable until after the date of such assignment).

10.5    Upstream License Agreements. Other than with respect to Change of Control transactions (as further described in Section 17.4.2 (Change of Control)), in the event that Nurix enters into a contract or agreement with a Third Party pursuant to which Nurix in-licenses or otherwise acquires any Patents, Know-How or other intellectual property rights that, but for this Section 10.5 (Upstream License Agreement), would be Controlled by Nurix and constitute Nurix IP for purposes of this Agreement, then Nurix will promptly provide Gilead with notice and a copy of the applicable license or other contract or agreement with such Third Party. Within sixty (60) days following receipt of such notice, Gilead will decide, in its sole discretion, whether or not to accept such Patents, Know-How or other intellectual property as Nurix IP licensed under this Agreement and provide Nurix written notice of such decision. In the event of acceptance, such Patents, Know-How or other intellectual property will constitute Nurix IP licensed to Gilead under this Agreement for as long as Gilead complies with the terms of this Section 10.5 (Upstream License Agreement) with respect to payment, such agreement will thereafter be included within the definition of Upstream License Agreements and Gilead will be responsible for reimbursing Nurix for any payments arising thereunder solely as a result of Gilead’s activities under this Agreement following Gilead’s receipt of an invoice therefor. In the event that Gilead does not accept such Third Party agreement as an Upstream License Agreement (including by failing to respond within such sixty (60) day period), then Gilead and its Affiliates will have no obligations with respect to such Third Party agreement, such agreement shall not be an Upstream License Agreement, and such Patents, Know-How or other intellectual property rights licensed to Nurix under such Agreement shall not be Controlled by Nurix and shall not be Nurix IP.

ARTICLE 11

FINANCIAL TERMS

11.1    Upfront Payment. No later than [*] days after the Effective Date, Gilead will pay to Nurix a one (1) time payment of forty-five million dollars ($45,000,000) in immediately available funds by wire transfer, in accordance with wire instructions to be provided in writing by Nurix to Gilead no later than ten (10) days following the Effective Date (“Wire Instructions”).

11.2    Research Term Extension Fee. Subject to the terms and conditions herein (including Section 14.4.2(e) (Additional Nurix Covenants)), Gilead will make a one (1) time payment to Nurix of [*] in immediately available funds by wire transfer, in accordance with the Wire Instructions, for each Collaboration Target extended in accordance with Section 2.1.2 (Research Term) (each, a “Research Extension Fee”). Nurix will invoice Gilead for a Research

Extension Fee following such time that the Parties agree on an updated Research Plan for the applicable Research Extension. For clarity, if the Parties fail to reach agreement on a Research Plan for an Extended Research Term prior to expiration of the Initial Research Term, (a) the Initial Research Term for such Collaboration Target will expire, unless (prior to the expiration of the Initial Research Term) Gilead requests additional time for such negotiation period and Nurix agrees to such additional time, which additional time agreement will not be unreasonably withheld, conditioned or delayed and (b) no Research Extension Fee will be due, unless the Parties reach agreement on a Research Plan for the Extended Research Term during the extended negotiation period described in sub-clause (a).

11.3    [*] Reservation Fee Per Target. Subject to the terms and conditions herein (including Section 14.4.2(e) (Additional Nurix Covenants)), during the Collaboration Term, Gilead may elect to pay to Nurix [*] in immediately available funds by wire transfer in accordance with the Wire Instructions, to hold one (1) Target as a Reserved Target for [*] (each, an “[*] Reservation Fee Per Target”). Gilead will pay each [*] Reservation Fee Per Target in accordance with this Section 11.3 ([*] Reservation Fee Per Target) following Gilead’s receipt of an invoice therefor from Nurix.

11.4    Selection Campaign Fee. Subject to the terms and conditions herein (including Section 14.4.2(e) (Additional Nurix Covenants)), if Nurix performs Selection Campaigns on [*] Collaboration Targets, then, upon initiation of any Selection Campaigns on additional Collaboration Targets, Gilead will pay a one (1) time payment to Nurix of [*] per such Collaboration Target in immediately available funds by wire transfer in accordance with the Wire Instructions, for each additional Collaboration Target in excess of [*] that undergoes a Selection Campaign (each, a “Selection Campaign Fee”). Nurix will invoice Gilead for any Selection Campaign Fee following Nurix’s initiation of such Selection Campaign. For clarity, Gilead will only pay one (1) Selection Campaign Fee for each Collaboration Target in excess of [*] as set forth in this Section 11.4 (Selection Campaign Fee).

11.5    Option Fee. On a Collaboration Target-by-Collaboration Target basis, and subject to the terms and conditions herein (including Section 14.4.2(e) (Additional Nurix Covenants)), in the event that Gilead exercises a License Option with respect to a Collaboration Target, Gilead will pay to Nurix a one (1) time payment of [*] in immediately available funds by wire transfer, in accordance with the Wire Instructions, no later than [*] days following the applicable License Option Effective Date (each, an “Option Fee”). Nurix will invoice Gilead for an Option Fee following the applicable License Option Effective Date.

11.6    Milestones.

11.6.1    Pre-Clinical Milestones. Subject to the terms and conditions herein (including this Section 11.6.1 (Pre-Clinical Milestones), Section 11.9 (Milestone Payment and Royalty Offset for Third Party Payments), Section 11.10 (Additional Payment Terms), Section 14.4.2(e) (Additional Nurix Covenants) and Section 16.6 (Certain Additional Remedies of Gilead in Lieu of Termination)), and on a Collaboration Target-by-Collaboration Target basis, Gilead will pay the applicable amount set forth in the table below in this Section 11.6.1 (Pre-Clinical Milestones) associated with each milestone event described below (each event, a “Pre-Clinical Milestone Event” and each payment, a “Pre-Clinical Milestone Payment”) with respect to the first (and only the first) Target Binder or Degrader Compound (as the case may be) to achieve such Pre-Clinical Milestone Event under this Agreement for such Collaboration Target as determined by the JRC as may be adjusted in accordance herewith:

Pre-Clinical Milestone Event	Pre-Clinical Milestone Payment
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

Each Milestone Payment will be payable a maximum of one (1) time per Collaboration Target as set forth in the table above, regardless of the number of Target Binders or Degrader Compounds, as applicable, that achieve the applicable Milestone Event for such Collaboration Target, and no Milestone Payment will be due hereunder for subsequent or repeated achievement of any such Milestone Event for a Collaboration Target. For the avoidance of doubt, the maximum amount payable by Gilead pursuant to this Section 11.6.1 (Pre-Clinical Milestones) for any Collaboration Target is [*], assuming that each Milestone Event in this Section 11.6.1 (Pre-Clinical Milestones) were achieved with respect to such Collaboration Target. In the event that Nurix achieved any Pre-Clinical Milestone Event with respect to any Target Binder or Degrader Compound in each case Directed To a Tabled Target prior to such Tabled Target becoming a Collaboration Target again under this Agreement, such Pre-Clinical Milestone Event will be deemed as having occurred as of such date that such Tabled Target became a Collaboration Target, and Gilead will pay the respective Pre-Clinical Milestone Payment in accordance with Section 11.6.1 (Pre-Clinical Milestones). With respect to each Collaboration Target, upon the applicable License Option Effective Date, Gilead will not pay any Pre-Clinical Milestone Payment on any Pre-Clinical Milestone Event for such Collaboration Target that is achieved following such License Option Effective Date.

[*]

11.6.2    Clinical and Development Milestones. Subject to the terms and conditions herein (including this Section 11.6.2 (Clinical and Development Milestones), Section 11.9 (Milestone Payment and Royalty Offset for Third Party Payments), Section 11.10 (Additional Payment Terms), Section 14.4.2(e) (Additional Nurix Covenants), Section 16.6 (Certain Additional Remedies of Gilead in Lieu of Termination) and Exhibit B (Profit-Share Exhibit)), Gilead will pay the applicable amount set forth in the table below in this Section 11.6.2 (Clinical and Development Milestones) associated with each milestone event described below (each event described in (a)-(d) in the table below, a “Clinical Milestone Event” and each respective payment, a “Clinical Milestone Payment,” and each event described in (e)-(f) in the table below, a “Development Milestone Event,” and each respective payment, a “Development Milestone Payment”) with respect to the first (and only the first) Royalty-Bearing Product or Profit-Share Product, as applicable, to achieve such Clinical Milestone Event or Development Milestone Event

(as applicable) under this Agreement for a Collaboration Target, as may be adjusted in accordance herewith:

Clinical Milestone Event	Clinical Milestone Payment for Royalty- Bearing Product	Clinical Milestone Payment for Profit- Share Product
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

Development Milestone Event	Development Milestone Payment for Royalty-Bearing Product	Development Milestone Payment for Profit-Share Product
[*]	[*]	[*]
[*]	[*]	[*]

Each Clinical Milestone Payment and Development Milestone Payment will be payable a maximum of one (1) time per Collaboration Target as set forth in the table above, regardless of the number of Royalty-Bearing Products or Profit-Share Products, as applicable, which achieve the applicable Clinical Milestone Event or Development Milestone Event for such Collaboration Target, and no Clinical Milestone Payment or Development Milestone Payment will be due hereunder for subsequent or repeated achievement of any such same Clinical Milestone Event or Development Milestone Event (as the case may be) for a Collaboration Target, including where a Clinical Milestone Event or Development Milestone Event (as applicable) is first achieved by a Royalty-Bearing Product and is subsequently achieved by a Profit-Share Product (and vice versa) for any Collaboration Target.

[*]

For the avoidance of doubt, (a) the maximum amount payable by Gilead pursuant to this Section 11.6.2 (Clinical and Development Milestones) for any Collaboration Target would be [*] if each Clinical Milestone Event and Development Milestone Event in this Section 11.6.2 (Clinical and Development Milestones) were exclusively achieved by a Royalty-Bearing Product with respect to such Collaboration Target and (b) the maximum amount payable by Gilead pursuant to this Section 11.6.2 (Clinical and Development Milestones) for any Collaboration Target would be [*] if each Clinical Milestone Event and Development Milestone Event in this Section 11.6.2 (Clinical and Development Milestones) were exclusively achieved by a Profit-Share Product with respect to such Collaboration Target.

11.6.3    Invoice and Payment of Milestone Payments.

(a)     In the event that Gilead, its Affiliates or its Sublicensees under this Agreement achieves a Milestone Event, it will notify Nurix thereof within thirty (30) days of such achievement. Following Nurix’s receipt of notice from Gilead that Gilead has achieved a Milestone Event, Nurix will invoice Gilead for the applicable Milestone Payment, and Gilead will pay such Milestone Payment within thirty (30) days after receipt of such invoice.

(b)    In the event that Nurix or its Affiliates achieves a Milestone Event, it will notify Gilead thereof within thirty (30) days of such achievement and invoice Gilead for the applicable Milestone Payment, and Gilead, subject to any good faith dispute as to whether such Milestone Event has been achieved, will pay such Milestone Payment within thirty (30) days after receipt of such invoice.

11.7    Sales Milestones.

11.7.1    Sales Milestones. Subject to the terms and conditions herein (including this Section 11.7 (Sales Milestones), Section 11.9 (Milestone Payment and Royalty Offset for Third Party Payments), Section 11.11 (Records; Audit Rights), Section 14.4.2(e) (Additional Nurix Covenants), Section 16.6 (Certain Additional Remedies of Gilead in Lieu of Termination) and Exhibit B (Profit-Share Exhibit)), Gilead will notify Nurix within sixty (60) days after the end of the Calendar Quarter during which a given milestone event described below in this Section 11.7.1 (Sales Milestones) (each, a “Sales Milestone Event”) was first achieved by Gilead under this Agreement, and Gilead will thereafter pay the applicable amounts set forth below associated with the applicable Sales Milestone Event in accordance with Section 11.7.2 (Invoice and Payment of Sales Milestone Payments) (each, a “Sales Milestone Payment”), as may be adjusted in accordance herewith:

Sales Milestone Event	Sales Milestone Payment for Royalty- Bearing Product	Sales Milestone Payment for Profit- Share Product
(a) Annual Net Sales in the Royalty Territory in a Calendar Year exceed [*]	[*]	[*]
(b) Annual Net Sales in the Royalty Territory in a Calendar Year exceed [*]	[*]	[*]
(c) Annual Net Sales in the Royalty Territory in a Calendar Year exceed [*]	[*]	[*]

Each Sales Milestone Event will be payable a maximum of one (1) time as set forth in the table above, regardless of the number of times the applicable Sales Milestone Event was achieved, and no Sales Milestone Payment will be due hereunder for subsequent or repeated achievement of any such same Sales Milestone Event, including where a Sales Milestone Event is first achieved by a Royalty-Bearing Product and is subsequently achieved by a Profit-Share Product (and vice versa). Further, Net Sales for a given Licensed Product in a given country for which the Royalty Term has expired will not be included in the Annual Net Sales for purposes of the Sales Milestone Events or Sales Milestone Payments.

For the avoidance of doubt, (a) the maximum amount payable by Gilead pursuant to this Section 11.7.1 (Sales Milestones) would be [*] if each Sales Milestone Event in this Section 11.7.1 (Sales Milestones) were exclusively achieved by a Royalty-Bearing Product and (b) the maximum amount payable by Gilead pursuant to this Section 11.7.1 (Sales Milestones) would be [*] if each Sales Milestone Event in this Section 11.7.1 (Sales Milestones) were exclusively achieved by a Profit-Share Product.

11.7.2    Invoice and Payment of Sales Milestone Payments. Gilead will notify Nurix if the aggregate Annual Net Sales of any applicable Licensed Product first achieved a Sales Milestone Event during a Calendar Quarter in the royalty report for such Calendar Quarter as described in Section 11.8.4 (Royalty Payments and Reporting), and Gilead will pay to Nurix such Sales Milestone Payment concurrent with the delivery of such report.

11.8    Royalties.

11.8.1    Royalty Rates. Subject to the terms and conditions herein (including this Section 11.8 (Royalties), Section 11.9 (Milestone Payment and Royalty Offset for Third Party Payments), Section 11.11 (Records; Audit Rights), Section 14.4.2(e) (Additional Nurix Covenants) and Section 16.6 (Certain Additional Remedies of Gilead in Lieu of Termination)), Gilead will pay Nurix royalties on Annual Net Sales in the Royalty Territory, on a Licensed Product-by-Licensed Product basis, during the applicable Royalty Term, equal to the following portions of Annual Net Sales of the applicable Licensed Product multiplied by the applicable royalty rate set forth below for such portion of Annual Net Sales in the Royalty Territory during the applicable Royalty Term for each such Licensed Product, as may be adjusted in accordance herewith. For clarity, the royalties (and royalty tiers) will be calculated separately on a Licensed Product-by-Licensed Product basis.

Annual Net Sales in the Royalty Territory for a given Licensed Product in a given Calendar Year	Royalty Rate
i. Portion of Annual Net Sales in the Royalty Territory of a given Licensed Product in a given Calendar Year up to and including [*]	[*]
ii. Portion of Annual Net Sales in the Royalty Territory of a given Licensed Product in a given Calendar Year above [*] up to and including [*]	[*]
iii. Portion of Annual Net Sales in the Royalty Territory of a given Licensed Product in a given Calendar Year above [*]	[*]

The applicable royalty rate set forth in the table above will apply only to that portion of the Annual Net Sales in the Royalty Territory of a given Licensed Product during a given Calendar Year that falls within the indicated range. For clarity: (i) if no royalty is payable on a given unit of Licensed Product (e.g., following the Royalty Term for such Licensed Product in a given country), then the Net Sales in the Royalty Territory of such unit of Licensed Product will not be included for purposes of determining the royalties or royalty tiers; (ii) Net Sales in the Royalty Territory of a given Licensed Product will not be combined with Net Sales in the Royalty Territory of any other Licensed Product for purposes of determining the foregoing royalties or royalty tiers; and (iii) only one (1) royalty will be payable by Gilead to Nurix for each sale of a Licensed Product.

11.8.2    Royalty Term. Gilead’s royalty obligations to Nurix under Section 11.8.1 (Royalty Rates) will apply, on a Licensed Product-by-Licensed Product and country-by-country basis, only during the applicable Royalty Term for such Licensed Product in such country. Following the expiration of the applicable Royalty Term for a given Licensed Product in a given country: (a) no further royalties will be payable with respect to sales of such Licensed Product in such country; and (b) the license granted to Gilead under this Agreement with respect to such Licensed Product in such country will become fully paid-up, perpetual, irrevocable and royalty-free in accordance with Section 16.1.1 (Term).

11.8.3    Royalty Reductions.

(a)     On a Licensed Product-by-Licensed Product and country-by-country basis, if such Licensed Product is no longer Covered by a Valid Claim within any Nurix Patent or Joint Patent in such country, then the royalties payable with respect to such Licensed Product pursuant to Section 11.8.1 (Royalty Rates) in such country will be reduced by [*] during such period.

(b)    On a Licensed Product-by-Licensed Product and country-by-country basis, if any Generic Competition occurs in such country in a Calendar Quarter with respect to such Licensed Product, then, thereafter, the royalties payable with respect to Annual Net Sales of such Licensed Product pursuant to Section 11.8.1 (Royalty Rates) in such country will be reduced to [*] of the royalties otherwise payable pursuant to Section 11.8.1 (Royalty Rates), as may be adjusted by Section 11.8.3(a) (Royalty Reductions).

(c)     [*].

11.8.4    Royalty Payments and Reporting. Gilead will calculate all amounts payable to Nurix pursuant to this Section 11.8 (Royalties) at the end of each Calendar Quarter. Gilead will pay to Nurix the royalty amounts due, less any applicable withholding tax that is required by Applicable Law in accordance with Section 11.10.3 (Taxes; Withholding), with respect to a given Calendar Quarter within sixty (60) days after the end of such Calendar Quarter. Each payment of royalties due to Nurix will be accompanied by a royalty report stating the amount of gross sales and Net Sales of each Licensed Product in each country of the Territory during the applicable Calendar Quarter and a detailed calculation of the amount of royalty payment due on such Net Sales for such Calendar Quarter (including all Net Sales reductions).

11.9    Milestone Payment and Royalty Offset for Third Party Payments.

11.9.1     Royalty Reduction for Third Party Payments. If Gilead, any of its Affiliates or any of its Sublicensees obtains a right or license under any Patent, Know-How or other intellectual property right of a Third Party after the Effective Date that is necessary or reasonably useful for the Development, Manufacturing or Commercialization of the Licensed Products by or on behalf of Gilead, its Affiliates or its Sublicensees that results in a payment to such Third Party as a result of and to the extent that the exercise of such right or license by Gilead, its Affiliates or its Sublicensees, as applicable, then Gilead may deduct from the Milestone Payments, Sales Milestone Payments or royalty payments that would otherwise have been due in a particular Calendar Quarter an amount equal to [*] of the amount of any such payments (including payments for obtaining such right or license, royalties, milestones, amounts paid in settlement and any other amounts) paid or accrued by Gilead or any of its Affiliates or Sublicensees to such Third Party for such right or license or the exercise thereof during such Calendar Quarter.

11.9.2    [*]

11.10    Additional Payment Terms.

11.10.1     Currency. All payments hereunder will be made in Dollars by wire transfer to a bank account designated in writing by the Payee. Conversion of sales recorded in local currencies to Dollars will be performed in a manner consistent with the Accounting Standard and the Payor’s normal practices used to prepare its audited financial statements.

11.10.2     Other Amounts Payable. With respect to any amounts owed under this Agreement by a Party to the other Party for which no other invoicing and payment procedure is specified in this Agreement, the Party owing such payment obligation will provide to the other Party an invoice, together with reasonable supporting documentation, for such amounts owed and such other Party will pay any undisputed amounts within sixty (60) days after receipt of the invoice, and will pay any disputed amounts owed by such other Party within forty-five (45) days of final resolution of the Dispute.

11.10.3     Taxes; Withholding.

(a)     Generally. Each Party will be liable for all taxes legally assessable against it arising from any payment received under this Agreement, including income, applicable sales or use, goods and services, value added and consumption or other similar fees or taxes (“Taxes”).

(b)    Tax Withholding. If Applicable Law requires the withholding of Taxes, the Payor will subtract the amount thereof from the Agreement Payments and remit such withheld amount to the relevant Governmental Authority in a timely manner. For the avoidance of doubt, the Payor’s remittance of such withheld Taxes, together with payment to the Payee of the remaining Agreement Payments, will constitute the Payor’s full satisfaction of Agreement Payments under this Agreement. The Payor will promptly (as available) submit to the Payee appropriate proof of payment of the withheld Taxes as well as the official receipts within a reasonable period of time. The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate such withholding of Taxes under Applicable Law, including under the benefit of any present or future treaty against double taxation.

11.11    Records; Audit Rights.

11.11.1     Records. Each Party will keep, and will cause its Affiliates and as applicable Sublicensees, to keep complete, true and accurate books and records in accordance with its Accounting Standard in relation to this Agreement and Net Sales, royalties, Milestone Payments, Sales Milestone Payments and any other payments required hereunder, as applicable. Each Party will keep such books and records for at least three (3) years following the Calendar Year to which they pertain or for such longer period of time as required under any Applicable Law.

11.11.2     Audit Rights. Subject to the other terms of this Section 11.11.2 (Audit Rights), during the Term, at the request of a Party (the “Auditing Party”), which will not be made more frequently than one (1) time per Calendar Year, upon at least [*] days’ prior written notice from the Auditing Party, and at the expense of the Auditing Party, the other Party (the “Audited Party”) will permit an independent, nationally-recognized certified public accountant selected by the Auditing Party and reasonably acceptable to the Audited Party (the “Auditor”) to inspect, during regular business hours, the relevant records required to be maintained by the Audited Party under Section 11.11.1 (Records); provided that such audit right will not apply to records beyond three (3) years from the end of the Calendar Year to which they pertain and that records for a particular period may only be audited once. Prior to its inspection, the Auditor will enter into a confidentiality agreement with both Parties having obligations of confidentiality and non-use no less restrictive than those set forth in Article 13 (Confidentiality) and limiting the disclosure and use of such information by such accountant to authorized representatives of the Parties and the purposes germane to Section 11.11.1 (Records). The Auditor will report to the Auditing Party only whether the particular amount being audited was accurate and, if not, the amount of any discrepancy and a reasonable summary of the reason for such discrepancy, and the Auditor will not report any other information to the Auditing Party. The Auditing Party will treat the results of the Auditor’s review of the Audited Party’s records as Confidential Information of the Audited Party subject to the terms of Article 13 (Confidentiality). In the event such audit leads to the discovery of a discrepancy to the Auditing Party’s detriment, the Audited Party will, within forty-five (45) days after receipt of such report from the Auditor, pay any undisputed amount of the discrepancy. The Auditing Party will pay the full cost of the audit unless the underpayment of amounts due to the Auditing Party is greater than [*] of the amount due for the entire period being examined and such underpayment also exceeds [*], in which case the Audited Party will pay the reasonable cost charged by the Auditor for such review. Any undisputed overpayments by the Audited Party revealed by an examination will be paid by the Auditing Party within forty-five (45) days of the Auditing Party’s receipt of the applicable report. Gilead will use Commercially Reasonable Efforts to include substantially similar rights as set forth in this Section 11.11.2 (Audit Rights) in any sublicense agreement with its Sublicensee; provided, however, that such sublicense agreement may provide that such audit be conducted by Gilead, its Affiliate or an independent auditor designated by Gilead instead of by an independent auditor designated by Nurix.

11.11.3     Records Final. Upon the expiration of three (3) years following the end of a given Calendar Year, subject and without prejudice to the determination of any review commenced prior to such third anniversary pursuant to Section 11.11.2 (Audit Rights), the calculation of any amounts payable by a Party to the other Party with respect to such Calendar Year will not be subject to the audit provisions of this Section 11.11 (Records; Audit Rights).

11.12    Upstream License Agreements and Nurix-Third Party Agreements. Notwithstanding anything to the contrary under this Agreement, but subject to Section 10.5 (Upstream License Agreements), Nurix will be solely responsible for all costs and payments of any kind (including all upfront fees, annual payments, milestone payments and royalty payments) arising under any agreements between Nurix (or any of its Affiliates) and any Third Party, including under any Upstream License Agreements, unless and until such agreements have been accepted by Gilead pursuant to Section 10.5 (Upstream License Agreements), and any Nurix-Third Party Agreements, as applicable.

ARTICLE 12

LICENSE; INTELLECTUAL PROPERTY

12.1    License Grants.

12.1.1    Research Licenses. Subject to the terms and conditions of this Agreement, and on a Research Program-by-Research Program basis, each Party hereby grants to the other Party a non-exclusive, worldwide, transferrable (pursuant to Section 17.4 (Assignment)) and sublicensable (solely to the other Party’s permitted subcontractors in accordance with Section 12.2 (Subcontracting) and Section 12.3 (Sublicensing)) license, under the Background IP Controlled by such Party and such Party’s interest in the Joint IP, solely to the extent necessary for the other Party to perform the Research activities assigned to such other Party under the applicable Research Plan for the applicable Research Term and in accordance with such Research Plan.

12.1.2    License to Gilead for Licensed Products. Subject to the terms and conditions of this Agreement (including Article 3 (License Option)), Nurix hereby grants to Gilead an exclusive (even as to Nurix, except as set forth in Exhibit B (Profit-Share Exhibit)), transferrable (pursuant to Section 17.4 (Assignment)) and sublicensable (through multiple tiers in accordance with Section 12.3 (Sublicensing)) license, under the Nurix IP and Nurix’s interest in the Joint IP, to Develop, Manufacture and Commercialize Licensed Products in the Field in the Territory. Gilead will not exercise its rights under the foregoing license with respect to any Degrader Product until the applicable License Option Effective Date for such Degrader Product. Nurix will provide an updated copy of Schedule 1.147 (Nurix Patents) to Gilead’s Alliance Manager as necessary from time to time to reflect the then-current Nurix Patents.

12.2    Subcontracting. Each Party may subcontract the performance of tasks and other obligations hereunder to its Affiliates or Third Parties (provided that prior to Nurix subcontracting such performance to Third Parties, it will obtain the prior written consent of Gilead, not to be unreasonably withheld, conditioned or delayed), which subcontract may include a sublicense of rights necessary for the performance of the subcontract as reasonably required, provided that any such Third Party will not be deemed to be a Sublicensee as a result of such sublicense.

12.3    Sublicensing. If a Party is permitted to grant a sublicense under the rights licensed to such Party under Section 12.1 (License Grants), then the following terms shall apply to each sublicense: (a) any such permitted sublicense shall be consistent with and subject to the terms and conditions of this Agreement; and (b) such Party will continue to be responsible for full performance of its obligations under this Agreement and will be responsible for all actions of such sublicensed Affiliate or Third Party, as applicable, as if such Affiliate or Third Party, as applicable, were such Party hereunder.

12.4    No Implied Licenses. Each Party retains all rights under Patents, Know-How or other intellectual property rights Controlled by such Party which are not expressly granted to the other Party pursuant to this Agreement. Except as otherwise expressly provided in this Agreement, under no circumstances will a Party or any of its Affiliates, as a result of this Agreement, obtain any ownership interest, license or other right in or to any Patents, Know-How or other intellectual property rights of the other Party, including tangible or intangible items owned, controlled or developed by the other Party, or provided by the other Party to the receiving Party at any time, in each case, pursuant to this Agreement. For clarity, Nurix shall have the right to exercise or license the Nurix IP in any manner with respect to any compound or molecule that is not (a) a Licensed Product or (b) Degrader Compound incorporated into a Licensed Product, in each case ((a) and (b)) subject to the exclusivity provisions provided in Section 2.9 (Exclusivity).

12.5    Ownership. As between the Parties, each Party will retain ownership of all Patents, Know-How and other intellectual property rights that are Controlled by such Party prior to the Effective Date or are otherwise developed by such Party outside of this Agreement (with respect to such Party, its “Background IP”). As between the Parties, all Inventions made or created solely by a Party’s or any of its Affiliates’ employees, independent contractors or consultants, in the course of conducting activities under this Agreement, together with all intellectual property rights therein, will be owned by such Party (“Sole IP”). All Inventions made or created jointly by each Party’s (or any of its Affiliates’) employees, independent contractors or consultants, in the course of conducting activities under this Agreement, together with all Patents therein, will be jointly owned by the Parties (“Joint IP”). For clarity, any Patent or Know-How covering any Degrader Compound identified, synthesized or Researched under a Research Program, where the Target Binder contained in such Degrader Compound is covered by any Patent or Know-How Controlled by Gilead or its Affiliates and was contributed by Gilead or its Affiliates, and the Linker contained in such Degrader Compound is Controlled and was contributed by Nurix or one of its Affiliates, will be deemed Joint IP (“Combined Degrader Compound IP”). Subject to the terms and conditions of this Agreement (including this Article 12), Joint IP will be owned jointly by Gilead and Nurix on the basis of an equal, undivided interest without a duty to account to the other Party and will be deemed to be Controlled by each Party, and each Party will have the right to use such Joint IP, or license such Joint IP to its Affiliates or any Third Party, or sell or otherwise transfer its interest in such Joint IP to its Affiliates or a Third Party, in each case without the consent of the other Party. Notwithstanding the immediately preceding sentence, but subject to the remaining terms of this Agreement (including the remaining terms of this Article 12), each Party will only have the right to use Combined Degrader Compound IP, or license such Combined Degrader Compound IP to its Affiliates or any Third Party, or sell or otherwise transfer its interest in such Combined Degrader Compound IP to its Affiliates or a Third Party, in each case, without the consent of the other Party, if and so long as such use, sale, license or transfer is limited to Research activities. If a Party wishes to use any Combined Degrader Compound IP in any Development or Commercialization activities on behalf of itself, its Affiliates or any Third Party, such Party shall provide written notice to the other Party, and the Parties will negotiate with one another in good faith for one hundred and eighty (180) days to agree upon the royalties to be paid to the other Party for use of such Combined Degrader Compound IP in such Development or Commercialization activities. In the event that the Parties are unable to reach agreement on such royalties within the one hundred and eighty (180) day period as described above, then either Party may submit such matter to baseball arbitration for resolution in accordance with Section 17.6.3 (Baseball Arbitration). All determinations of inventorship under this Agreement will be made in accordance with U.S. patent law.

12.6    Prosecution and Maintenance.

12.6.1    Before Exercise of License Option.

(a)     Prior to the exercise of the applicable License Option with respect to a Degrader Product, Nurix will be responsible for the Prosecution and Maintenance of any (a) Degrader Product Patents and (b) Patents included in the Joint IP (each such Patent described in sub-clause (b), a “Joint Patent”), using outside counsel reasonably acceptable to Gilead. The Degrader Product Patents will be Prosecuted and Maintained in Nurix’s name and at Nurix’s expense, and the Joint Patents will be Prosecuted and Maintained in both Parties’ names and the costs thereof will be equally borne by the Parties. Nurix will notify Gilead of any decision not to file applications for, cease the Prosecution and Maintenance of or not continue to pay the expenses for the Prosecution and Maintenance of any such Patents described in this Section 12.6.1 (Before Exercise of License Option). Nurix will provide such notice at least thirty (30) days prior to any filing or payment due date, or any other due date that requires action, in connection with such Patent. In such event, Nurix will permit Gilead, at its sole discretion and expense, to file or to continue Prosecution and Maintenance of such Patent.

(b)    Upon the request of either Party prior to the exercise of the applicable License Option with respect to a Degrader Product or Degrader Compound, the Parties will in good faith discuss the claim scope of potential Degrader Product Patents for such Degrader Product or Degrader Compound, provided that if Nurix believes in good faith there is sufficient basis to file one (1) or more Degrader Product Patents during such time period, then Nurix shall have the right to initiate a meeting pursuant to which Nurix shall propose to Gilead in writing a claim scope for the applicable Degrader Product Patent(s). Thereafter, Nurix and Gilead shall discuss in good faith the claim scope of such Degrader Product Patent(s) (the “Nurix Claim Scope Discussion,” and the proposed claim scope for such Degrader Product Patent(s), the “Nurix Proposed Claim Scope”), and Nurix shall reasonably consider Gilead’s comments with respect thereto. If, after a Nurix Claim Scope Discussion where Nurix continues to believe in good faith that there is a sufficient basis to file a patent application (after taking into account all reasonable comments provided by Gilead), Nurix shall have the right to file such Degrader Product Patent with such Nurix Proposed Claim Scope in accordance with Section 12.6.1(a) (Before Exercise of License Option) and subject to Section 12.6.3 (Cooperation).

12.6.2    After Exercise of License Option.

(a)     Following the exercise of the applicable License Option with respect to a Degrader Product, Gilead will be responsible for the Prosecution and Maintenance of the Degrader Product Patents and Joint Patents, in each case necessary or reasonably useful for the Development, Manufacture or Commercialization of the respective Licensed Product. The Degrader Product Patents will be Prosecuted and Maintained in Nurix’s name and at Gilead’s expense, and the Joint Patents will be Prosecuted and Maintained in both Parties’ names and the costs thereof will be equally borne by the Parties. Gilead will notify Nurix of any decision not to file applications for, cease the Prosecution and Maintenance of or not continue to pay the expenses for the Prosecution and Maintenance of any such Patents described in this Section 12.6.2(a) (After Exercise of License Option). Gilead will provide such notice at least thirty (30) days prior to any filing or payment due date, or any other due date that requires action, in connection with such Patent. In such event, Gilead will permit Nurix, at its sole discretion and expense, to file or to continue Prosecution and Maintenance of such Patent.

(b)    Following the exercise of the applicable License Option with respect to a Degrader Product, Nurix will be responsible for the Prosecution and Maintenance of any Nurix Patent (other than a Degrader Product Patent) using outside counsel reasonably acceptable to Gilead. Such Nurix Patents will be Prosecuted and Maintained in Nurix’s name and at Nurix’s expense. Nurix will notify Gilead of any decision not to file applications for, cease the Prosecution and Maintenance of or not continue to pay the expenses for the Prosecution and Maintenance of any such Nurix Patents described in this Section 12.6.2(b) (After Exercise of License Option). Nurix will provide such notice at least thirty (30) days prior to any filing or payment due date, or any other due date that requires action, in connection with such Nurix Patent. In such event, Nurix will permit Gilead, at its sole discretion and expense, to file or to continue Prosecution and Maintenance of such Nurix Patent.

12.6.3    Cooperation. A Party that Prosecutes and Maintains any Patent in accordance with this Section 12.6 (Prosecution and Maintenance) (the “Prosecuting Party”) will keep the other Party (the “Non-Prosecuting Party”) reasonably informed of the status of such Patent and, prior to making any filings or submissions to any Governmental Authority with respect to such Patent, will submit a copy thereof to the Non-Prosecuting Party for its review and comment and provide the Non-Prosecuting Party a reasonable period of time to comment on such filings and submissions (which comments will be considered by the Prosecuting Party in good faith). Notwithstanding the foregoing, if Nurix is the Prosecuting Party under Section 12.6.1 (Before Exercise of License Option) and Gilead requests that any Nurix Patents be filed in any country outside of the territory in which Nurix ordinarily files, then Nurix will file in those countries and Gilead will reimburse Nurix for those specific costs. In addition, the Non-Prosecuting Party will fully cooperate with the Prosecuting Party in connection with the Prosecution and Maintenance of such Patents described in Section 12.6.1 (Before Exercise of License Option) and Section 12.6.2 (After Exercise of License Option), including by providing access to relevant persons and executing all documentation reasonably requested by the Prosecuting Party.

12.7    Enforcement.

12.7.1    Notification. Each Party will promptly notify the other Party of any infringement, misappropriation or other violation by a Third Party of any (a) Nurix IP (solely with respect to this sub-clause (a), to the extent such infringement, misappropriation or other violation is caused by the Research, Development, Manufacture or Commercialization of a product by or on behalf of such Third Party that is Directed To the same Collaboration Target To which a Licensed Product is Directed), (b) Degrader Product Patent or (c) Joint IP, in each case ((a)-(c)) in the Territory of which it becomes aware, including any declaratory judgment, opposition or similar action alleging the invalidity, unenforceability or non-infringement with respect to any such Nurix Patent, Degrader Product Patent or Joint Patent (collectively, “Infringement”).

12.7.2    Right to Enforce.

(a)     Prior to the exercise of the applicable License Option with respect to a Degrader Product, neither Party will have the right, without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), to bring any legal action or take such other actions as it deems appropriate in connection with any Infringement of any Nurix IP (as described in Section 12.7.1 (Notification)), Degrader Product Patent or Joint IP, in each case necessary or useful for the Development, Manufacture or Commercialization of such Degrader Product. If such consent is provided to such Party, such Party will have the right (but not the obligation) to bring and control, at its cost and expense, any such legal action or take such other actions as it deems appropriate in connection with such Infringement.

(b)    Following the exercise of the applicable License Option with respect to a Degrader Product, Gilead will have the first right, but not the obligation, to bring and control any legal action or take such other actions as it deems appropriate in connection with any Infringement of any Nurix IP (as described in Section 12.7.1 (Notification)), Degrader Product Patent or Joint IP, in each case necessary or useful for the Development, Manufacture or Commercialization of the respective Licensed Product, at its cost and expense. If (a) Gilead fails to bring or confirm to Nurix that it will timely bring any such action with respect to any Nurix IP (as described in Section 12.7.1 (Notification)), Degrader Product Patent or Joint IP within ninety (90) days following the notice of alleged Infringement provided pursuant to Section 12.7.1 (Notification), or (b) Gilead fails to bring any action with respect to any Nurix IP (as described in Section 12.7.1 (Notification)), Degrader Product Patent or Joint IP within fifteen (15) days before the time limit, if any, set forth in Applicable Law for the filing of such actions, whichever comes first, Nurix will have the right (with Gilead’s prior written consent, not to be unreasonably withheld, conditioned or delayed) to bring and control any such action at its own expense, and Gilead will have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(c)     A Party that elects to enforce under this Section 12.7.2 (Right to Enforce) (the “Enforcing Party”) will keep the other Party (the “Non-Enforcing Party”) reasonably informed of the status and progress of such enforcement efforts, and reasonably consult with the Non-Enforcing Party, including using reasonable efforts to take the Non-Enforcing Party’s comments into good faith consideration with respect to such enforcement action, including the infringement or claim construction of any claim in any Nurix IP (as described in Section 12.7.1 (Notification)), Degrader Product Patent or Joint IP. The Non-Enforcing Party will also provide reasonable assistance in connection with such enforcement actions, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required.

12.8    Defense.

12.8.1    Notification. Each Party will promptly notify the other Party of any claim alleging that the Development, Manufacture or Commercialization of the Licensed Products in the Territory infringes, misappropriates or otherwise violates any Patents, Know-How or other intellectual property rights of any Third Party (“Third Party Infringement”). In any such instance, the Parties will as soon as practicable thereafter discuss in good faith the best response to such notice of Third Party Infringement.

12.8.2    Right to Defend. Gilead will have the sole right, but not the obligation, to defend, and take other actions (including to settle) with respect to, any such claim of Third Party Infringement, at Gilead’s sole discretion, cost and expense, and Nurix will have the right to be represented in any such action by counsel of its own choice at Nurix’s sole cost and expense; provided that in no event will Gilead settle or otherwise compromise any Third Party Infringement by admitting that any Degrader Product Patent or Joint Patent is invalid or unenforceable, in each case without first obtaining the prior written consent of Nurix, which consent will not be unreasonably withheld, conditioned or delayed.

12.9    Recovery.

12.9.1    Enforcement Actions. Any recovery (including any settlement) received as a result of any action under Section 12.6 (Enforcement) will be allocated in the following order: (a) to reimburse the Enforcing Party for the costs and expenses (including attorneys’ and professional fees) that the Enforcing Party incurred in connection with such action, to the extent not previously reimbursed; (b) to reimburse the Non-Enforcing Party, where it joins a legal action as provided under Section 12.7 (Enforcement), for the costs and expenses (including attorneys’ and professional fees) that the Non-Enforcing Party incurred in connection with such action, to the extent not previously reimbursed; and (c) [*] of the remainder of the recovery will be retained by the Enforcing Party, and [*] of the remainder of the recovery will be retained by the Non-Enforcing Party.

12.9.2    Defense Actions. Any recovery (including any settlement) received as a result of any action under Section 12.8 (Defense) will be allocated in the following order: (a) to reimburse Gilead for the costs and expenses (including attorneys’ and professional fees) that Gilead incurred in connection with such action, to the extent not previously reimbursed; (b) to reimburse Nurix, where it joins a legal action as provided under Section 12.8 (Defense), for the costs and expenses (including attorneys’ and professional fees) that Nurix incurred in connection with such action, to the extent not previously reimbursed; and (c) [*] of the remainder of the recovery will be retained by Gilead, and [*] of the recovery will be retained by Nurix.

12.10    Trademarks. Gilead will have the right, but not the obligation, to brand the Licensed Products using trademarks, trade dress and trade names it determines appropriate in its sole discretion for the Licensed Products, which may vary within the Territory (each, a “Licensed Product Mark”). Gilead will own all rights, title and interests in and to the Licensed Product

Marks, and all goodwill in the Licensed Product Marks will inure to the benefit of Gilead. Gilead will register and maintain the Licensed Product Marks to the extent it determines reasonably necessary. Except as otherwise agreed in writing by both Parties, Gilead does not grant to Nurix, by implication, estoppel or otherwise, any license to any Licensed Product Mark.

12.11    Patent Extensions. Nurix will reasonably cooperate, at Gilead’s reasonable expense, with Gilead upon Gilead’s reasonable request in obtaining at Gilead’s expense patent term extension or supplemental protection certificates and the like with respect to any Degrader Product Patent or Joint Patent, in each country and region where it is possible to do so. Gilead will make the election in accordance with the preceding sentence, and Nurix agrees to abide by such election.

ARTICLE 13

CONFIDENTIALITY

13.1    Nondisclosure. Each Party agrees that a Party (the “Receiving Party”) which receives the Confidential Information of the other Party (the “Disclosing Party”) pursuant to this Agreement will: (a) maintain in confidence such Confidential Information using not less than the efforts that such Receiving Party uses to maintain in confidence its own proprietary information of similar kind and value, but in no event less than a reasonable degree of efforts; (b) not disclose such Confidential Information to any Third Party without first obtaining the prior written consent of the Disclosing Party, except for disclosures expressly permitted pursuant to this Article 13 (Confidentiality); and (c) not use such Confidential Information for any purpose except those permitted under this Agreement, including, in the case of Gilead, the exercise of the rights and licenses granted to Gilead hereunder. The obligations of confidentiality, non-disclosure and non-use under this Section 13.1 (Nondisclosure) will be in full force and effect from the Effective Date until five (5) years following the Term. Except as otherwise requested in writing by the Disclosing Party, the Receiving Party will destroy the Confidential Information of the Disclosing Party disclosed or transferred to it by the Disclosing Party pursuant to this Agreement, within sixty (60) days after the expiration or termination of this Agreement; provided, however, that a Party may retain: (i) Confidential Information of the Disclosing Party to exercise rights and licenses which expressly survive such termination or expiration pursuant to this Agreement; (ii) one (1) copy of all other Confidential Information in archives solely for the purpose of establishing the contents thereof or in accordance with Applicable Law and (iii) any backup media copies made in the ordinary course of business. In addition, Nurix will keep confidential, and will cause its Affiliates and its and their employees, consultants, licensees, sublicensees, professional advisors and Affiliates to keep confidential, the Nurix IP and Joint IP, in each case specifically related to the Licensed Products on confidentiality terms at least as protective as the confidentiality provisions of this Agreement without regard to Section 13.2 (Exceptions).

13.2    Exceptions.

13.2.1    General. Section 13.1 (Nondisclosure) will not apply with respect to any portion of the Confidential Information of the Disclosing Party to the extent that such Confidential Information:

(a)     was known to the Receiving Party or any of its Affiliates, as evidenced by written records, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the Disclosing Party;

(b)    is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without any obligation to keep it confidential or any restriction on its use;

(c)     is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the Receiving Party, without any breach by the Receiving Party of its obligations hereunder; or

(d)    is independently developed by or for the Receiving Party or any of its Affiliates, as evidenced by written records, without reference to or reliance upon the Disclosing Party’s Confidential Information.

Any combination of features or disclosures will not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

13.3    Authorized Disclosure.

13.3.1    Disclosure. Notwithstanding Section 13.1 (Nondisclosure), the Receiving Party may disclose Confidential Information belonging to the Disclosing Party in the following instances:

(a)     subject to Section 13.5 (Securities Filings; Disclosure under Applicable Law), to comply with Applicable Law (including the rules and regulations of the U.S. Securities and Exchange Commission or any national securities exchange in any jurisdiction in the Territory) (each, a “Securities Regulator”) or with judicial process (including prosecution or defense of litigation) if, in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance or for such judicial process (including prosecution or defense of litigation);

(b)    disclosure to a Governmental Authority in order to obtain Patents, to obtain or maintain approval to conduct Clinical Trials or to market the Licensed Products under this Agreement, in each case, in accordance with this Agreement; provided that reasonable steps are taken to ensure confidential treatment of such Confidential Information to the extent available;

(c)     disclosure to (i) any of its officers, employees, consultants, agents or Affiliates who need to know such Confidential Information to perform on behalf of such Party under this Agreement, (ii) in the case of Gilead, any actual or potential collaborators, licensees, Sublicensees or subcontractors in connection with the Development, Manufacture and Commercialization of Licensed Products and (iii) in the case of either Party, such Party’s actual or potential acquirers or investors; provided that prior to any such disclosure ((i)-(iii)), each such disclosee is bound by written obligations of confidentiality, non-disclosure and non-use no less restrictive than the obligations set forth in this Article 13 (Confidentiality) to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement; provided, however, that, in each of the above situations in this Section 13.3.1(c) ((i)-(iii)) (Disclosure), the Receiving Party will remain responsible for any failure by any Person who receives Confidential Information from such Receiving Party pursuant to this Section 13.3.1(c) (Disclosure) to treat such Confidential Information as required under this Article 13 (Confidentiality); and

(d)    disclosure to its advisors (including attorneys and accountants) in connection with activities under this Agreement; provided that prior to any such disclosure, each such disclosee is bound by written obligations of confidentiality, non-disclosure and non-use no less restrictive than the obligations set forth in this Article 13 (Confidentiality) (provided, however, that in the case of legal advisors, no written agreement will be required), to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement; provided, however, that, in each of the above situations in this Section 13.3.1(d) (Disclosure), the Receiving Party will remain responsible for any failure by any Person who receives Confidential Information from such Receiving Party pursuant to this Section 13.3.1(d) (Disclosure) to treat such Confidential Information as required under this Article 13 (Confidentiality).

13.3.2    Terms of Disclosure. If and whenever any Confidential Information is disclosed in accordance with this Section 13.3 (Authorized Disclosure), such disclosure will not cause any such information to cease to be Confidential Information, except to the extent that such disclosure results in a public disclosure of such information other than by breach of this Agreement.

13.4    Terms of this Agreement. The Parties agree that this Agreement and the terms hereof will be deemed to be Confidential Information of both Nurix and Gilead, and each Party agrees not to disclose this Agreement or any terms hereof without obtaining the prior written consent of the other Party; provided, that each Party may disclose this Agreement or any terms hereof in accordance with the provisions of Section 13.3 (Authorized Disclosure), Section 13.5 (Securities Filings; Disclosure under Applicable Law), or Section 13.6.1 (Press Release; Nurix Obligations), as applicable.

13.5    Securities Filings; Disclosure under Applicable Law. Each Party acknowledges and agrees that the other Party may submit this Agreement to, or file this Agreement with, the Securities Regulators or to other Persons as may be required by Applicable Law, and if a Party submits this Agreement to, or files this Agreement with, any Securities Regulator or other Person as may be required by Applicable Law, such Party agrees to consult with the other Party with respect to the preparation and submission of a confidential treatment request for this Agreement. Notwithstanding the foregoing, if a Party is required by any Securities Regulator or other Person as may be required by Applicable Law to make a disclosure of the terms of this Agreement in a filing or other submission as required by such Securities Regulator or such other Person, and such Party has: (a) provided copies of the disclosure to the other Party reasonably in advance under the circumstances of such filing or other disclosure; (b) promptly notified the other Party in writing of such requirement and any respective timing constraints; and (c) given the other Party reasonable time under the circumstances from the date of provision of copies of such disclosure to comment upon and request confidential treatment for such disclosure, then such Party will have the right to make such disclosure at the time and in the manner reasonably determined by its counsel to be required by the Securities Regulator or the other Person. Notwithstanding the foregoing, if a Party seeks to make a disclosure as required by a Securities Regulator or other Person as may be required by Applicable Law as set forth in this Section 13.5 (Securities Filings; Disclosure under Applicable Law) and the other Party provides comments in accordance with this Section 13.5 (Securities Filings; Disclosure under Applicable Law), the Party seeking to make such disclosure or its counsel, as the case may be, will use good faith efforts to incorporate such comments.

13.6    Publicity.

13.6.1    Press Release; Nurix Obligations. The Parties agree to issue a press release substantially similar to the form of press release attached hereto as Exhibit C upon a mutually agreed-upon date after the Effective Date, but within ninety (90) days after execution of this Agreement. Subject to Section 13.3 (Authorized Disclosure), Section 13.5 (Securities Filings; Disclosure under Applicable Law) and this Section 13.6.1 (Nurix Obligations), Nurix will not, and will cause its Affiliates not to, issue any press release or other public statement disclosing this Agreement, the activities hereunder or the transactions contemplated hereby, without first obtaining Gilead’s prior written consent; provided that Nurix will be authorized to make any disclosure, without first obtaining Gilead’s prior written consent, that is required by Applicable Law (including the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934), the rules of any Securities Regulator or by judicial process, subject to and in accordance with Section 13.3 (Authorized Disclosure) and Section 13.5 (Securities Filings; Disclosure under Applicable Law), as applicable. The contents of any press release or other public statement that has been reviewed and approved by Gilead may be re-released by Nurix without first obtaining Gilead’s prior written consent in accordance with this Section 13.6.1 (Press Release; Nurix Obligations).

13.6.2    Gilead Rights. Gilead will have the right to issue any press release or other public statement disclosing this Agreement, the activities under this Agreement or the transactions contemplated hereby without first obtaining the prior written consent of Nurix; provided that any such press release or other public statement does not include the Confidential Information of Nurix.

13.7    Publications. During the Collaboration Term a Party will, and following the expiration of the Collaboration Term Nurix will (each of the foregoing, during such applicable time, a “Publishing Party”), prior to publishing, publicly presenting or otherwise publicly disclosing any paper, publication, oral presentation, abstract, poster, manuscript or other presentation relating to any activity or other matter under this Agreement (each, a “Publication”) provide the other Party (a “Reviewing Party”) an opportunity to review such Publication to determine whether such Publication contains the Confidential Information of the Reviewing Party. The Publishing Party will deliver to the Reviewing Party a copy of any such proposed Publication or an outline of the proposed oral disclosure at least sixty (60) days prior to submission for publication or presentation for review by the Reviewing Party. The Reviewing Party will have the right, in its sole discretion, to: (a) require the removal of its Confidential Information from any such Publication by the Publishing Party or (b) request a reasonable delay in publication or presentation in order to protect patentable information. If the Reviewing Party requests such a delay, the Publishing Party will delay submission or presentation for a period of ninety (90) days after its provision of the copy of the proposed publication or disclosure to enable patent applications protecting the Reviewing Party’s rights in such information.

13.8    Use of Names. Except as otherwise expressly set forth herein, neither Party (or any of its respective Affiliates) will use the name, trademark, trade name or logo of the other Party or any of its Affiliates, or its or their respective employees, in any publicity, promotion, news release or other public disclosure relating to this Agreement or its subject matter, without first obtaining the prior written consent of the other Party; provided that such consent will not be required to the extent use thereof may be required by Applicable Law, including the rules of any securities exchange or market on which a Party’s or its Affiliate’s securities are listed or traded.

13.9    Clinical Trials Registry. For clarity, Gilead, its Affiliates and its designees will have the right to publish registry information and summaries of data and results from any Clinical Trials conducted in connection with Licensed Products, on its Clinical Trials registry or on a government-sponsored database such as www.clinicaltrials.gov, without first obtaining the prior consent of Nurix. The Parties will reasonably cooperate if required or reasonably requested by Gilead in order to facilitate any such publication by Gilead, any of its Affiliates or any of its designees.

ARTICLE 14

REPRESENTATIONS AND WARRANTIES; COVENANTS

14.1    Representations and Warranties of Each Party. Each Party hereby represents and warrants to the other Party, as of the Effective Date and each License Option Effective Date, that:

14.1.1    such Party is duly organized, validly existing and in good standing under the Applicable Law of the jurisdiction of its formation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

14.1.2    such Party has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

14.1.3    this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby is subject to: (a) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors; or (b) laws governing specific performance, injunctive relief and other equitable remedies;

14.1.4    the execution, delivery and performance of this Agreement by such Party does not breach or conflict with any agreement or any provision thereof, or any instrument or understanding, oral or written, to which such Party (or any of its Affiliates) is a party or by which such Party (or any of its Affiliates) is bound, nor violate any Applicable Law of any Governmental Authority having jurisdiction over such Party (or any of its Affiliates);

14.1.5    no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau,

agency or instrumentality, domestic or foreign, under any Applicable Law currently in effect, is or will be necessary for, or in connection with, the transactions contemplated by this Agreement, or for the performance by it of its obligations under this Agreement, except: (a) as may be required to conduct Clinical Trials or to seek or obtain Regulatory Approvals or applicable Regulatory Materials, or to Manufacture or Commercialize any Licensed Product(s); or (b) as set forth in Section 3.3 (Antitrust Filings); and

14.1.6    it has obtained all necessary authorizations, consents and approvals of any Third Party that is required to be obtained by it for, or in connection with, the transactions contemplated by this Agreement, or for the performance by it of its obligations under this Agreement, except: (a) as may be required to conduct Clinical Trials or to seek or obtain Regulatory Approvals or applicable Regulatory Materials, or to Manufacture or Commercialize any Licensed Product(s); or (b) as set forth in Section 3.3 (Antitrust Filings).

14.2    Representations and Warranties of Nurix. Nurix hereby represents and warrants to Gilead (a) except as set forth on Schedule 14.2 (Exceptions to Representations and Warranties of Nurix), as of the Effective Date and (b) except as set forth in a disclosure letter delivered by Nurix to Gilead as set forth in Section 3.3.2 (Effectiveness), which letter will only set forth specific facts and circumstances that have occurred on or after the Effective Date and will not limit or otherwise amend any representations or warranties contained in this Section 14.2 (Representations and Warranties of Nurix) (“Disclosure Letter”), each License Option Effective Date, that:

14.2.1    Schedule 1.147 (Nurix Patents) or, if provided to Gilead, the most recently provided Disclosure Letter sets forth a complete and accurate list of all Nurix Patents (if any);

14.2.2    all issued Patents constituting Nurix Patents (if any) have been Prosecuted and Maintained by or on behalf of Nurix in good faith, are in full force and effect and, to the Knowledge of Nurix, are valid and enforceable;

14.2.3    Nurix has not received any written notice of a claim or written threat of a claim or litigation made by any Person against Nurix or its Affiliates that alleges that any Nurix IP is invalid or unenforceable;

14.2.4    neither Nurix nor any of its Affiliates is subject to any payment obligations to Third Parties as a result of the execution or performance of this Agreement, the performance of the Research activities hereunder or the Development, Manufacture or Commercialization of the Licensed Products;

14.2.5    Nurix has the full right and authority to grant all of the options, rights and licenses granted to Gilead (or purported to be granted to Gilead) hereunder, and neither Nurix nor its Affiliates have granted any option, right or license to any Third Party relating to any of the Nurix IP that would conflict with or limit the scope of any of the options, rights or licenses granted to Gilead hereunder;

14.2.6    Nurix is the sole and exclusive owner or exclusive licensee under an Existing Upstream License Agreement of the Nurix IP. All Affiliates of Nurix have exclusively licensed or assigned all of their rights, title and interests in and to the Nurix IP to Nurix. Neither Nurix nor any of its Affiliates has granted any mortgage, pledge, claim, security interest, lien or other charge of any kind on or in the Nurix IP, and the Nurix IP is free and clear of any mortgage, pledge, claim, security interest, lien or charge of any kind;

14.2.7    Nurix and its Affiliates have obtained from all individuals who participated in any respect in the invention or authorship of any Nurix IP effective assignments of all ownership rights of such individuals in such Nurix IP, either pursuant to written agreement or by operation of law; and, to the Knowledge of Nurix, no Person who claims to be an inventor of an Invention claimed in a Nurix Patent is not identified as an inventor of such Invention in the filed patent documents for such Nurix Patent;

14.2.8    all of Nurix’s and its Affiliates’ employees, officers and consultants: (a) have executed agreements or have existing obligations under Applicable Law requiring assignment to Nurix or its Affiliates of all Inventions made during the course of and as the result of their association with Nurix or its Affiliates, as applicable, and obligating the individual to assign to Nurix or its Affiliate, as applicable, all Inventions made during the course of performance under this Agreement; (b) are not subject to any agreement with any other Third Party that requires such officer or employee or consultant to assign any interest in any Nurix IP to such Third Party; and (c) have executed agreements or have existing obligations under Applicable Law obligating the individual to maintain as confidential Nurix’s Confidential Information as well as confidential information of other parties (including of Gilead and its Affiliates) that such individual may receive in its performance under this Agreement, to the extent required to support Nurix’s obligations under this Agreement;

14.2.9    neither Nurix nor its Affiliates have received any notice, written or otherwise, of any claim that any Patent or Know-How (including any trade secret right) owned or controlled by a Third Party would be infringed, misappropriated or otherwise violated by the performance of the Research activities hereunder or by the Development, Manufacture or Commercialization of the Licensed Products in accordance with this Agreement;

14.2.10     to the Knowledge of Nurix, the performance of the Research activities hereunder and the Development, Manufacture and Commercialization of the Licensed Products, in each case as contemplated to be conducted under this Agreement, will not infringe, misappropriate or otherwise violate any intellectual property or proprietary right that is owned or controlled by any Third Party;

14.2.11     there are no claims, judgments, settlements, litigations, suits, actions, disputes, arbitration, judicial, or legal, administrative or other proceedings, or governmental investigations pending or, to the Knowledge of Nurix, threatened against Nurix or its Affiliates which could reasonably be expected to adversely affect or restrict the ability of Nurix to consummate or perform the transactions contemplated under this Agreement, or which would affect the Nurix IP, Nurix’s Control thereof or the Licensed Products;

14.2.12     neither Nurix nor any of its Affiliates has made a claim against a Third Party alleging that a Third Party is infringing or has infringed, is misappropriating or has misappropriated, or is violating or has violated, any Nurix IP, and, to the Knowledge of Nurix, no Nurix IP is being infringed, misappropriated or violated by any Third Party;

14.2.13     neither Nurix nor any of its Affiliates has employed, or otherwise used in any capacity, the services of any Person suspended, proposed for debarment or debarred under United States law, including under 21 U.S.C. § 335a, or any foreign equivalent thereof, with respect to the performance of activities hereunder;

14.2.14     all activities (including Research activities) conducted by or on behalf of Nurix or its Affiliates hereunder has been and will be conducted in accordance with all Applicable Law (including, to the extent applicable, GCP, GLP and GMP), and in sufficient detail and in a good scientific manner appropriate for scientific, regulatory and intellectual property protection purposes, and all such Research will be reasonably segregated from other Research activities not performed under this Agreement and be complete and accurate, and fully and accurately reflect all work done, data and developments made, and results achieved in the performance of the Research Programs;

14.2.15     except as set forth on Schedule 1.236 (Existing Upstream License Agreements) or, if provided to Gilead, the most recently provided Disclosure Letter, neither Nurix nor its Affiliates have entered into any agreement under which Nurix or its Affiliates: (a) has obtained a license or sublicense of rights from a Third Party to any Nurix IP; or (b) has granted a license, sublicense, option or right to a Third Party that remains in effect to Develop, Manufacture or Commercialize any Licensed Product;

14.2.16     Schedule 1.236 (Existing Upstream License Agreements) or, if provided to Gilead, the most recently provided Disclosure Letter sets forth a complete and accurate list of the Existing Upstream License Agreements in effect (if any). Nurix has provided Gilead true, correct and complete copies of each such Existing Upstream License Agreement. Each such Existing Upstream License Agreement is in full force and effect, and there has been no Default of or under (or notice of Default of or under) any such Existing Upstream License Agreement as a result of any action or omission or alleged act or omission of Nurix or its Affiliates or, to the Knowledge of Nurix, the actions or omissions of any Third Party. Nurix has not waived any of its rights under any such Existing Upstream License Agreement to which it is party. Immediately following the Effective Date, Nurix will continue to be permitted to exercise all of its rights under each such Existing Upstream License Agreement to which it is party pursuant to the terms thereof without the payment of any additional amounts of consideration beyond ongoing fees, royalties or payments that Nurix would otherwise be required to pay in accordance with the terms of such Existing Upstream License Agreement had the transactions contemplated by this Agreement not occurred;

14.2.17     other than the Existing Upstream License Agreements, Nurix (or its Affiliates, as applicable) has not entered into any agreement relating to: (a) the Research activities contemplated hereunder, or (b) the Development, Manufacture or Commercialization of any Licensed Product; and

14.2.18     no funding, facilities or personnel of any Governmental Authority or any public or private educational or research institutions were used to develop or create any Nurix IP, and neither Nurix nor any of its Affiliates has entered into a government funding relationship that would result in rights to the Licensed Products residing in the U.S. Government, the National Institutes of Health, the National Institute for Drug Abuse or other agency, and the options and licenses granted hereunder are not subject to overriding obligations to the U.S. Government as set forth in Public Law 96-517 (35 U.S.C. §§ 200-204), or any similar obligations under the laws of any other country in the Territory.

14.3    Representations and Warranties of Gilead. Gilead hereby represents and warrants to Nurix, as of the Effective Date, that:

14.3.1    there are no claims, judgments, settlements, litigations, suits, actions, disputes, arbitration, judicial, or legal, administrative, or other proceedings or governmental investigations pending or, to the Knowledge of Gilead, threatened against Gilead which would reasonably be expected to adversely affect or restrict the ability of Gilead to consummate or perform the transactions contemplated under this Agreement;

14.3.2    Gilead has the full right and authority to grant all of the rights and licenses granted to Nurix (or purported to be granted to Nurix) hereunder, and neither Gilead nor its Affiliates have granted any option, right or license to any Third Party relating to any of the Patents or Know-How that would conflict with or limit the scope of any of the rights or licenses granted to Nurix hereunder, including under Section 12.1.1 (Research Licenses); and

14.3.3    no Licensed Product would be an Encumbered Licensed Product if, on the Effective Date, it were Directed To any of the Initial Collaboration Targets.

14.4    Covenants.

14.4.1    Mutual Covenant. Each Party hereby covenants to the other Party that: (a) such Party and its Affiliates will perform its activities pursuant to this Agreement in compliance (and will ensure compliance by any of its subcontractors) with all Applicable Law, including, to the extent applicable, GCP, GLP and GMP; and (b) will not employ, or otherwise use in any capacity, the services of any Person suspended, proposed for debarment or debarred under United States law, including under 21 U.S.C. § 335a, or any foreign equivalent thereof, with respect to the performance of activities hereunder.

14.4.2    Additional Nurix Covenants. Nurix hereby covenants to Gilead that:

(a)     Neither Nurix nor its Affiliates will grant any option, right or license to any Third Party relating to any of the intellectual property rights it Controls (including the Nurix IP), or otherwise with respect to any Licensed Product, which conflict with, or could otherwise adversely impact any of the options, rights or licenses granted to Gilead hereunder.

(b)    Except as otherwise expressly agreed to by Gilead in writing, neither Nurix nor its Affiliates will use (and neither will grant any Third Party the right to use) any Licensed Product for any purposes in the Territory.

(c)     Except as otherwise expressly permitted under this Agreement, Nurix will not, and will cause its Affiliates not to: (i) assign, transfer, convey, encumber (through a lien, charge, security interest, mortgage or similar encumbrance) or dispose of, or enter into any agreement with any Third Party to assign, transfer, convey, encumber

(through a lien, charge, security interest, mortgage or similar encumbrance) or dispose of, any assets related to the Nurix IP or any Licensed Product; (ii) license or grant to any Third Party, or agree to license or grant to any Third Party, any rights to the Nurix IP or any Licensed Product; or (iii) disclose any Confidential Information relating to the Nurix IP or any Licensed Product to any Third Party; in each case (i.e., with respect to clauses (i) through (iii)) except to the extent that such assignment, transfer, conveyance, encumbrance, disposition, license, grant or disclosure would not conflict with, be inconsistent with or adversely affect in any respect any of the options, rights or licenses granted to Gilead hereunder.

(d)    Nurix will: (i) maintain Control of all Nurix IP licensed or sublicensed to Gilead under each Existing Upstream License Agreement; and (ii) not terminate, breach or otherwise Default under any Existing Upstream License Agreement in a manner that would permit the counterparty thereto to terminate such Existing Upstream License Agreement or otherwise diminish the scope or exclusivity of the licenses granted to Gilead under any Nurix IP.

(e)     If Nurix receives notice of an alleged Default by Nurix or its Affiliates under any Existing Upstream License Agreement, where termination of such Existing Upstream License Agreement or any diminishment of the scope or exclusivity of the licenses granted to Gilead under the Nurix IP is being or could be sought by the counterparty or result from such Default, then Nurix will promptly, but in no event less than three (3) Business Days thereafter, provide written notice thereof to Gilead and hereby grants to Gilead the right (but not the obligation) to: (i) cure such alleged breach; and (ii) offset any costs or expenses incurred in connection therewith against any payments due or that may become due under this Agreement.

14.4.3    Additional Gilead Covenant. Gilead hereby covenants to Nurix that at the time Gilead provides Nurix with Gilead Materials or Gilead Documentation, Gilead will Control such Gilead Materials or Gilead Documentation, as applicable.

14.5    Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED (AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY PROVIDED IN THIS AGREEMENT), INCLUDING WITH RESPECT TO ANY PATENTS OR KNOW-HOW, INCLUDING WARRANTIES OF VALIDITY OR ENFORCEABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, PERFORMANCE AND NON-INFRINGEMENT OF ANY THIRD PARTY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHT. WITHOUT LIMITING THE FOREGOING, THE PARTIES AGREE THAT THE MILESTONE EVENTS, SALES MILESTONE EVENTS AND NET SALES LEVELS SET FORTH IN THIS AGREEMENT OR THAT HAVE OTHERWISE BEEN DISCUSSED BY THE PARTIES ARE MERELY INTENDED TO DEFINE THE MILESTONE PAYMENTS, SALES MILESTONE PAYMENTS AND ROYALTY OBLIGATIONS IF SUCH MILESTONE EVENTS, SALES MILESTONE EVENTS OR NET SALES LEVELS ARE ACHIEVED. NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED,

THAT IT WILL BE ABLE TO SUCCESSFULLY ADVANCE ANY DEGRADER PRODUCT OR DEVELOP, MANUFACTURE OR COMMERCIALIZE ANY LICENSED PRODUCT OR, IF COMMERCIALIZED, THAT ANY PARTICULAR SALES LEVEL OR PROFIT OF SUCH LICENSED PRODUCT WILL BE ACHIEVED.

ARTICLE 15

INDEMNIFICATION; INSURANCE

15.1    Indemnification.

15.1.1    Indemnification by Gilead. Gilead will indemnify, defend and hold harmless Nurix, its Affiliates and its and their respective directors, officers, employees, agents, successors and assigns (each, a “Nurix Indemnitee”) from and against any and all Damages to the extent arising out of or relating to, directly or indirectly, any Third Party Claim based upon:

(a)     the Research activities of Gilead or its Affiliates or contractors prior to the applicable License Option Effective Date;

(b)    the Development, Manufacture or Commercialization of Licensed Products in the Field in the Territory by Gilead, its Affiliates or its Sublicensees;

(c)     the gross negligence or willful misconduct of Gilead or its Affiliates or its or their respective directors, officers, employees or agents, in connection with Gilead’s performance of its obligations under this Agreement; or

(d)    any breach by Gilead of any of its representations, warranties, covenants, agreements or obligations under this Agreement;

provided, however, that, in each case ((a)-(d)), such indemnity will not apply to the extent Nurix has an indemnification obligation pursuant to Section 15.1.2 (Indemnification by Nurix) for such Damages.

15.1.2    Indemnification by Nurix. Nurix will indemnify, defend and hold harmless Gilead, its Affiliates and its and their respective directors, officers, employees, agents, successors, assigns and Sublicensees (each, a “Gilead Indemnitee”), from and against any and all Damages to the extent arising out of or relating to, directly or indirectly, any Third Party Claim based upon:

(a)     any Research or Manufacture activities of Nurix or its Affiliates, contractors or licensees prior to the applicable License Option Effective Date;

(b)    the gross negligence or willful misconduct of Nurix or its Affiliates or its or their respective directors, officers, employees or agents, in connection with Nurix’s performance of its obligations under this Agreement; or

(c)     any breach by Nurix of any of its representations, warranties, covenants, agreements or obligations under this Agreement;

provided, however, that, in each case ((a)-(c)), such indemnity will not apply to the extent Gilead has an indemnification obligation pursuant to Section 15.1.1 (Indemnification by Gilead) for such Damages.

15.2    Procedure.

15.2.1    Notice. If a Nurix Indemnitee or Gilead Indemnitee is seeking indemnification under Section 10.4 (Assignment of Agreements), Section 15.1.1 (Indemnification by Gilead) or Section 15.1.2 (Indemnification by Nurix), as applicable (the “Indemnitee”), it will inform the other Party (the “Indemnitor”) of the claim giving rise to the obligation to indemnify pursuant to Section 10.4 (Assignment of Agreements), Section 15.1.1 (Indemnification by Gilead) or Section 15.1.2 (Indemnification by Nurix), as applicable, as soon as reasonably practicable after receiving notice of the claim (an “Indemnification Claim Notice”); provided that any delay or failure to provide such notice will not constitute a waiver or release of, or otherwise limit, the Indemnitee’s rights to indemnification under Section 10.4 (Assignment of Agreements), Section 15.1.1 (Indemnification by Gilead) or Section 15.1.2 (Indemnification by Nurix), as applicable, except to the extent that such delay or failure materially prejudices the Indemnitor’s ability to defend against the relevant claims.

15.2.2    Control of Defense. The Indemnitor will have the right, upon written notice given to the Indemnitee within thirty (30) days after receipt of the Indemnification Claim Notice (and, where the Indemnitor is Nurix, subject to receipt of Gilead’s prior written consent), to assume the defense of any such claim for which the Indemnitee is seeking indemnification pursuant to Section 10.4 (Assignment of Agreements), Section 15.1.1 (Indemnification by Gilead) or Section 15.1.2 (Indemnification by Nurix), as applicable. The Indemnitee will cooperate with the Indemnitor and the Indemnitor’s insurer as the Indemnitor may reasonably request, and at the Indemnitor’s cost and expense. The Indemnitee will have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the Indemnitor.

15.2.3    Settlements. The Indemnitor will not settle any claim without first obtaining the prior written consent of the Indemnitee, not to be unreasonably withheld, conditioned or delayed; provided, however, that the Indemnitor will not be required to obtain such consent if the settlement: (a) involves only the payment of money and will not result in the Indemnitee (or other Nurix Indemnitees or Gilead Indemnitees, as applicable) becoming subject to injunctive or other similar type of relief; (b) does not require an admission by the Indemnitee (or other Nurix Indemnitees or Gilead Indemnitees, as applicable); and (c) does not adversely affect the rights or licenses granted to the Indemnitee (or its Affiliate) under this Agreement. The Indemnitee will not settle or compromise any such claim without first obtaining the prior written consent of the Indemnitor.

15.2.4    Separate Defenses; Cooperation. If the Parties cannot agree as to the application of Section 10.4 (Assignment of Agreements), Section 15.1.1 (Indemnification by Gilead) or Section 15.1.2 (Indemnification by Nurix), as applicable, to any claim, pending the resolution of the Dispute pursuant to Section 17.6 (Choice of Law; Dispute Resolution; Jurisdiction), the Parties may conduct separate defenses of such claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 10.4

(Assignment of Agreements), Section 15.1.1 (Indemnification by Gilead) or Section 15.1.2 (Indemnification by Nurix), as applicable, upon resolution of the underlying claim. In each case, the Indemnitee will reasonably cooperate with the Indemnitor and will make available to the Indemnitor all pertinent information under the control of the Indemnitee, which information will be subject to Article 13 (Confidentiality).

15.3    Insurance.

15.3.1    Insurance Maintained by Each Party. During the Term, each Party will have and maintain in full force and effect, at its own expense, insurance coverage (with a Third Party or solely with respect to Gilead through a program of self-insurance) to include:

(a)     Commercial general liability insurance with limits of liability not less than [*] per occurrence and [*] in the aggregate. General liability limit requirements may be satisfied by a combination of primary and umbrella or excess liability insurance coverage;

(b)    Workers’ compensation insurance in compliance with Applicable Law (including the local law requirements of the state or jurisdiction in which the work is to be performed). Employer’s liability insurance in amounts not less than [*] for each of: (i) bodily injury by accident (each accident); (ii) bodily injury by disease (policy limit); and (iii) bodily injury by disease (each employee). Where permitted by Applicable Law, such policies will contain a waiver of the insurer’s subrogation rights against the other Party; and

(c)     Automobile liability insurance for bodily injury, property damage and automobile contractual liability covering all owned, hired and non-owned automobiles with a combined single limit of liability for each accident of not less than [*].

15.3.2    Additional Requirements. Each Party will name the other Party as an additional insured on the insurance policies maintained pursuant to Section 15.3.1(a) (Insurance Maintained by Each Party) and Section 15.3.1(c) (Insurance Maintained by Each Party), as applicable, either by endorsement or blanket additional insured endorsement, and such insuring Party will provide evidence of insurance maintained pursuant to this Section 15.3 (Insurance) on request of the other Party. Each Party will provide the other Party a notice of insurance policy cancellation in accordance with the provisions of the applicable insurance policy maintained pursuant to this Section 15.3 (Insurance). Insurance policies maintained pursuant to this Section 15.3 (Insurance) should be occurrence type. If policies maintained pursuant to this Section 15.3 (Insurance) are claims made, then insurance will be maintained for at least five (5) years following expiration or termination of this Agreement. All insurance maintained pursuant to this Section 15.3 (Insurance) will be underwritten by companies with an AM best rating of at least A-VII. In addition, such insurance will not be construed to create a limit on either Party’s liability with respect to its indemnification obligations under Section 10.4 (Assignment of Agreements), this Article 15 (Indemnification; Insurance) or otherwise.

15.4    Limitation of Liability. NEITHER NURIX NOR GILEAD, NOR ANY OF THEIR RESPECTIVE AFFILIATES, WILL BE LIABLE TO THE OTHER PARTY OR ITS

AFFILIATES UNDER OR IN CONNECTION WITH THIS AGREEMENT FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING LOST PROFITS OR LOST REVENUES), WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY, CONTRIBUTION OR OTHERWISE, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 15.4 (LIMITATION OF LIABILITY) IS INTENDED TO OR WILL LIMIT OR RESTRICT: (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 10.4 (ASSIGNMENT OF AGREEMENTS), SECTION 15.1.1 (INDEMNIFICATION BY GILEAD) OR SECTION 15.1.2 (INDEMNIFICATION BY NURIX), AS APPLICABLE, IN CONNECTION WITH ANY THIRD PARTY CLAIMS; (B) THE LIABILITY OF NURIX FOR BREACH OF ITS EXCLUSIVITY OBLIGATIONS UNDER SECTION 2.9 (EXCLUSIVITY) OR (C) DAMAGES AVAILABLE FOR A PARTY’S GROSS NEGLIGENCE, INTENTIONAL MISCONDUCT OR FRAUD OR FOR BREACH OF ARTICLE 13 (CONFIDENTIALITY).

ARTICLE 16

TERM AND TERMINATION

16.1    Term; Expiration.

16.1.1    Term. The term of this Agreement (the “Term”) will commence on the Effective Date and (subject to earlier termination in accordance with Section 16.2 (Termination for Material Breach), Section 16.3 (Termination at Will) or Section 16.4 (Termination for Bankruptcy)) will expire, on a Licensed Product-by-Licensed Product and country-by-country basis, on the expiration of the Royalty Term for such Licensed Product in such country; provided that (a) the Term with respect to any Profit-Share Product in the U.S. will expire upon expiration or termination of the applicable Profit-Share Term as defined in Exhibit B (Profit-Share Exhibit), (b) if no License Option is exercised by the last day of the last-to-expire License Option Period, this Agreement will expire on the last day of the last-to-expire License Option Period and (c) if Gilead exercises one (1) or more License Options but no License Option Effective Date occurs on or before the last applicable Outside Date, this Agreement will expire on the last applicable Outside Date. Upon the expiration of the Royalty Term or Profit-Share Term as defined in Exhibit B (Profit-Share Exhibit), as applicable, with respect to a Licensed Product in a country, the license for such Licensed Product as set forth in Section 12.1.2 (License to Gilead for Licensed Products) will become fully paid-up, irrevocable, perpetual and royalty-free in such country. Termination for Material Breach.

16.2.1    Material Breach. This Agreement may be terminated in its entirety or in part for a Material Breach by the other Party upon written notice to the breaching Party if the breaching Party has not cured such Material Breach within [*] after the date of written notice to the breaching Party of such breach (which notice will describe such Material Breach in reasonable detail and will state the non-breaching Party’s intention to terminate this Agreement, in its entirety or in part) or, if such breach is not reasonably capable of being cured within such [*] period, then such [*] period will be extended for an additional [*] so long as the breaching Party continues to use Commercially Reasonable Efforts to cure such Material Breach during such extension period (such [*] period, as may be extended in accordance with this Section 16.2 (Termination for Material Breach), the “Cure Period”). Notwithstanding the foregoing, in the event that any such Material Breach by Gilead is limited to one (1) or more (but not all) Research Programs, Licensed Products or countries, then Nurix will have the right to terminate solely with respect to such Research Programs, Licensed Products or countries, as applicable.

16.2.2    Disagreement as to Material Breach. Notwithstanding Section 16.2.1 (Material Breach), if the Parties in good faith disagree as to whether there has been a Material Breach of this Agreement, then: (a) the Party that disputes whether there has been a Material Breach may contest the allegation by referring such matter, within [*] following its receipt of notice of the alleged Material Breach, for resolution in accordance with Section 17.6 (Choice of Law; Dispute Resolution; Jurisdiction); (b) the relevant Cure Period with respect to such alleged Material Breach will be tolled from the date on which the Party that disputes whether there has been a Material Breach notifies the other Party of such Dispute and through the resolution of such Dispute in accordance with the applicable provisions of this Agreement; and (c) subject to Section 16.7 (Surviving Provisions), during the pendency of such Dispute, all of the terms and conditions of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder.

16.3    Termination at Will. Gilead may terminate this Agreement at will, in its sole discretion, in its entirety or on a Licensed Product-by-Licensed Product or country-by-country basis at any time upon [*] prior written notice to Nurix.

16.4    Termination for Bankruptcy.

16.4.1    Reject Events. If either Party makes a general assignment for the benefit of, or an arrangement or composition generally with, its creditors, appoints or suffers appointment of an examiner or of a receiver or trustee over all or substantially all of its property, passes a resolution for its winding up, or files a petition under any bankruptcy or insolvency act or law or has any such petition filed against it which is not dismissed, discharged, bonded or stayed within [*] after the filing thereof and seeks to reject this Agreement, (a “Rejection Event”), the other Party may treat this Agreement as terminated by such rejection, effective immediately upon written notice to such Party.

16.4.2    Section 365(n) Rights. For purposes of Section 365(n) of the U.S. Bankruptcy Code (the “Code”) and any similar laws in any other country, all rights and licenses granted under or pursuant to any Section of this Agreement are rights to “intellectual property” (as defined in Section 101(35A) of the Code). The Parties agree that the licensee of such rights under this Agreement will retain and may fully exercise all of its protections, rights and elections under the Code and any similar laws in any other country. Each Party hereby acknowledges that copies of research data, laboratory samples, product samples and inventory, formulas, laboratory notes and notebooks, pre-clinical research data and results, tangible Know-How and rights of reference, in each case that relate to such intellectual property, constitute “embodiments” of such intellectual property pursuant to Section 365(n) of the Code, and that the licensee will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in its possession, will be promptly delivered to it upon its written request therefor and election under Bankruptcy Code Section 365(n)(1)(B) to retain the licenses granted by Nurix to Gilead hereunder in the event of Nurix’s rejection of this Agreement, unless the licensor elects to continue to perform all of its obligations under this Agreement. The provisions of this Section 16.4.2 (Section 365(n) Rights) are without prejudice to any rights the non-subject Party may have arising under the Code, laws of other jurisdictions governing insolvency and bankruptcy or other Applicable Law. The Parties agree that they intend the following rights to extend to the maximum extent permitted by law, including for purposes of the Code and any similar laws in any other country: (x) the right of access to any intellectual property (including all embodiments thereof) of the licensor, or any Third Party with whom the licensor contracts to perform an obligation of such licensor under this Agreement which is necessary for the Development, Manufacture or Commercialization of a Licensed Product; (y) the right to contract directly with any Third Party described in (x) to complete the contracted work and (z) the right to cure any breach of or default under any such agreement with a Third Party and set off the costs thereof against amounts payable to such licensor under this Agreement.

16.5    Effects of Termination.

16.5.1    Termination by Gilead at Will or by Nurix for Material Breach or Bankruptcy. Upon termination of this Agreement with respect to a Terminated Licensed Product: (a) by Gilead, in accordance with Section 16.3 (Termination at Will); or (b) by Nurix, in accordance with Section 16.2 (Termination for Material Breach) or Section 16.4 (Termination for Bankruptcy):

(a)     the license granted by Nurix to Gilead pursuant to Section 12.1.2 (License to Gilead for Licensed Products) with respect to the Terminated Licensed Product will terminate and Gilead will not have any rights to use or exercise any rights under the Nurix IP with respect to such Terminated Licensed Product;

(b)    Gilead will, commencing with the date such termination becomes effective, have no further obligations under this Agreement to Develop, Manufacture or Commercialize such Terminated Licensed Product, including with respect to Section 4.2 (Development Diligence), Section 4.3 (Development Updates) and Article 6 (Commercialization); and

(c)     upon written request from Nurix to Gilead provided within [*] of the effective date of termination, the Parties will enter into good faith negotiations for up to [*] for a definitive agreement regarding the transition by Gilead to Nurix of assets and rights and the provision of assistance by each Party to the other Party as reasonably necessary, subject to agreement of the Parties, to enable the continued Development, Manufacture and Commercialization of Licensed Products other than Combination Products (each, a “Licensed Product Transition Agreement”); each Licensed Product Transition Agreement may address, among other things, the following matters: (a) the transfer or wind-down of Clinical Trials; (b) the continued Commercialization of Licensed Products for an agreed transition period to avoid disruption to patients that may be caused by such termination; (c) supply of applicable Licensed Products or technology transfer to enable Nurix to Manufacture applicable Licensed Products; (d) the transfer of applicable inventory; (e) the transfer of applicable Regulatory Materials; (f) the granting of necessary intellectual property licenses to Gilead Sole IP; (g) the treatment of Research Results; (h) any Nurix rights to use Licensed Products containing any Gilead Materials; and (i) reasonable compensation to Gilead for providing such transition and assistance to Nurix.

16.5.2    Termination by Gilead for Material Breach or Bankruptcy. Upon termination of this Agreement with respect to a Terminated Licensed Product by Gilead in accordance with Section 16.2 (Termination for Material Breach) or Section 16.4 (Termination for Bankruptcy):

(a)     Gilead will be released from its Development, Manufacturing and Commercialization obligations under this Agreement with respect to the Terminated Licensed Product, including with respect to Section 4.2 (Development Diligence), Section 4.3 (Development Updates) and Article 6 (Commercialization); and

(b)    Gilead’s rights and Nurix’s obligations pursuant to Section 12.5 (Ownership) will survive.

16.6    Certain Additional Remedies of Gilead in Lieu of Termination. Subject to Section 16.2.2 (Disagreement as to Material Breach), if Nurix commits a Material Breach of Section 2.9 (Exclusivity), Section 14.2.5 (Representations and Warranties of Nurix) or Section 14.2.6 (Representations and Warranties of Nurix) and Gilead would have the right to terminate this Agreement pursuant to Section 16.2 (Termination for Material Breach), then, in lieu of Gilead terminating this Agreement pursuant to Section 16.2 (Termination for Material Breach), and without limiting any other rights or remedies of Gilead hereunder, Gilead may elect to have this Agreement continue in full force and effect by providing written notice thereof to Nurix; provided that if Gilead so elects to continue this Agreement, then from and after such time as Gilead delivers such written notice to Nurix, any and all amounts thereafter payable by Gilead hereunder with respect to the Collaboration Targets, Research Programs, Target Binders, Degrader Compounds, Degrader Products or Licensed Products in each case affected by such Material Breach (including Research Extension Fees, Selection Campaign Fees, Option Fees, Milestone Payments, Sales Milestone Payments, royalties or other payments described in Exhibit B (Profit-Share Exhibit)) will, in each case, [*].

16.7    Surviving Provisions.

16.7.1    Accrued Rights; Remedies. The expiration or termination of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of any Party prior to such expiration or termination, and any and all damages or remedies (whether at law or in equity) arising from any breach hereunder, each of which will survive expiration or termination of this Agreement. Such expiration or termination will not relieve any Party from obligations which are expressly indicated to survive expiration or termination of this Agreement. Except as otherwise expressly set forth in this Agreement, the termination provisions of this Article are in addition to any other relief and remedies available to either Party under this Agreement, at law or in equity.

16.7.2    Survival. Without limiting the provisions of Section 16.7.1 (Accrued Rights and Remedies), the rights and obligations of the Parties set forth in the following Sections and Articles of this Agreement will survive the expiration or termination of this Agreement, in addition to those other terms and conditions that are expressly stated to survive termination or expiration of this Agreement: Article 1 (Definitions) (to the extent the definitions are used in other surviving provisions), Section 2.6.2 (Property of Gilead), Section 2.7.6 (Records Retention), Section 2.8 (Audits) (solely with respect to Licensed Products for which the license to Gilead has become fully paid-up, perpetual, irrevocable and royalty-free in accordance with Section 11.8.2), Section 3.4 (Treatment of Compounds Incorporating Gilead Target Binders), Article 11 (Financial Terms) (solely to the extent that any payment accrued prior to expiration or termination of this Agreement), Section 12.4 (No Implied Licenses), Section 12.5 (Ownership), Article 13 (Confidentiality), Section 15.1 (Indemnification), Section 15.2 (Procedure), Section 15.4 (Limitation of Liability), Section 16.1.1 (Term), Section 16.4.2 (Section 365(n) Rights), Section 16.5 (Effects of Termination), Section 16.7 (Surviving Provisions) and Article 17 (Miscellaneous).

ARTICLE 17

MISCELLANEOUS

17.1    Severability. If one (1) or more of the terms or provisions of this Agreement is held by a court of competent jurisdiction to be void, invalid or unenforceable in any situation in any jurisdiction, such holding will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the void, invalid or unenforceable term or provision in any other situation or in any other jurisdiction, and the term or provision will be considered severed from this Agreement solely for such situation and solely in such jurisdiction, unless the void, invalid or unenforceable term or provision is of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the void, invalid or unenforceable term or provision. If the final judgment of such court declares that any term or provision hereof is void, invalid or unenforceable, the Parties agree to: (a) reduce the scope, duration, area or applicability of the term or provision or to delete specific words or phrases to the minimum extent necessary to cause such term or provision as so reduced or amended to be enforceable; and (b) make a good faith effort to replace any void, invalid or unenforceable term or provision with a valid and enforceable term or provision such that the objectives contemplated by the Parties when entering this Agreement may be realized.

17.2    Notices. Any notice required or permitted to be given by this Agreement will be in writing and in English and will be: (a) delivered by hand or by overnight courier with tracking capabilities; (b) mailed postage prepaid by first class, registered or certified mail; or (c) delivered by facsimile followed by delivery via either of the methods set forth in Section 17.2(a) (Notices) or Section 17.2(b) (Notices), in each case, addressed as set forth below unless changed by notice so given:

If to Gilead:

Gilead Sciences, Inc.

333 Lakeside Drive

Foster City, CA 94404

Attention: Alliance Management

[*]

With copies to:

Gilead Sciences, Inc.

333 Lakeside Drive

Foster City, CA 94404

Attention: General Counsel

[*]

If to Nurix:

Nurix Therapeutics, Inc.

1700 Owens Street

Suite 205

San Francisco, CA 94158

Attention: CEO

Any such notice will be deemed given on the date received, except any notice received after 5:30 p.m. (in the time zone of the receiving Party) on a Business Day or received on a non-Business Day will be deemed to have been received on the next Business Day. A Party may add, delete or change the person or address to which notices should be sent at any time upon written notice delivered to the other Parties in accordance with this Section 17.2 (Notices).

17.3    Force Majeure. A Party will not be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to a cause beyond the reasonable control of such Party, including acts of God, fires, earthquakes, acts of war, terrorism, civil unrest, hurricane or other inclement weather; provided that the affected Party: (a) promptly notifies the other Party; and (b) will use its Commercially Reasonable Efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and will continue performance in accordance with the terms of this Agreement whenever such causes are removed. When such circumstances arise, the Parties will negotiate in good faith any modifications of the terms of this Agreement that may be necessary or appropriate in order to arrive at an equitable solution.

17.4    Assignment; Change of Control.

17.4.1    Assignment. Except as provided in this Section 17.4 (Assignment), this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party; provided, however, that (and notwithstanding anything elsewhere in this Agreement to the contrary) either Party may, without such consent, assign this Agreement and its rights and obligations hereunder in whole or in part: (a) to an Affiliate of such Party; (b) in connection with the transfer or sale of all or substantially all of its assets or business related to the subject matter of this Agreement; or (c) pursuant to a merger or consolidation (or similar transaction) of the assigning Party. In addition, Gilead may, without the consent of Nurix, assign its rights and obligations under this Agreement to a Third Party, where Gilead or its Affiliate divest rights to a Licensed Product. Any attempted assignment not in accordance with this Section 17.4

(Assignment) will be void. In the event that a permitted assignment of this Agreement by a Party increases the tax liability of the other Party or any of its Affiliates over the amount of any Taxes that otherwise would have been payable in the absence of such assignment, the assigning Party will reimburse the other Party for the amount of such increased Tax liability.

17.4.2    Change of Control. Whether or not this Agreement is assigned pursuant to Section 17.4.1 (Assignment), the Parties agree as follows: (a) the rights to information, materials, Patents, Know-How or other intellectual property rights: (i) controlled by a Third Party permitted assignee of a Party or any of its Affiliates that were controlled by such assignee or any of its Affiliates (and not such Party) immediately prior to such assignment (other than as a result of a license or other grant of rights, covenant or assignment by such Party or its Affiliates to, or for the benefit of, such Third Party); or (ii) controlled by any successor-in-interest of a Party as a result of a Change of Control or any Person that becomes an Affiliate of a Party through any Change of Control of such Party, that were controlled by such successor or Person (and not such Party) immediately prior to such Change of Control (other than as a result of a license or other grant of rights, covenant or assignment by such Party or its other Affiliates to, or for the benefit of, such Person), in each case ((i) and (ii)), shall be automatically excluded from the rights licensed or granted to the other Party under this Agreement, provided that in each case ((i) and (ii)) such Third Party permitted assignee or successor-in-interest does not disclose or otherwise license or sublicense (as applicable) such information, materials, Patents, Know-How or other intellectual property rights to such Party or any Persons that were Affiliates of such Party prior to such assignment or Change of Control (as applicable).

17.5    Waivers and Modifications. The failure of any Party to insist on the performance of any obligation hereunder will not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof will not be deemed to be a waiver of any other breach of such provision or any other provision on such occasion or any succeeding occasion. No waiver, modification, release or amendment of any obligation under or provision of this Agreement will be valid or effective unless in writing and signed by the Parties.

17.6    Choice of Law; Dispute Resolution; Jurisdiction.

17.6.1    Choice of Law. This Agreement and any Dispute arising from the performance or breach hereof will be governed by and interpreted in accordance with the laws of the State of California, without giving effect to any choice of law rules. The provisions of the United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement or any subject matter hereof.

17.6.2    Dispute Escalation. Except as otherwise set forth in this Agreement (including Section 9.5 (Committee Decisions) and Section 17.6.3 (Baseball Arbitration)), in the event of an unresolved matter, dispute or issue relating to the breach or alleged breach or interpretation of this Agreement (“Dispute”), the Parties will refer the Dispute to the Executive Officers for discussion and resolution. If the Executive Officers are unable to resolve such Dispute within thirty (30) days of the Dispute being referred to them by either Party in writing, then the Dispute will be resolved through litigation in accordance with Section 17.6.4 (Jurisdiction; Venue; Service of Process).

17.6.3    Baseball Arbitration. Any inability of the Parties to agree upon (a) the terms of an agreement as set forth in Section 8.1.2 (Exercise of Profit-Share Options) or Section 8.2 (Co-Detail Option), including the U.S. Allocation Percentage as defined in and described in Exhibit B (Profit-Share Exhibit) or (b) the royalties as described in Section 12.5 (Ownership) (each of sub-clauses (a) and (b), a “Short-Form Dispute”) shall be finally determined by binding arbitration in accordance with this Section 17.6.3 (Baseball Arbitration) by a single arbitrator, which arbitrator shall (i) be neutral and independent of the Parties and all of their respective Affiliates and (ii) have significant experience and expertise in the development of pharmaceutical or biologic products in oncology. Any such arbitration shall be administered by Judicial Arbitration and Mediation Services (“JAMS”) and shall be seated in San Francisco, California in accordance with the applicable JAMS Streamlined Arbitration Rules, except as expressly set forth herein. If the Parties are unable to agree on an arbitrator within fifteen (15) days of request by a Party for arbitration, the arbitrator shall be selected by JAMS. Each Party to the arbitration shall prepare a written proposal setting forth its position with respect to the Short-Form Dispute, including a proposed form of agreement or terms (as applicable) as specified in sub-clauses (a) and (b) above. Without delaying the arbitration procedures, for a period not to exceed ten (10) days commencing no later than fifteen (15) days after the arbitrator has been selected, the Parties shall exchange and discuss the Parties’ respective written proposals in good faith in an effort to resolve the matter. The arbitrator shall select one of the requested proposals as her/his decision, and shall not have authority to render any substantive decision other than to so select the proposal of one of the Parties. If one Party does not submit to the arbitrator a written proposal setting forth its position within the time period established by the arbitrator therefor, the arbitrator shall select the other Party’s proposal. The costs of such arbitration shall be shared equally by the Parties, and each Party shall bear its own costs and expenses in connection with the arbitration. The Parties shall use good faith efforts to complete arbitration under this Section 17.6.3 (Baseball Arbitration) within sixty (60) days following the initiation of such arbitration. The arbitrator shall establish reasonable additional procedures to facilitate and complete such arbitration within such sixty (60) day period. The existence of any arbitration and all submissions, correspondence and evidence relating to such arbitration shall constitute the Confidential Information of each Party, and this provision shall survive the termination of any arbitration.

17.6.4    Jurisdiction; Venue; Service of Process. Each Party irrevocably submits to the exclusive jurisdiction of (a) the courts of the State of California located in San Francisco, CA, and (b) the United States District Court for the Northern District of California, for the purposes of any Dispute arising out of this Agreement. Each Party agrees to commence any Action either in the United States District Court for the Northern District of California or if such Action may not be brought in such court for jurisdictional reasons, in the courts of the State of California located in San Francisco, CA. Each Party further agrees that service of any process, summons, notice or document by the U.S. registered mail to such Party’s respective address set forth in Section 17.2 (Notices) will be effective service of process for any Action in California with respect to any matters to which it has submitted to jurisdiction in this Section 17.6.4. (Jurisdiction; Venue; Service of Process). Each Party irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement in (i) the courts of the State of California located in San Francisco, CA and (ii) the United States District Court for the Northern District of California, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.

17.6.5    Waiver of Jury Trial. THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT, AND THE PARTIES WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

17.6.6    Equitable Relief. Notwithstanding anything to the contrary, either Party may at any time seek to obtain preliminary injunctive relief or other applicable provisional relief from a court of competent jurisdiction with respect to an issue arising under this Agreement if the rights of such Party would be prejudiced absent such relief.

17.7    Relationship of the Parties. Nurix and Gilead are independent contractors under this Agreement. Nothing contained herein is intended or is to be construed so as to constitute either Party as a partner, agent or joint venturer of the other Party. Neither Nurix nor Gilead, respectively, will have any express or implied right or authority to assume or create any obligations on behalf of or in the name of Nurix and Gilead, respectively, or to bind Nurix and Gilead, respectively, to any contract, agreement or undertaking with any Third Party.

17.8    Fees and Expenses. Except as otherwise specified in this Agreement, each Party will bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

17.9    Third Party Beneficiaries. There are no express or implied Third Party beneficiaries hereunder. The provisions of this Agreement are for the exclusive benefit of the Parties, and no other Person will have any right or claim against any Party by reason of these provisions or be entitled to enforce any of these provisions against any Party, except for the indemnification rights of the Nurix Indemnitees pursuant to Section 15.1.1 (Indemnification by Gilead) and Section 15.2 (Procedure) and the Gilead Indemnitees pursuant to Section 10.4 (Assignment of Agreements), Section 15.1.2 (Indemnification by Nurix) and Section 15.2 (Procedure).

17.10    Entire Agreement. This Agreement, together with the attached Exhibits and Schedules, contains the entire agreement by the Parties with respect to the subject matter hereof and supersedes any prior express or implied agreements, understandings and representations, either oral or written, which may have related to the subject matter hereof in any way, including any and all term sheets relating to the transactions contemplated by this Agreement and exchanged between the Parties prior to the Effective Date; provided that this Agreement will not supersede the terms and provisions of the Prior CDA applicable to any period prior to the Effective Date.

17.11    Counterparts. This Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document. All such counterparts will be deemed an original, will be construed together and will constitute one and the same instrument. Any such counterpart, to the extent delivered by means of facsimile by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

17.12    Equitable Relief; Cumulative Remedies. Notwithstanding anything to the contrary herein, the Parties will be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any breach of this Agreement. Such remedies will not be deemed to be the exclusive remedies for a breach of this Agreement but will be in addition to all other remedies available at law or in equity. The Parties further agree not to raise as a defense or objection to the request or granting of such relief that any breach of this Agreement is or would be compensable by an award of money damages. No remedy referred to in this Agreement is intended to be exclusive, but each will be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Applicable Law.

17.13    Interpretation.

17.13.1    Generally. This Agreement has been diligently reviewed by and negotiated by and between the Parties, and in such negotiations each of the Parties has been represented by competent (in-house or external) counsel, and the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties and their counsel. Accordingly, in interpreting this Agreement or any provision hereof, no presumption will apply against any Party as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement will not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

17.13.2    Definitions; Interpretation.

(a)     The definitions of the terms herein will apply equally to the singular and plural forms of the terms defined and, where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning.

(b)    Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms.

(c)     The word “will” will be construed to have the same meaning and effect as the word “shall.”

(d)    The words “including,” “includes,” “include,” “for example,” and “e.g.,” and words of similar import, will be deemed to be followed by the words “without limitation.”

(e)     The word “or” will be interpreted to mean “and/or,” unless the context requires otherwise.

(f)     The words “hereof,” “herein” and “herewith,” and words of similar import, will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(g)    Unless the context requires otherwise or otherwise specifically provided: (i) all references herein to Articles, Sections, Schedules or Exhibits will be construed to refer to Articles, Sections, Schedules and Exhibits of this Agreement; and (ii) reference in any Section to any sub-clauses are references to such sub-clauses of such Section.

17.13.3    Subsequent Events. Unless the context requires otherwise: (a) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (b) any reference to any Applicable Law herein will be construed as referring to such Applicable Law as from time to time enacted, repealed or amended; and (c) subject to Section 17.4 (Assignment), any reference herein to any Person will be construed to include the Person’s successors and assigns.

17.13.4    Headings. Headings, captions and the table of contents are for convenience only and will not be used in the interpretation or construction of this Agreement.

17.13.5    Prior Drafts. No prior draft of this Agreement will be used in the interpretation or construction of this Agreement.

17.13.6    Independent Significance. Although the same or similar subject matter may be addressed in different provisions of this Agreement, the Parties intend that, except as reasonably apparent on the face of this Agreement or as expressly provided in this Agreement, each such provision will be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content).

17.14    Further Assurances. Each Party will execute, acknowledge and deliver such further instruments, and do all such other ministerial, administrative or similar acts, as may be reasonably necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.

17.15    Extension to Affiliates. Except as expressly set forth otherwise in this Agreement, each Party will have the right to extend the rights and obligations granted in this Agreement to one (1) or more of its Affiliates. All applicable terms and provisions of this Agreement, except this right to extend, will apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to the Party extending such rights and obligations. The Party extending the rights and obligations granted hereunder will remain liable for any acts or omissions of any of its Affiliates.

(Remainder of Page Intentionally Left Blank; Signature Page Follows)

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the Effective Date.

NURIX THERAPEUTICS, INC.		GILEAD SCIENCES, INC.

By:	/s/ Arthur T. Sands	By:	/s/ John McHutchison
Name:	Arthur T. Sands	Name:	John McHutchison
Title:	C.E.O.	Title:	CEO, Head of R&D